Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED

COMMON TERMS AGREEMENT

FOR THE LOANS

among

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Borrower,

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P.,

CORPUS CHRISTI PIPELINE GP, LLC, and

ANY OTHER SUBSIDIARY OF THE BORROWER THAT BECOMES A PARTY HERETO

FROM TIME TO TIME AS A GUARANTOR,

as Guarantors,

SOCIÉTÉ GÉNÉRALE,

as the Term Loan Facility Agent on behalf of itself and the Term Lenders,

THE BANK OF NOVA SCOTIA,

as the Working Capital Facility Agent on behalf of itself and the Working Capital Lenders,

Each other Facility Agent that is Party hereto from time to time on behalf of itself and the

Facility Lenders under its Facility Agreement

and

SOCIÉTÉ GÉNÉRALE,

as Intercreditor Agent for the Facility Lenders

Dated as of June 15, 2022

-i-

Second A&R Common Terms Agreement

7.	Permitted Development Expenditures/Expansions		38
	7.1	Permitted Development Expenditures	38
	7.2	Expansion Contracts	38

8.	LNG SPA Covenants		41
	8.1	LNG SPA Maintenance	41
	8.2	LNG SPA Mandatory Prepayment	45
	8.3	Amendment of LNG SPAs	48
	8.4	Sale of Supplemental Quantities	49
	8.5	Payment of LNG Sales Proceeds	49

9.	EPC Contract (Stage 3)		49
	9.1	Change Orders Under the EPC Contract (Stage 3)	49

10.	Reporting by the Borrower		50
	10.1	Accounting, Financial and Other Information	50
	10.2	[Reserved]	51
	10.3	Notices	51
	10.4	Construction Reports	54
	10.5	Operating Budget	57
	10.6	Operating Statements and Reports	58
	10.7	Insurance Reporting	59
	10.8	Copies of Finance Documents	59
	10.9	Stage 3 and Incremental Construction Budget and Schedule	59

11.	Restricted Payments		59
	11.1	Conditions to Restricted Payments	59
	11.2	Certain Restricted Payments	61
	11.3	[Reserved]	61

12.	Loan Party Covenants		61
	12.1	Use of Proceeds	61
	12.2	Maintenance of Existence, Etc.	61
	12.3	Project Construction; Maintenance of Properties	62
	12.4	Books and Records; Inspection Rights	64
	12.5	Material Project Agreements	64
	12.6	Compliance with Law	70
	12.7	Environmental Compliance	71
	12.8	Permits	72
	12.9	Export Authorizations	72
	12.10	FERC Orders	72
	12.11	[Reserved]	73
	12.12	Inspection Rights	73
	12.13	Taxes	73
	12.14	Limitation on Indebtedness	73

-ii-

Second A&R Common Terms Agreement

	12.15	Guarantees	75
	12.16	Limitation on Liens	76
	12.17	Sale of Project Property	76
	12.18	Merger and Liquidation, Sale of All Assets	77
	12.19	Limitation on Investments and Loans	79
	12.20	Nature of Business	80
	12.21	Transactions with Affiliates	81
	12.22	Hedging Arrangements	82
	12.23	Accounts	83
	12.24	Separateness	83
	12.25	[Reserved]	85
	12.26	Auditors	85
	12.27	Gas Supply Arrangements	85
	12.28	Insurance Covenant	85
	12.29	[Reserved]	85
	12.30	Electricity Purchase Agreements	85

13.	Consultants		86
	13.1	Appointment of Consultants	86
	13.2	Replacement and Fees	86
	13.3	Access	87

14.	Conditions to Completion		88
	14.1	Conditions to Occurrence of Stage 3 Completion Date	88

15.	Loan Facility Events of Default		91
	15.1	Loan Facility Events of Default	91
	15.2	Declaration of Loan Facility Declared Default	97
	15.3	Cessation of Loan Facility Declared Default	97
	15.4	Instruction to Intercreditor Agent	97

16.	Common Remedies and Enforcement		98
	16.1	Facility Lender Remedies for Loan Facility Declared Events of Default	98
	16.2	Remedies for Events of Default Under Facility Agreements	99
	16.3	Permitted Actions Under Common Security and Account Agreement	99

17.	Intercreditor Arrangements		99
	17.1	Facility Agents; Facility Lender Action	99
	17.2	Agreement to Comply with Intercreditor Agreement	100
	17.3	Agreement Not to Amend Entrenched Intercreditor Provisions	100

18.	The Intercreditor Agent		101
	18.1	Intercreditor Agreement	101
	18.2	Relationship	102
	18.3	[Reserved]	102
	18.4	Liability	102

-iii-

Second A&R Common Terms Agreement

	18.5	Exoneration	102
	18.6	Reliance	103
	18.7	Resignation and Succession	103

19.	Changes to the Parties		103
	19.1	Represented Parties; Successors and Assigns	103
	19.2	Transfers by the Loan Parties; Accession by New Guarantor	104
	19.3	Replacement of Facility Agents	104
	19.4	Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement	105
	19.5	Mitigation Obligations; Replacement of Lenders	107
	19.6	Transfers by a Facility Lender	110
	19.7	Register	110
	19.8	Resulting Increased Costs	110

20.	Subordination		111
	20.1	Subordination	111

21.	Tax Gross-Up and Indemnities		112
	21.1	Withholding Tax Gross-Up	112
	21.2	Payment of Other Taxes	112
	21.3	Indemnification by the Borrower	112
	21.4	Indemnification by the Facility Lenders	113
	21.5	Status of Facility Lenders and Facility Agents	113
	21.6	Refunds	116
	21.7	Evidence of Payments	116
	21.8	Survival	117
	21.9	Defined Terms	117

22.	Increased Costs		117
	22.1	Increased Costs	117
	22.2	Relationship Between Increased Costs and Taxes	119

23.	Miscellaneous		119
	23.1	Termination	119
	23.2	Right of Set-Off	120
	23.3	Waiver of Immunity	121
	23.4	Expenses	121
	23.5	Calculation of Floating Rate Obligations	123
	23.6	Severability	123
	23.7	Entire Agreement	123
	23.8	Confidentiality	123
	23.9	Notices	124
	23.10	Successors and Assigns; Benefits of Agreement	127
	23.11	Remedies	127

-iv-

Second A&R Common Terms Agreement

23.12	Execution in Counterparts	128
23.13	Governing Law	128
23.14	Waiver of Jury Trial	129
23.15	Consent to Jurisdiction	129
23.16	Amendments	130
23.17	Conflicts	131
23.18	Effectiveness	131
23.19	Limitations on Liability	131
23.20	Survival of Obligations	132
23.21	No Fiduciary Duty	132
23.22	USA Patriot Act Notice	133
23.23	Amendment and Restatement	133
23.24	Acknowledgment Regarding Any Supported QFCs	133
23.25	Permanent Discontinuation of Term SOFR	134
23.26	Restricted Lenders	137

-v-

Second A&R Common Terms Agreement

SCHEDULES

-vi-

Second A&R Common Terms Agreement

-vii-

Second A&R Common Terms Agreement

SECOND AMENDED AND RESTATED

COMMON TERMS AGREEMENT

FOR THE LOANS

This SECOND AMENDED AND RESTATED COMMON TERMS AGREEMENT FOR THE LOANS, dated as of June 15, 2022 (the “Common Terms Agreement” or this “Agreement”), is made among:

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (the “Borrower”),

CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCL”),

CHENIERE CORPUS CHRISTI PIPELINE, L.P., a limited partnership organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP”),

CORPUS CHRISTI PIPELINE GP, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP GP”),

Each other Subsidiary of the Borrower that is a Party hereto from time to time in accordance with this Agreement and the other Finance Documents as a guarantor (together with CCL, CCP, and CCP GP the “Guarantors”),

SOCIÉTÉ GÉNÉRALE, as the Facility Agent for the Term Lenders under the Term Loan Facility Agreement on behalf of itself and the Term Lenders (the “Term Loan Facility Agent”),

THE BANK OF NOVA SCOTIA, as the Facility Agent for the Working Capital Lenders under the Working Capital Facility Agreement on behalf of itself and the Working Capital Lenders (the “Working Capital Facility Agent”),

Each other Facility Agent that is Party hereto from time to time in accordance with this Agreement and the other Finance Documents on behalf of itself and the Facility Lenders under its Facility Agreement, and

SOCIÉTÉ GÉNÉRALE, as the intercreditor agent for the Facility Lenders on the terms and conditions set forth in the Intercreditor Agreement (in such capacity, the “Intercreditor Agent”).

1.	DEFINITIONS AND INTERPRETATION

(a)

Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules shall have the meanings assigned to them in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions).

Second A&R Common Terms Agreement

§2.1

(b)

In this Agreement and the Schedules hereto, except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) shall apply.

2.	GENERAL PRINCIPLES OF THE LOANS

2.1	Purpose and Scope of the Loans

(a)

The Borrower shall use the proceeds of any Senior Debt for the respective purposes specified in the relevant Facility Agreement or other applicable Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt is incurred.

(b)

No Facility Lender or Facility Agent or the Intercreditor Agent is bound to monitor or verify the application of any amount borrowed by the Borrower pursuant to this Agreement or any other Finance Document.

2.2	Sequence of Advances of Senior Debt

(a)

Subject to meeting the applicable conditions in Article 4 (Conditions Precedent) and during the Term Loan Availability Period, Advances by the Term Lenders under the Term Loan Facility Agreement in respect of Term Loan Facility Debt Commitments shall be made until the available Term Loan Facility Debt Commitments are reduced to zero.

(b)	The sequencing of Advances under any Senior Debt (including Additional Senior Debt) shall be as set forth in the Senior Debt Instrument for such Senior Debt.

2.3	Disbursement Procedures

(a)	All disbursements of Loans shall be made to the Borrower (except as otherwise provided in the Finance Documents).

(b)

Disbursements of Loans shall be requested by the Borrower in a duly completed Disbursement Request substantially in the form set forth in the applicable Facility Agreement and may be requested as provided in the relevant Facility Agreement.

(c)

The Borrower shall request disbursements of Loans by delivering to the Intercreditor Agent and each Facility Agent in respect of the Loans being requested a Disbursement Request in accordance with Section 2.4 (Pro Rata Advances) and the terms of the relevant Facility Agreement.

Second A&R Common Terms Agreement

§2.4

(d)

Each Disbursement Request shall be irrevocable and the obligation of each Facility Lender to make an Advance of Loans under its Facility Agreement shall be subject to prior satisfaction of each of the conditions precedent to such Advance set forth in such Facility Agreement.

2.4	Pro Rata Advances

(a)

Except with respect to (i) any Facility Debt Commitments that have been suspended pursuant to any Facility Agreement (ii) Loans the proceeds of which are to be used for specified purposes, including Working Capital Debt and Expansion Senior Debt, as specified in the applicable Facility Agreements and (iii) Advances to pay interest and commitment fees during the Availability Period under a respective Facility Agreement (which shall be borrowed pursuant to the terms of such respective Facility Agreement), the Borrower shall borrow concurrently under each of the Facility Agreements whose Facility Debt Commitments have not been fully borrowed or cancelled and shall borrow pro rata in the proportion that the unborrowed portion of each Facility Lender’s Facility Debt Commitment bears to the total of the unborrowed portion of the Senior Debt Commitments of all relevant Facility Lenders under the applicable Facility Agreements. If Advances cannot be made exactly pro rata due solely to minimum disbursement amounts and required integral multiples of disbursements under any Facility Agreement, Advances shall be made in amounts as near to such exactly proportionate amounts as possible, to the extent reasonably practicable and in a manner that is consistent, fair and equitable across affected Facility Agreements, and shall be deemed to be Advances in compliance with this Section 2.4 (Pro Rata Advances).

(b)

The Borrower shall promptly notify the Intercreditor Agent (providing reasonably sufficient details) if funds are not received from any Facility Lender by the close of business on the next succeeding Business Day after the date on which any such disbursement is due to be received.

2.5	Interest

Interest shall accrue on each Loan at the times and in the amounts specified in the relevant Facility Agreement.

2.6	Currency

(a)	The Borrower shall only submit a Disbursement Request denominated in whole US Dollars except in the case of:

(i)	the final Advance under a Facility Agreement; and

Second A&R Common Terms Agreement

§2.7

(ii)	any Advance, in whole or in part, in respect of the payment of interest or commitment fees.

(b)	All Loans shall be stated, made and disbursed in US Dollars.

(c)	The portion of any Advance comprising funds under any Facility Agreement shall not exceed the available Facility Debt Commitment under such Facility Agreement.

(d)	The minimum quantum of any Advance under a Facility Agreement shall be as specified in such Facility Agreement.

(e)	The Borrower shall make all payments of any amount with respect to the Loans (whether comprising fees, interest, principal, premium, if any, or Breakage Costs) in US Dollars.

2.7	[Reserved]

3.	REPAYMENT, PREPAYMENT AND CANCELLATION

3.1	CTA Payment Dates

(a)

Subject to the relevant Facility Agreement, the Borrower shall pay the interest, and repay the principal on each Loan made available to it under each Facility Agreement in installments, which shall be payable on each CTA Payment Date up to and including the Final Maturity Date under such Facility Agreement.

(b)

The Borrower shall ensure that any Senior Debt Instrument (other than any Senior Notes Indenture) provides that the dates for payment of principal under each such Senior Debt Instrument coincide with the Quarterly Payment Dates.

(c)	The interest periods, date of first payment of interest and date of first repayment of principal in respect of Loans shall be as specified in the Facility Agreements.

(d)

The amount of Senior Debt Obligations payable by the Borrower on any CTA Payment Date shall be calculated in accordance with the provisions of the Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt was incurred as follows:

Second A&R Common Terms Agreement

§3.2

(i)	in respect of principal payments, based on the Amortization Schedule or other principal repayment requirements applicable to the applicable Facility Agreement;

(ii)	in respect of interest payments, in accordance with the provisions of the applicable Facility Agreement;

(iii)	in respect of Permitted Senior Debt Hedging Liabilities, in accordance with the provisions of the applicable Permitted Senior Debt Hedging Instrument; and

(iv)	in respect of all other Senior Debt Obligations, in accordance with the applicable Senior Debt Instrument and the Finance Documents.

(e)	The Borrower shall repay on the Final Maturity Date set forth under each Facility Agreement the full amount of the Loans then-outstanding under each such Facility Agreement.

(f)

If any payment due under a Loan or any other amount owed to any Facility Lender falls due on a day which is not a “business day” under the terms of the applicable Facility Agreement, the due date for such payment shall be determined in accordance with the terms of such Facility Agreement, except in the case of the Final Maturity Date under a Facility Agreement, in which case the due date for such payment with respect to such Facility Agreement shall be the immediately preceding Business Day; provided, in each case, that if the due date for any payment under a Loan is extended or shortened as a result of such determination, such extended or shortened period, as the case may be, shall be used in the computation of the amount of interest owed on such extended or shortened due date.

3.2	Right of Repayment and Cancellation in Relation to a Single Facility Lender

(a)

Except as otherwise provided in the relevant Facility Agreement, if any of the circumstances in Section 19.5(c) (Mitigation Obligations; Replacement of Lenders) occurs (other than an Illegality Event, which is addressed under Section 3.4(a)(vi) (Mandatory Prepayments - Illegality)), the Borrower shall have the right (but not the obligation) to give the Intercreditor Agent and the relevant Facility Lender written notice of its intention to cancel the Facility Debt Commitments and repay the Loans of the Facility Lender affected by the relevant circumstance, at least three Business Days in advance in the case of Senior Debt Obligations under the Term Loan Facility Agreement and two Business Days in advance in the case of Senior Debt Obligations under the Working Capital Facility Agreement.

Second A&R Common Terms Agreement

§3.3

(b)	On receipt of a notice referred to in clause (a) above:

(i)	the Facility Debt Commitment of such Facility Lender shall immediately be reduced to zero; and

(ii)

the Borrower shall, subject to Section 3.5(c) (Voluntary Prepayments) repay (on a non-pro rata basis) all Senior Debt Obligations owed to such Facility Lender on the last day of the relevant interest period which ends after the Borrower has given notice under clause (a) above (or, if earlier, the date specified by the Borrower in such notice or as required by law).

(c)

Such repayment may be made with the proceeds of Replacement Senior Debt incurred in accordance with Section 6.3 (Replacement Senior Debt) or with other funds then available to the Borrower and permitted under the Finance Documents to be used for such purpose.

3.3	No Repayments or Prepayments

No repayments or prepayments of any Loan may be made other than the repayments or prepayments expressly required or permitted by this Article 3 (Repayment, Prepayment and Cancellation) and, with respect to each Loan, the applicable Facility Agreement.

3.4	Mandatory Prepayments

(a)	Except in the following circumstances, no mandatory prepayments of the Loans are required to be made by the Borrower.

(i)	Insurance and Condemnation Proceeds

The Borrower shall make any prepayments of the Loans required to be made with respect to certain Insurance Proceeds and Condemnation Proceeds in accordance with Section 5.2 (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement.

(ii)	[Reserved]

(iii)	[Reserved]

(iv)	LNG SPA Payment Events

The Borrower shall make prepayments (if any) of Loans and cancel Senior Debt Commitments as may be required upon the occurrence of a LNG SPA Prepayment Event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment).

Second A&R Common Terms Agreement

§3.4

(v)	Change of Control

In the event of a Change of Control, the Borrower shall make prepayments (if any) of Loans, pursuant to a mandatory prepayment offer that shall be made by the Borrower to each Facility Lender to prepay such Facility Lender’s outstanding Senior Debt Obligations at par and cancel any remaining Facility Debt Commitments by notice given contemporaneously with or otherwise not more than 30 days following the occurrence of such Change of Control.

(vi)	Illegality

Except as otherwise provided in a Facility Agreement, upon the Intercreditor Agent providing notice to the Borrower of an Illegality Event with respect to a Facility Lender (together with the related information about such illegality described in Section 19.5 (Mitigation Obligations; Replacement of Lenders)), and subject to Section 19.5 (Mitigation Obligations; Replacement of Lenders):

(A)

the Facility Debt Commitment of such Facility Lender shall be suspended until such date during the applicable Availability Period that such Facility Lender notifies its Facility Agent that the circumstances giving rise to such determination no longer exist, provided that if the Borrower notifies the affected Facility Lender and the Intercreditor Agent that it intends to exercise its rights under Section 19.5 (Mitigation Obligations; Replacement of Lenders) to require an assignment of the Facility Lender’s rights, interests and commitments as a result of the Illegality Event, the Facility Debt Commitments shall be transferred to the assignee Facility Lender and not suspended as set forth herein; and

(B)	the Borrower shall repay any principal and interest outstanding in respect of such Facility Lender’s Loans on the earlier of:

(1)	the next succeeding Quarterly Payment Date falling at least 60 days after the date on which the Intercreditor Agent has provided such notice to the Borrower; and

(2)	the date (if any) required under applicable law.

For the avoidance of doubt, the Borrower may also require the Facility Lender to assign its rights, interests and obligations in accordance with Section 19.5 (Mitigation Obligations; Replacement of Lenders) upon the occurrence of an Illegality Event, which assignment shall extinguish the need for this mandatory prepayment if it occurs prior to the date such mandatory prepayment is required to have occurred.

Second A&R Common Terms Agreement

§3.4

(vii)	Sale of Project Property

To the extent the Borrower is required to use any Net Cash Proceeds of a sale of Project Property to make a prepayment under any Senior Debt Instrument, the Borrower shall make a pro rata prepayment of Loans pursuant to Section 2.3 (Payments and Prepayments) of the Common Security and Account Agreement.

(viii)	Restricted Payments

Except if a Loan Facility Declared Default has occurred and is Continuing following the delivery of the notice provided under Section 4.6(b) (Control and Investment of Funds in Accounts) of the Common Security and Account Agreement (in which case the cash waterfall provided in Section 4.8 (Accounts During the Continuance of a Declared Event of Default) of the Common Security and Account Agreement shall apply), if the Borrower has not met the conditions to make a Restricted Payment pursuant to Section 11.1 (Conditions to Restricted Payments) for six consecutive quarters (other than as a result of a failure to meet the condition in Section 11.1(d) (Conditions to Restricted Payments), which is addressed instead by the mandatory prepayment in sub-clause (iv) (LNG SPA Payment Events) above), and for as long as such failure to meet such conditions is continuing, on each Quarterly Payment Date during such period the Borrower will make a mandatory prepayment with the amount that would otherwise have been available for a Restricted Payment at the ninth level of the cash waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement less any amounts reasonably estimated to be due and payable at any higher level of the cash waterfall within the 30 days following such Quarterly Payment Date.

(b)	Mandatory prepayments to Facility Lenders will be made with accrued interest.

(c)

Except as provided in Section 3.7 (Pro Rata Payment), mandatory prepayments will be applied pro rata among each Senior Creditor Group under this Agreement based on the Loans outstanding on the date of such prepayment.

Second A&R Common Terms Agreement

§3.5

(d)	All mandatory prepayments under this Section 3.4 (Mandatory Prepayments) shall be paid and applied in inverse order of maturity.

3.5	Voluntary Prepayments

(a)

Except as otherwise provided in any applicable Facility Agreement with respect to voluntary prepayments, the Borrower shall have the right, exercisable upon notice to the Intercreditor Agent as set forth in the applicable Facility Agreement (which, in the case of the Term Loan Facility Agreement shall be at least three Business Days in advance in the case of Senior Debt Obligations under the Term Loan Facility Agreement and in the case of the Working Capital Facility Agreement shall be at least two Business Days in advance in the case of Senior Debt Obligations under the Working Capital Facility Agreement), to make voluntary prepayments of Loans, either in whole or in part, at any time.

(b)

Each notice of voluntary prepayment shall be irrevocable, except that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments in respect of Replacement Senior Debt, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent on or prior to the specified effective date) if such condition is not satisfied. Within 30 days after the revocation of the notice of voluntary prepayment in accordance with the provisions of this clause (b), the Borrower shall pay any Breakage Costs incurred by any Facility Lender as a result of such notice and revocation.

(c)

The Borrower may not make a voluntary prepayment with respect to Term Loans prior to Substantial Completion under the EPC Contract (Stage 3) unless it certifies to the Intercreditor Agent that such voluntary prepayment will not have a material adverse effect on the Borrower’s ability to fund (on the basis of all other available funds, including remaining available Senior Debt Commitments, funds in the Construction Account and the Equity Proceeds Account, irrevocably committed Equity Funding (if any) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs) the remaining expenditures required for the Stage 3 Development up to, and to achieve the Stage 3 Completion Date by, the Stage 3 Date Certain.

(d)

Except as provided in Section 3.7 (Pro Rata Payment), voluntary prepayments will be applied pro rata among each Senior Creditor Group under this Agreement based on the Loans outstanding on the date of such prepayment and in inverse order of maturity.

Second A&R Common Terms Agreement

§3.6

3.6	Prepayment Fees and Breakage Costs

Any prepayment (whether a mandatory prepayment or voluntary prepayment) of Loans or cancellation of Facility Debt Commitments, including prepayments or cancellations made in accordance with this Article 3 (Repayment, Prepayment and Cancellation), Section 6.3 (Replacement Senior Debt) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) shall, in each case, be made without any prepayment charges, fees, premium, penalty or other charges other than (a) Breakage Costs incurred (if any are required to be paid pursuant to the terms of the applicable Facility Agreement) and (b) prepayment fees, premia, penalties or charges specified in any Facility Agreement, including for Working Capital Debt. Unless otherwise specified in an individual Facility Agreement, Breakage Costs (if any) with respect to any prepayment shall be payable only if such prepayment is made on a date other than a CTA Payment Date.

3.7	Pro Rata Payment

Except to the extent that any Facility Lender waives or declines receipt of its Pro Rata Payment of any prepayment in accordance with the terms of any Senior Debt Instrument to which it is a party, at any time the Borrower makes a payment or prepayment in whole or in part of the Senior Debt Obligations owed to one or more Facility Lenders, the Borrower shall make a Pro Rata Payment to all other Facility Lenders; provided that:

(a)

except as otherwise provided in any individual Facility Agreement, the mandatory prepayments described in Section 3.4(a)(vi) (Mandatory Prepayments – Illegality) will be applied pro rata only to the affected Loans and not pro rata to each Loan;

(b)

(i) a voluntary prepayment of Loans made under the Term Loan Facility Agreement or any other Facility Agreement for Loans that are not Working Capital Debt may be made without a pro rata repayment of Loans under any Facility Agreement for Working Capital Debt (and, conversely, a voluntary prepayment of Loans under any Facility Agreement for Working Capital Debt may be made without a voluntary prepayment of Loans under any other Facility Agreement) and (ii) only the mandatory prepayments set forth in Section 3.4(a)(v) (Mandatory Prepayments – Change of Control) will be applied pro rata with respect to any Working Capital Debt; and

(c)	the following prepayments will not be subject to the pro rata payment requirement:

(i)

a voluntary or mandatory prepayment of Loans to Facility Lenders under a Facility Agreement, whose Loans thereunder have been amended and extended in accordance with its terms, to the extent such Facility Lenders have agreed to a non pro rata prepayment, in which case prepayments to such Facility Lenders shall be made on the basis set forth in the relevant Facility Agreement, as amended and extended, in accordance with the terms of such agreement;

Second A&R Common Terms Agreement

§3.8

(ii)

a voluntary prepayment of Loans to only certain affected Facility Lenders or only Facility Lenders under certain affected Facility Agreements made pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) or comparable provisions to those described in Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) under a Facility Agreement;

(iii)	a voluntary prepayment that is financed with proceeds of Replacement Senior Debt; provided that such prepayment will be pro rata across all then-outstanding Loans except for Working Capital Debt; and

(iv)

a payment or prepayment to a Senior Creditor if such payment or prepayment is made in the applicable circumstances set forth in sub-clauses (B), (C), (D) and (E) of Section 2.3(a)(ii) (Pro Rata Payment of Senior Debt Obligations) of the Common Security and Account Agreement.

3.8	Reductions and Cancellations of Facility Debt Commitments

(a)

The Borrower may cancel Facility Debt Commitments, in whole or in part, pro rata among each Facility Lender (except, in each case, in the case of a cancellation of Facility Debt Commitments as a result of an inability to meet specific requirements in the Facility Agreement or otherwise in the case where the Borrower is entitled to make a non-pro rata cancellation or prepayment pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) and Section 3.7 (Pro Rata Payment)), subject to any minimum cancellation amounts required under the Facility Agreement, by giving notice to the Intercreditor Agent at least three Business Days in advance in the case of Senior Debt Obligations under the Term Loan Facility Agreement and two Business Days in advance in the case of Senior Debt Obligations under the Working Capital Facility Agreement, or such other notice period required under the applicable Facility Agreement; provided that a notice of cancellation may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments in respect of Replacement Senior Debt, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent on or prior to the specified effective date) if such condition is not satisfied.

Second A&R Common Terms Agreement

§3.9

(b)	[Reserved]

(c)

The Borrower may not make a voluntary cancellation under this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) with respect to the Term Loans prior to Substantial Completion under the EPC Contract (Stage 3) unless it certifies to the Intercreditor Agent that such voluntary cancellation shall not have a material adverse effect on the Borrower’s ability to fund (on the basis of all other available funds, including remaining available Senior Debt Commitments, funds in the Construction Account and the Equity Proceeds Account, irrevocably committed Equity Funding (if any) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs) the remaining expenditures required for the Stage 3 Development up to, and in order to achieve the Stage 3 Completion Date by, the Stage 3 Date Certain.

(d)

Notwithstanding anything in this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments), the procedure for cancellation related to a mandatory prepayment pursuant to Section 3.4 (Mandatory Prepayments) shall be subject to the terms of the applicable mandatory prepayment in Section 3.4 (Mandatory Prepayments) or elsewhere in the Finance Documents and not this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments).

3.9	Late Payments

Except as otherwise provided under any Facility Agreement, if any amounts required to be paid by the Borrower under this Agreement or the other Finance Documents (including principal or interest payable on any disbursement and any fees and other amounts otherwise payable to any Secured Party) remain unpaid after such amounts are due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on the overdue amount (including, to the extent allowable under applicable law, on overdue interest) from the date due until such past due amounts are paid in full at a per annum rate equal to the Default Rate and such interest shall be payable on demand.

3.10	No Borrowing or Reinstatement

No amounts of Loans which have been cancelled, repaid or prepaid in accordance with this Article 3 (Repayment, Prepayment and Cancellation) and the relevant Facility Agreement may be reborrowed; provided that Working Capital Debt may be repaid and reborrowed in accordance with the terms of its applicable Facility Agreement.

Second A&R Common Terms Agreement

§4.1

4.	CONDITIONS PRECEDENT

4.1	Conditions to Stage 3 Closing

The Stage 3 Closing shall be subject to the satisfaction or waiver of each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to, and, where applicable, with sufficient copies for, the Term Loan Facility Agent acting on the instructions of the Term Lenders under the Term Loan Facility Agreement:

(a)	Execution and Delivery of the Stage 3 Finance Documents. Receipt by the Security Trustee and the Intercreditor Agent of true, complete and correct copies of:

(i)	the Term Loan Facility Agreement;

(ii)

the Finance Documents (including the Stage 3 Finance Documents but excluding any currently outstanding Permitted Hedging Instruments which were delivered to the Security Trustee upon the execution thereof) to which the Term Lenders are, and/or the Term Loan Facility Agent in its capacity as Senior Creditor Group Representative of the Term Lenders is a party;

(iii)

the Stage 3 and Incremental Material Project Agreements (excluding any Linked LNG SPA forming a part of a Linked GSA-SPA that is a Stage 3 LNG SPA, if such Linked LNG SPA has not been entered into as of the Stage 3 Closing Date);

(iv)	the Stage 3 Material Real Property Documents; and

(v)	the EPC Contract (Stage 3);

(b)	[Reserved]

(c)	[Reserved]

(d)	Material Project Agreements. Receipt by the Intercreditor Agent of:

(i)

a certification from the Borrower that, as of the Stage 3 Closing Date, each of the Stage 3 and Incremental Material Project Agreements (except (A) if not effective solely due to conditions precedent in such agreements to be fulfilled by the occurrence of the Initial Advance, the making by the Borrower of a final investment decision with respect to an additional liquefaction Train, the issuance of a “notice to proceed” under the EPC Contract (Stage 3), the occurrence of the Stage 3 Closing Date, (B) the CPC Novated

Second A&R Common Terms Agreement

§4.1

LNG SPA, if the “Novation Date” (as defined in the CPC Novation Agreement) has not occurred as of the Stage 3 Closing Date, (C) the Sinochem Novated LNG SPA, if the “Novation Date” (as defined in the Sinochem Novation Agreement) has not occurred as of the Stage 3 Closing Date and (D) any Linked LNG SPA forming a part of a Linked GSA-SPA that is a Stage 3 LNG SPA, if such Linked LNG SPA has not been entered into as of the Stage 3 Closing Date) is in full force and effect; and

(ii)	a certification from the Borrower that, as of the Stage 3 Closing Date no material default has occurred and is continuing under any Material Project Agreement;

(e)

FERC Order and Export Authorizations. The Stage 3 FERC Order and Incremental Export Authorizations (including, with respect to the LNG exports from the Stage 3 Development) are (i) in full force and effect and (ii) free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Loan Party does not expect to be able to satisfy on or prior to commencement of the relevant stage of the Stage 3 Development except to the extent such failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect; provided that the continued inclusion of CMI as a party (in addition to CCL) to which such Export Authorizations are issued shall not prevent this condition precedent from being satisfied subject to, and for so long as, the CMI Export Authorization Letter remains in full force and effect and no default or unmatured event of default exists thereunder and the Borrower so certifies;

(f)

Opinions from Counsel. Receipt by the Intercreditor Agent, the Security Trustee, the Account Bank, the Term Loan Facility Agent and the Term Lenders, and the Working Capital Facility Agent and the Working Capital Lenders (each, in its capacity as a lender under a Facility Agreement, being a “Facility Lender” as defined in Schedule A (Common Definitions and Rules of Interpretation), of customary legal opinions and reliance letters related to the Loan Parties and the Stage 3 Development in form and substance reasonably satisfactory to the Intercreditor Agent;

(g)	Project Development. Receipt by the Intercreditor Agent of true, complete and correct copies of:

(i)

a certificate of the Borrower attaching the Stage 3 and Incremental Construction Budget and Schedule, substantially in the form attached as Schedule D - 1 (Stage 3 and Incremental Construction Budget and Schedule – Construction Budget) and Schedule D - 2 (Stage 3 and Incremental Construction Budget and Schedule –

Second A&R Common Terms Agreement

§4.1

Construction Schedule) hereto, and certifying that (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; and (B) such budget and schedule is consistent with the requirements of the Transaction Documents;

(ii)

a certificate of the Borrower attaching the Base Case Forecast and certifying that (A) the projections in the Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Stage 3 and Incremental Construction Budget and Schedule and the Transaction Documents;

(iii)	a due diligence report of the Independent Engineer, dated as of May 14, 2022, with respect to the Stage 3 Development;

(iv)	a due diligence report prepared by the Market Consultant, dated as of April 2022, with respect to the Stage 3 Development, as well as Addenda 1 and 2 thereto; and

(v)	a due diligence report prepared by the Environmental and Social Consultant, dated as of May, 2022, with respect to compliance with Environmental and Social Standards, as well as Addendum 1 thereto.

(h)

Financial Statements. Receipt by the Intercreditor Agent of copies, as certified by the Borrower, of the (i) most recent audited annual and any subsequent unaudited quarterly consolidated financial statements of the Borrower (which, for the avoidance of doubt, will not reflect the effect of the merger between Stage 3 Co. and CCL and any assets to be transferred to the Loan Parties as of the Stage 3 Closing Date), (ii) most recent audited annual and any subsequent unaudited quarterly financial statements of the Sponsor and (iii) unaudited balance sheet as of March 31, 2022 and cash flow statement for the period between January 1, 2022 and March 31, 2022 of Stage 3 Co.;

(i)

Insurance. Receipt by the Intercreditor Agent of a final due diligence report from the Insurance Advisor confirming that the insurance policies to be provided in compliance with Section 12.28 (Insurance Covenant) hereto conform to the insurance requirements of Schedule L (Schedule of Minimum Insurance) and are in accordance with Prudent Industry Practice;

Second A&R Common Terms Agreement

§4.1

(j)

Real Property. Receipt by the Security Trustee of (i) a list of Stage 3 Material Real Property Documents of the Loan Parties as of the Stage 3 Closing Date, specifying the Real Property Documents related to Real Estate acquired by the Loan Parties in connection with the Stage 3 Development, as set forth as Schedule U-2 (Stage 3 Material Real Property Documents) hereto, (ii) the Stage 3 Survey (conforming to the requirements specified in the definition of such term) and (iii) a Title Policy with respect to the site of the Stage 3 Terminal Facilities (conforming to the requirements specified in the definition of such term);

(k)

Know Your Customer Requirements. Receipt by the Intercreditor Agent and each of the Term Lenders, at least five Business Days prior to the Stage 3 Closing Date (other than with respect to corporate resolutions and incumbency, which shall be delivered on the Stage 3 Closing Date), with respect to each of the Loan Parties, Holdco and the Sponsor, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) that are required in order for each Facility Lender to carry out all necessary “know your customer” or similar requirements and such other information that may reasonably be required by each Term Lender to address such requirements, including those reasonably required to ensure compliance with anti-money laundering procedures in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Term Lender at or prior to the Stage 3 Closing Date (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (k));

(l)	Officer’s Certificates. Receipt by the Intercreditor Agent of a copy of a duly executed certificate of Holdco and each of the Loan Parties:

(i)

attaching a copy of the Constitutional Documents of Holdco and each of the Loan Parties, together with any amendments thereto (and certifying that such Constitutional Documents have not been revoked or amended since the date of the attached Constitutional Documents);

(ii)

attaching copies of resolutions approving the Loan Parties’ entry into the Stage 3 Finance Documents and Stage 3 and Incremental Material Project Agreements (and to the extent Holdco will be party to any of the foregoing, copies of resolutions approving Holdco’s entry thereto) and certifying that such resolutions have not been revoked or amended since the date of adoption thereof;

(iii)	attaching incumbency certificates in respect of signatories; and

(iv)	certifying that the conditions in clauses (m) (Representations and Warranties), (aa) (No Force Majeure) and (cc) (Litigation; Regulatory Action) below have been met;

Second A&R Common Terms Agreement

§4.1

(m)

Representations and Warranties. Each of the Initial Representations and the Repeated Representations of the Loan Parties as set forth under Article 5 (Representations and Warranties of the Loan Parties) of this Agreement are true and correct in all material respects (except for those qualified by materiality, each of which shall be true and correct in all respects) as to such Loan Party on and as of the Stage 3 Closing Date as if made on and as of the Stage 3 Closing Date (or if stated to have been made solely as of an earlier date, as of such earlier date);

(n)	[Reserved]

(o)	Lien Search: Perfection of Security. Receipt by the Intercreditor Agent of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:

(i)

completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware and the State of Texas, and if applicable, San Patricio County and Nueces County, and any other jurisdiction reasonably requested by any of the Facility Agents that name any Loan Party or Holdco as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within 15 Business Days prior to the Stage 3 Closing Date; and

(ii)

UCC financing statements, fixture filings or other filings reflecting the Liens granted pursuant to the Common Security and Account Agreement and the other Security Documents, to the extent such filings were not previously delivered to the Intercreditor Agent;

(p)	[Reserved]

(q)

Authority to Conduct Business. Receipt by the Intercreditor Agent of satisfactory evidence, including certificates of good standing, dated no more than five Business Days prior to the Stage 3 Closing Date (unless otherwise agreed by the Intercreditor Agent), from the Secretaries of State of the State of Texas and the State of Delaware, of the authority of each Loan Party to carry on its business;

(r)	[Reserved]

(s)	[Reserved]

Second A&R Common Terms Agreement

§4.1

(t)

Base Case Forecast. Receipt by the Intercreditor Agent of a certificate of the Borrower attaching a Base Case Forecast that demonstrates: (i) that all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) is capable of amortization through the terms of the Qualifying LNG SPAs; (ii) that the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of additional Loans under the Term Loan Facility Agreement is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the Stage 3 Closing Date through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of additional Loans under the Term Loan Facility Agreement); and (iii) a Stage 3 Senior Debt/Equity Ratio no greater than 50:50;

(u)

Lien Waivers. Receipt by the Intercreditor Agent of the Pre-NTP Work Lien Waiver and Subordination Instruments (which, in the case of the instruments described in clauses (r) to (ee) of the definition thereof, shall be required to be delivered only to the extent received by the Borrower) in connection with work performed prior the issuance of the “notice to proceed” under the EPC Contract (Stage 3);

(v)	[Reserved]

(w)

Flood Certificate. The Borrower has delivered a Flood Certificate to the Intercreditor Agent conforming to the requirements set forth in Section 14 (Flood Insurance) of Schedule L (Schedule of Minimum Insurance);

(x)	[Reserved]

(y)	Notes. Receipt of copies of the notes requested by the Term Lenders pursuant to the Term Loan Facility Agreement, as applicable, duly authorized, executed and delivered by the Borrower;

(z)	[Reserved]

(aa)

No Force Majeure. To the knowledge of the Loan Parties, no event of force majeure (as defined under the applicable Material Project Agreement) has occurred and is continuing under any Material Project Agreement the consequences of which could reasonably be expected to have a Material Adverse Effect;

Second A&R Common Terms Agreement

§4.2

(bb)

Adequacy of Funds. Receipt by the Intercreditor Agent of evidence that the (i) Senior Debt Commitments, (ii) Equity Funding commitments (if any), (iii) funds in the Construction Account and the Equity Proceeds Account and (iv) projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs in each case under the updated Base Case Forecast, shall be sufficient to achieve the Stage 3 Completion Date by the Stage 3 Date Certain;

(cc)

Litigation; Regulatory Action. There is no (i) litigation, arbitration or similar proceeding, or (ii) dispute, litigation, investigation or proceeding between any Governmental Authority and a Loan Party, in each case, which either (A) involves the Development, is pending or threatened in writing and would reasonably be expected to have a Material Adverse Effect, or (B) is with respect to the Term Loan Facility Agreement or the financing contemplated thereunder;

(dd)	Environmental and Social Management Plan. Receipt by the Intercreditor Agent of an Environmental and Social Management Plan;

(ee)	Stage 3 Co. Merger. The merger of Stage 3 Co. with and into CCL has become effective pursuant to a filing of a certificate of merger in respect thereof in the State of Delaware; and

(ff)	Exit consent. Receipt by the Intercreditor Agent of a copy of each of the TLFA Assignment and Assumption Agreements.

4.2	[Reserved]

4.3	[Reserved]

4.4	[Reserved]

4.5	Satisfaction of Conditions

(a)

In relation to the Stage 3 Closing, if each of the conditions precedent set forth in Section 4.1 (Conditions to Stage 3 Closing) has been satisfied or waived, (i) the Borrower shall deliver to the Intercreditor Agent a certificate to such effect (such certificate, the “Closing Conditions Certificate”), (ii) the Intercreditor Agent shall deliver the Closing Conditions Certificate to the Term Loan Facility Agent and (iii) unless a separate instrument effecting any such waiver has been signed by each of the relevant Parties, the Intercreditor Agent shall countersign the Closing Conditions Certificate and deliver the same to the Borrower and the Term Loan Facility Agent, solely for the purpose of acknowledging receipt of the Closing Conditions Certificate and confirming such waivers (if any), and deliver such countersigned certificate to the Borrower or otherwise provide the Borrower with a written confirmation of its receipt of the Borrower’s Closing Conditions Certificate (such countersigned Closing Conditions Certificate, or such Closing Conditions Certificate together with the Intercreditor Agent’s written confirmation of receipt thereof, is collectively referred to as the “Closing Notice”). The occurrence of the Stage 3 Closing is subject to the Intercreditor Agent’s delivery of the Closing Notice to the Borrower prior to or concurrently with the Stage 3 Closing.

Second A&R Common Terms Agreement

§5.1

(b)	[Reserved]

(c)

In relation to each Advance of Loans made under any Senior Debt (including Additional Senior Debt), subject to the terms of this Agreement, such Advance shall be subject to satisfaction or waiver of such conditions precedent as may be set forth in the Facility Agreement for such Senior Debt.

(d)

In relation to each Advance of Loans under a Facility Agreement, the Intercreditor Agent may waive one or more conditions precedent set out in this Article 4 (Conditions Precedent) or any additional conditions to disbursements under the applicable Facility Agreement upon receiving instructions regarding any such waiver from the Facility Agent under the Facility Agreement related to such Advance of Loans and the Intercreditor Agent shall promptly notify the Borrower of such waiver.

(e)

The conditions precedent in this Article 4 (Conditions Precedent) and under any Facility Agreement shall be interpreted to permit a single certificate from a Party certifying as to matters required by multiple sections and subsections of this Article 4 (Conditions Precedent).

5.	REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

5.1	Initial Representations and Warranties of the Loan Parties

Each Loan Party makes the following, and no other, common representations and warranties to each Facility Lender. Each such representation and warranty is made at the Stage 3 Closing Date only, except for the representations in clauses 5.1(b) (Material Permits) and 5.1(f) (Legal Name and Place of Business) below, which shall also be made on the date of the Initial Advance:

(a)	Conduct of Business

In respect of each Loan Party, it is not engaged in any business other than the Permitted Business.

(b)	Material Permits

(i)	All material Permits (other than the FERC Orders and the Export Authorizations) necessary for the Development are set forth in Schedule F (Material Permits) hereto, and:

Second A&R Common Terms Agreement

§5.1

(A)

as to those identified as such in the relevant schedule, have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal to the issuing agency, and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule F (Material Permits) hereto or as to Permits that do not have limits on appeal periods);

(B)

as to those identified as such in the relevant schedule, are expected by the Loan Parties to be obtained in the ordinary course by the time they are necessary or, if not so obtained, could not reasonably be expected to have a Material Adverse Effect; and

(C)

in the case of the Permits described in sub-clause (A) above, are, or, in the case of the Permits described in sub-clause (B) above, are reasonably expected to be, free from conditions or requirements:

(1)	the compliance with which could reasonably be expected to have a Material Adverse Effect; or

(2)

which the Loan Parties do not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(ii)

In respect of each Loan Party, to its Knowledge, there is no action, suit or proceeding pending with respect to any material Permit set forth in Schedule F (Material Permits) attached hereto that could reasonably be expected to result in a Material Adverse Effect.

(c)	Compliance with Laws

Except to the extent already contemplated under the other Sections of this Article 5 (Representations and Warranties of the Loan Parties) hereof, each Loan party is in material compliance with all material applicable laws, rules, regulations and orders.

(d)	No Employees

None of the Loan Parties has any current or former employees.

Second A&R Common Terms Agreement

§5.1

(e)	Labor Matters

In respect of each Loan Party, no strikes, lockouts or slowdowns in connection with it or the Project Facilities exist or, to its Knowledge, are threatened that could reasonably be expected to have a Material Adverse Effect.

(f)	Legal Name and Place of Business

(i)	The full and correct legal name, type of organization and jurisdiction of organization of each of the Loan Parties is as follows:

(A)	Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware;

(B)	Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware;

(C)	Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware; and

(D)	Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware.

(ii)	No Loan Party has ever changed its name or location (as defined in Section 9-307 of the UCC); and

(iii)	On the Stage 3 Closing Date and on the date of the Initial Advance, the chief executive offices of the Loan Parties are located at 700 Milam Street, Suite 1900, Houston, Texas 77002.

(g)	Share Ownership

In respect of each Loan Party, it does not legally or beneficially own or hold any shares or security convertible into shares other than in accordance with the Finance Documents.

(h)	Sanctions and Anti-Corruption Laws

The use of the proceeds of the Loans does not violate any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws (to the extent applicable), and none of the Loan Parties, the Sponsor or any of their respective Affiliates, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, is:

(i)	the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable;

Second A&R Common Terms Agreement

§5.1

(ii)

an organization owned or controlled by a Person, entity or country that is the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)

a Person located, organized or resident in a country or territory that is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable.

(i)	No Indebtedness

In respect of each Loan Party, it has no Indebtedness other than Indebtedness incurred in accordance with Section 12.14 (Limitation on Indebtedness).

(j)	Financial Condition

There has been no change in the Loan Parties’ financial condition, operations or business from that set forth in the Borrower’s financial statements referred to in Section 4.1(h) (Conditions to Stage 3 Closing – Financial Statements) that could reasonably be expected to have a Material Adverse Effect.

(k)	Information; Projections

In respect of each Loan Party, except as otherwise disclosed by it in writing, no information furnished in writing to the Facility Lenders by or on behalf of it in connection with the incurrence of Senior Debt under the Term Loan Facility Agreement to finance the Stage 3 Development and the entry into the Stage 3 Finance Documents or delivered to the Security Trustee, any Consultant or a Facility Agent in connection therewith (or their counsel), when taken as a whole, contains, as of the date of such information, any untrue statement of a material fact pertaining to it or the Development or omits to state a material fact pertaining to it or the Development necessary to make the statements contained herein or therein not misleading in any material respect (provided that no representation or warranty is made with respect to any forecast, estimate, forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Stage 3 and Incremental Construction Budget and Schedule, Lender Presentation, this Agreement or Base Case Forecast, including, with respect to the start of operations of the Project Facilities, the Stage 3 Completion Date, the Stage 3 Closing Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, LNG transportation costs, LNG shipping availability, exchange

Second A&R Common Terms Agreement

§5.1

rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, except that they are based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Development, and it makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, Lender Presentation or Stage 3 and Incremental Construction Budget and Schedule, or any such other items listed in this proviso). Without limiting the generality of the foregoing, no representation or warranty shall be made by any Loan Party as to any information or material provided by a Consultant (except to the extent such information or material originated with such Loan Party).

(l)	Environmental and Social

Except as set forth in Schedule G (Disclosure Schedule) hereto:

(i)

there are no past occurrences, including past Releases of Hazardous Materials, regarding it or the Development that could reasonably be expected to give rise to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect or cause the Project Facilities to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could have a Material Adverse Effect (excluding restrictions on the transferability of Permits upon the transfer of ownership of assets subject to such Permit);

(ii)

Hazardous Materials have not at any time been Released at, on, under or from the Project Facilities other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect;

(iii)

there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Loan Parties in relation to the Project Facilities that have not been provided to the Security Trustee; and

(iv)

the Loan Parties have not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and, to the Knowledge of the Loan Parties, none of the operations of the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any remedial action

Second A&R Common Terms Agreement

§5.1

is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project Facilities or at any other location, including any location to which the Loan Parties have transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development which in each case above could reasonably be expected to have a Material Adverse Effect.

(m)	Environmental Claims; Permit Notices

(i)	Except as set forth in Schedule G (Disclosure Schedule) hereto, there is:

(A)

no Environmental Claim now pending or, to its Knowledge, threatened against it or the Project Facilities, or expressly with respect to its Permits or the Development, that in each case could reasonably be expected to have a Material Adverse Effect; and

(B)

no existing default by it under any applicable order, writ, injunction or decree of any Governmental Authority or arbitral tribunal that could reasonably be expected to have a Material Adverse Effect; and

(ii)

In respect of each Loan Party, it has not received any notice from any Governmental Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any material Permit that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission that could reasonably be expected to have a Material Adverse Effect.

Second A&R Common Terms Agreement

§5.1

(n)	Taxes

In respect of each Loan Party, it (or, for the purposes of this clause (n), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and (ii) all other material Taxes imposed on it or its property by any Governmental Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions, or which are being contested in good faith), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being contested in good faith).

(o)	Regulatory Matters

(i)	None of the Loan Parties is subject to regulation:

(A)	under Section 3 of the Natural Gas Act;

(B)	as a “natural-gas company” as such term is defined in the Natural Gas Act;

(C)	under PUHCA; or

(D)	under the Texas Utilities Code as a “public utility” or a “gas utility”;

provided that CCL is subject to the provisions of Section 3 of the Natural Gas Act (1) for the siting, construction, expansion, and operation of the Corpus Christi Terminal Facility and (2) with respect to the import and export of LNG from the Corpus Christi Terminal Facility; and provided, further, that CCP is subject to Section 7 of the Natural Gas Act with respect to the construction and operation of the Corpus Christi Pipeline, and each of CCL and CCP will become subject to provisions of the Natural Gas Act as a “natural-gas company” at such time as CCL or CCP, as applicable, engages in the transportation of natural gas in interstate commerce or the sale in interstate commerce of “natural gas” as such term is defined in the Natural Gas Act; however, CCL will be subject to regulation as a “natural-gas company” under the Natural Gas Act only to the extent provided in Part 284, Subpart L of FERC’s regulations.

Second A&R Common Terms Agreement

§5.1

(ii)

None of CCP GP, Borrower, the Security Trustee nor the Senior Creditors, solely by virtue of the execution and delivery of the Finance Documents, the consummation of the transactions contemplated thereby, or the performance of obligations thereunder, shall be or become subject to the provisions of:

(A)	Section 3 of the Natural Gas Act;

(B)	the Natural Gas Act as a “natural-gas company” as such term is defined in such Act;

(C)	PUHCA; or

(D)	the Texas Utilities Code as a “public utility” or a “gas utility.”

(p)	Transactions with Affiliates

In respect of each Loan Party, it has not entered into any material agreement (other than the Material Project Agreements and any other agreements permitted by Section 12.21 (Transactions with Affiliates)) with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable).

(q)	Solvency

In respect of each Loan Party, it is and, upon the incurrence of any Senior Debt Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, shall be Solvent.

(r)	Ranking of Senior Debt Obligations

Subject to Section 3.7 (Pro Rata Payment), the Senior Debt Obligations of the Borrower in respect of each Secured Party that is party to the Common Terms Agreement shall rank:

(i)	pari passu in right of payment and otherwise with its Senior Debt Obligations to each other Secured Party under the Finance Documents; and

(ii)	pari passu or senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

Second A&R Common Terms Agreement

§5.2

(s)	Accounts

Other than Authorized Investments held in accordance with the Common Security and Account Agreement, in respect of each Loan Party, it does not have, and is not the beneficiary of, any bank account other than the Accounts and the Excluded Accounts.

(t)	Operating Responsibilities

The management, administration and operational responsibilities delegated to the Manager, Operator and Supply Manager pursuant to the Management Services Agreements, the O&M Agreements and the Gas and Power Supply Services Agreement, collectively, constitute all the management, administration and operational obligations of the Loan Parties pursuant to the Transaction Documents.

(u)	Material Contracts

A list of each Material Project Agreement to which any Loan Party is a party or by which it or any of its properties is bound as of the Stage 3 Closing Date, is attached as Schedule H (Material Project Agreements) hereto. The Schedule contains details of all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above. True, correct and complete copies of each of the aforementioned contracts have been delivered to the Intercreditor Agent and certified by the Borrower.

5.2	Repeated Representations and Warranties of the Loan Parties

Each Loan Party makes the following representations and warranties to each Facility Lender. Unless otherwise indicated below, each such representation and warranty is made at the Stage 3 Closing Date and the date of each Advance:

(a)	Organization

Each of the Loan Parties is a limited liability company or a limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(b)	Financial Statements

The financial statements of the Borrower most recently furnished to the Intercreditor Agent (whether pursuant to Section 4.1(h) (Conditions to Stage 3 Closing - Financial Statements) or Section 10.1(a) (Accounting, Financial and Other Information)) present fairly in all material respects its financial condition as at the date thereof in accordance with GAAP (subject to normal year-end or quarterly adjustments and except to the extent any notes to the financial statements would not be required thereunder) consistently applied.

Second A&R Common Terms Agreement

§5.2

(c)	Power and Authority

Each Loan Party has the power and authority to:

(i)	execute, deliver, perform and incur obligations under the Transaction Documents then in effect to which it is a party;

(ii)	make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to the Finance Documents; and

(iii)

the execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by it, and (assuming the due execution and delivery by the counterparties to the Loan Parties thereto) each of the Finance Documents to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d)	No Conflicts

(i)

In respect of each of the Loan Parties, its Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party;

(ii)

neither (x) any material law applicable to it, or agreement to which it is a party, nor (y) any order, judgment or decree to which it or any of its assets are subject conflict in any material respect with, or prevent execution or delivery or performance by it of, the Transaction Documents then in effect to which it is a party or conflict in any material respect with its Constitutional Documents; and

(iii)

the execution or delivery or performance by it of the Transaction Documents does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Liens.

Second A&R Common Terms Agreement

§5.2

(e)	ERISA

In respect of each Loan Party, it:

(i)	does not sponsor or participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan; and

(ii)	no ERISA Event has occurred or is reasonably expected to occur.

(f)	Title

(i)

Except as otherwise permitted under the Finance Documents and other than with respect to real property (which is covered under clause (l) (Real Property) below), each Loan Party owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Liens, and the Security Documents are effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Liens); and

(ii)

No previous Lien on, or security interest in, any Loan Party’s right, title and interest in any of the Collateral has been made or granted by any Loan Party that remains in effect or is otherwise effective other than pursuant to the Finance Documents to which the Loan Party is a party or in respect of Permitted Liens.

(g)	Ownership

The Loan Parties do not have any Subsidiaries other than a Subsidiary that is or shall, pursuant to the terms of the Finance Documents, be a Guarantor.

(h)	Investment Company Act

In respect of each Loan Party, it is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.

(i)	Margin Stock

(i)	No part of the proceeds of any Advance shall be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for such purpose; and

Second A&R Common Terms Agreement

§5.2

(ii)

in respect of each Loan Party, it is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Senior Debt shall be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board.

(j)	Minimum Insurance

Except as otherwise permitted pursuant to Schedule L (Schedule of Minimum Insurance) or otherwise pursuant to the Finance Documents, any Minimum Insurances applicable to each of the Loan Parties are in full force and effect if required to be in effect at such time.

(k)	No Loan Facility Declared Default or Event of Default

No Unmatured Loan Facility Event of Default, Loan Facility Event of Default or Loan Facility Declared Default has occurred and is Continuing.

(l)	Real Property

The Loan Parties:

(i)

collectively have good, legal and valid real property interests in the applicable portion of the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made; and

(ii)	do not have any real property interests other than with respect to the Site.

(m)	Intellectual Property

The Loan Parties collectively own or have obtained and hold in full force and effect all material Intellectual Property that is necessary for carrying out the Development except for such items which are not required in light of the applicable stage of Development, and reasonably believe that they shall be able to obtain such items that are not owned or have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development, provided that any such items shall not contain any material condition or material requirement that they do not expect to be able to satisfy without cost that could reasonably be expected to have a Material Adverse Effect.

Second A&R Common Terms Agreement

§6.1

(n)	Anti-Corruption Laws

(i)

None of the Loan Parties, or any of their Affiliates, nor, to the Knowledge of any of these entities, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws applicable to such Person; and

(ii)	The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

6.	INCURRENCE OF ADDITIONAL SENIOR DEBT

6.1	Permitted Senior Debt

(a)

The Borrower may from time to time enter into agreements to incur, and may incur, Senior Debt Obligations in addition to the then-outstanding Senior Debt Obligations that, for so long as the Common Terms Agreement remains in effect in accordance with its terms, consist only of Working Capital Debt, Replacement Senior Debt, Expansion Senior Debt and/or Indebtedness permitted pursuant to Sections 12.14(p) and (q) (Limitation on Indebtedness) (and shall satisfy the requirements of this Article 6 (Incurrence of Additional Senior Debt), as applicable to such category of Senior Debt).

(b)

Each Senior Creditor Group Representative (on behalf of the Senior Creditors providing Additional Senior Debt) must accede to the Common Security and Account Agreement pursuant to, and in accordance with, the conditions set forth in Section 2.7 (Accession of Senior Creditor Group Representatives) of the Common Security and Account Agreement.

(c)

Incurrence of Additional Senior Debt under one Section of this Agreement shall not preclude the incurrence of Additional Senior Debt under any other Section of this Agreement, and the failure of the proposed Additional Senior Debt to meet the requirements of one Section of this Agreement shall not preclude the incurrence of such Additional Senior Debt if permitted under other Sections of this Agreement.

(d)

Additional Senior Debt under this Article 6 (Incurrence of Additional Senior Debt) or Sections 12.14(p) and (q) (Limitation on Indebtedness) may be incurred under this Agreement and/or any other Senior Debt Instrument.

Second A&R Common Terms Agreement

§6.2

6.2	Working Capital Debt

(a)	The Borrower may incur senior secured or unsecured Indebtedness (which, if secured, shall constitute Senior Debt) not exceeding an amount outstanding at any one time equal to the sum of:

(i)	$250 million; plus

(ii)

the aggregate amount of working capital that the Borrower reasonably expects will need to be available to the Development (including pursuant to letters of credit) in order to purchase, transport or store Gas and/or meet credit support requirements under Gas purchase, transport or storage agreements in order to supply the LNG amounts contemplated under all LNG SPAs then in effect; plus

(iii)

an amount equivalent to the then-applicable Reserve Amount required to be deposited into the Senior Debt Service Reserve Account pursuant to Section 4.5 (Deposits and Withdrawals) of the Common Security and Account Agreement, or, if there is no requirement to fund a debt service reserve account with respect to the then-outstanding Senior Debt Obligations, an amount equal to the Reserve Amount that would have been then applicable had such requirement existed;

under one or more working capital facilities (the “Working Capital Debt”) for working capital purposes (including the issuance of letters of credit from time to time), as the case may be, so long as, and provided that the Borrower certifies that, no Loan Facility Event of Default or Unmatured Loan Facility Event of Default (A) has occurred and is Continuing or (B) could reasonably be expected to occur after giving effect to the incurrence of the Working Capital Debt.

(b)

At any time before the Term Loan Discharge Date, the Borrower shall provide to the Intercreditor Agent, at least three Business Days before the incurrence of any such Working Capital Debt, a certificate from the Borrower that:

(i)	identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt;

(ii)	attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt; and

(iii)

no Loan Facility Event of Default or Unmatured Loan Facility Event of Default (A) has occurred and is Continuing; or (B) could reasonably be expected to occur after giving effect to the incurrence of the Working Capital Debt.

Second A&R Common Terms Agreement

§6.3

Notwithstanding the foregoing, the Borrower shall not be required to provide the certificate described in this Section 6.2(b) (Working Capital Debt) in connection with Working Capital Debt incurred under the Working Capital Facility Agreement entered into by the Loan Parties as of the Stage 3 Closing.

(c)

Any provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the Common Security and Account Agreement, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

6.3	Replacement Senior Debt

(a)

At any time and from time to time, the Borrower may incur additional senior debt or enter into agreements with Persons who commit to provide additional senior debt in order to prepay or repay Senior Debt and/or replace all or part of the Facility Debt Commitments under one or more Loans (“Replacement Senior Debt”), as the case may be, so long as and provided that the Borrower certifies that:

(i)

the Replacement Senior Debt is incurred solely for the permitted prepayment, in whole or in part, of existing Senior Debt (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid Senior Debt, as applicable (including, without duplication, (A) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (B) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (C) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)) or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender);

(ii)

the Borrower will have demonstrated by delivery of an updated Base Case Forecast that the incurrence of the Replacement Senior Debt shall not result in a Fixed Projected DSCR of less than 1.40:1.00 commencing on the first Quarterly Payment Date following such prepayment for each calendar year through the Qualifying Term of

Second A&R Common Terms Agreement

§6.4

the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the Facility Debt Commitments); and

(iii)

No Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur after giving effect to the incurrence of the Replacement Senior Debt.

(b)	At any time before the Term Loan Discharge Date, the Borrower shall provide to the Intercreditor Agent:

(i)

at least three Business Days before the incurrence of any such Replacement Senior Debt, a certificate from the Borrower that describes the principal terms and conditions of the proposed Replacement Senior Debt (other than, in the case of Senior Notes, the pricing and amortization thereof); and

(ii)	on or promptly after the date of incurrence of such Replacement Senior Debt, a copy of each Senior Debt Instrument relating to any such Replacement Senior Debt.

(c)

Any provider of Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement and, if a Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

6.4	[Reserved]

6.5	Expansion Senior Debt

(a)

The Borrower may incur Expansion Senior Debt to finance a Permitted Development Expenditure or Expansion (“Expansion Senior Debt”), as the case may be, so long as each of the following conditions is satisfied and the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer certifying that such conditions have been satisfied (any such Expansion Senior Debt incurred upon satisfaction of such conditions shall be deemed to have been approved by the Intercreditor Agent for purposes of any Indenture):

(i)

if the Expansion Senior Debt is incurred to fund Permitted Development Expenditures: (A) the design, development, construction and operation of such Permitted Development Expenditure is permitted by Section 7.1 (Permitted Development Expenditures) and (B) the aggregate amount of Expansion Senior Debt used or to be used for Permitted Development Expenditures under clause (b) of the definition thereof is less than $300,000,000;

Second A&R Common Terms Agreement

§6.5

(ii)	if the Expansion Senior Debt is incurred to fund an Expansion: the design, development, construction and operation of such Expansion shall be permitted by Section 7.2 (Expansion Contracts);

(iii)	no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(iv)

if the Expansion Senior Debt is incurred to fund an Expansion: in the event that any Train, LNG SPA or engineering, construction and procurement contract related to the Train or Trains being financing with the proceeds of such Expansion Senior Debt (such Train, LNG SPA and engineering, construction and procurement contract the “Applicable Expansion Debt Assets”) are not part of the Collateral, the applicable Loan Party will deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable Expansion Debt Assets to the Security Interests at the time such Expansion Senior Debt is incurred;

(v)

if the Expansion Senior Debt is incurred to fund an Expansion: any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder (or, for any new Required LNG SPA related to LNG to be produced from the Expansion, remain subject only to customary conditions that could be satisfied upon taking an investment decision with respect to the Expansion);

(vi)

the Borrower will have demonstrated by delivery of an updated Base Case Forecast that the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of Expansion Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and, if applicable, incremental Qualifying LNG SPAs entered into in respect of sales of LNG associated with any Expansion being funded by such Expansion Senior Debt and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the incurrence of such Expansion Senior Debt, through the terms of such Qualifying LNG SPAs (with such ratio calculated using all then effective Qualifying LNG SPAs

Second A&R Common Terms Agreement

§6.5

and any Qualifying LNG SPAs to be entered into in connection with such Expansion, if applicable, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Excluded Working Capital Debt) outstanding after giving effect to the incurrence of Expansion Senior Debt);

(vii)

the final maturity date of the Expansion Senior Debt is no earlier than the latest “guaranteed substantial completion date” (or equivalent concept) set forth in the applicable engineering, procurement and/or construction contract for that part of the Development associated with the Permitted Development Expenditure or applicable Train or Trains forming part of such Expansion; and

(viii)

the Expansion Senior Debt does not benefit from any security or guarantee from the Loan Parties or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the then-outstanding Senior Debt (including any Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

(b)	At any time before the Term Loan Discharge Date, the Borrower shall provide to the Intercreditor Agent:

(i)

at least three Business Days before the incurrence of any such Expansion Senior Debt, a certificate from the Borrower that describes the principal terms and conditions of the proposed Expansion Senior Debt (other than, in the case of Senior Notes) the pricing and amortization thereof; and

(ii)	on or promptly after the date of incurrence of such Expansion Senior Debt, a copy of each Senior Debt Instrument relating to any such Expansion Senior Debt.

(c)

Any provider of Expansion Senior Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement and, if a Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.

Second A&R Common Terms Agreement

§7.1

7.	PERMITTED DEVELOPMENT EXPENDITURES/EXPANSIONS

7.1	Permitted Development Expenditures

(a)

The Loan Parties shall not make any Development Expenditures that do not qualify as Permitted Development Expenditures. Assets or property built or acquired with Development Expenditures shall constitute Collateral except as provided in the Security Documents.

(b)

For the avoidance of doubt, (i) Permitted Development Expenditures may be made at any time in respect of the Project Facilities (subject, in the case of Permitted Development Expenditures related to the Stage 3 Terminal Facilities, to such expenditure being in compliance with the terms set forth in Article 9 (EPC Contract (Stage 3))) and (ii) Permitted Development Expenditures may also be made in relation to an Expansion to the extent permitted under Section 7.2 (Expansion Contracts).

7.2	Expansion Contracts

(a)

The Loan Parties, subject to satisfaction of the conditions set forth in clause (b) below, will have the right to modify existing facilities, and to construct the following additional facilities, including acquiring land for the location of such additional facilities:

(i)	one or more Trains and related storage, transportation, loading, unloading and other facilities and equipment;

(ii)

other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG, including modifications of the then-existing facilities to provide regasification or bi-directional production service;

(iii)	expansion of existing pipelines or construction of new pipelines, and related infrastructure;

(iv)

development of electricity generation, carbon capture and sequestration, helium processing or nitrogen rejection facilities, pollution control measures and other associated infrastructure related to or supporting the Development; and

(v)	other modifications of then-existing Project Facilities;

(such expansions and/or modifications (and which in each case are not Permitted Development Expenditures) are referred to as “Expansions” and each an “Expansion”); provided that, notwithstanding the conditions set forth in clause (b) below, the Loan Parties may at any time (a) conduct front-

Second A&R Common Terms Agreement

§7.2

end engineering, development and design work using Equity Funding; (b) prepare and submit applications for Permits related to any such Expansion; (c) undertake early works and/or pre-construction activities; and (d) enter into a construction contract or construction contracts with respect to the development of Trains, and related loading, transportation and storage facilities, that contain obligations and liabilities not exceeding $50,000,000.

(b)

Conditions to Expansion. The Loan Parties may exercise their foregoing rights in relation to an Expansion if the following conditions are satisfied and the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Company certifying that such conditions have been satisfied:

(i)

the Borrower has provided to the Intercreditor Agent a funding plan covering the full amount of costs in respect thereof in order to achieve substantial completion of each facility forming part of such Expansion, a budget and construction schedule of the Expansion, with an appropriate contingency and identifying the source of funds to cover such costs (being permitted Expansion Senior Debt, additional funding (including contributions in the form of Subordinated Debt or Equity Funding) from the Sponsor under an equity commitment agreement (“Expansion Equity Funding Commitment”) and/or Development-generated funds that are projected by the Borrower to be freely available for Restricted Payments as set forth in clause (vi)(C) below);

(ii)

the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that no Material Adverse Effect will occur, or could reasonably be expected to occur, as a result of the implementation of such proposed Expansion (including, without limitation, the construction, ownership or operation thereof), as the case may be;

(iii)

the Independent Engineer shall have certified to the Intercreditor Agent that it has reviewed and concurs with the Borrower’s cost estimate under clause (i) above and the Borrower’s certification in clause (ii) above;

(iv)	the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that:

(A)

all material Permits from a Governmental Authority required in respect of the implementation of such proposed Expansion (excluding any FERC order or Export Authorizations which are addressed in clauses (B) and (C) below) have been

Second A&R Common Terms Agreement

§7.2

obtained or the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that it reasonably expects such material consents can be obtained by the Loan Parties when necessary without material expense or delay to construction of the Expansion;

(B)

to the extent required by applicable law, a FERC order with respect to the Expansion: (1) has been obtained, (2) is in full force and effect, and (3) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;

(C)

to the extent required by applicable law, each Export Authorization in respect of the quantum of sales contemplated in connection with the Expansion: (1) has been obtained, (2) is in full force and effect, and (3) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (z) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;

(D)	the Borrower has used reasonable commercial efforts to obtain insurance with respect to the proposed Expansion taking into account the type and value of the Expansion; and

(E)	the engineering, procurement and construction contract associated with the proposed Expansion is in effect and no material payment default exists thereunder;

(v)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing;

Second A&R Common Terms Agreement

§8.1

(vi)	if the funding plan delivered under clause (i) above for any Expansion contemplates that:

(A)

Expansion Senior Debt is a source of funding, then (1) such Senior Debt is permitted under the Common Terms Agreement and (2) the cost of such Expansion that is not covered by Expansion Senior Debt is covered by Expansion Equity Funding Commitments as described in clause (B) below and/or Development-generated funds meeting the requirements under clause (C) below;

(B)

Expansion Equity Funding Commitments are a source of funding, then the commitment of the Sponsor to provide such Expansion Equity Funding Commitments is set forth in an irrevocable equity commitment agreement in form and substance reasonably acceptable to the Intercreditor Agent and the Borrower’s rights under such funding commitments have been assigned to the Security Trustee for the benefit of the Senior Creditors, and the Loan Parties have obtained a direct agreement with the Security Trustee in respect of each such funding commitment from the entity providing such funding commitment; and

(C)

Development-generated funds are a source of funding, then such funds are projected by the Borrower to be freely available for Restricted Payments, such projection to be detailed, based on reasonable assumptions and certified by an Authorized Officer to the Intercreditor Agent. This certification will not require any further determination by the Intercreditor Agent.

8.	LNG SPA COVENANTS

8.1	LNG SPA Maintenance

(a)

CCL shall maintain Qualifying LNG SPAs providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for a Qualifying Term unless one or more of such Qualifying LNG SPAs has terminated, in which case CCL shall enter into a replacement Qualifying LNG SPA within 180 days following such termination to the extent necessary to meet the Base Committed Quantity; provided that CCL shall have a further 90 days to enter into such a replacement Qualifying LNG SPA (subject, in the case of Linked GSA-SPAs, to clause (c) below) if the following conditions are met:

(i)

CCL intends to replace such terminated LNG SPA with an LNG SPA that would be a Qualifying LNG SPA that causes the Loan Parties to meet the Base Committed Quantity and is diligently pursuing such replacement; and

Second A&R Common Terms Agreement

§8.1

(ii)	the termination of such Qualifying LNG SPA could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

and the Intercreditor Agent has received a certification from the Borrower confirming that each such conditions above has been met prior to the expiration of the initial 180-day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken and expected schedule for replacement of the terminated LNG SPA (although commercially sensitive information may be omitted), any measures being taken by CCL to address the underlying cause of the termination to the extent relevant to the termination and the replacement process, any interim cash flow mitigation measures being taken by CCL (including sales of spot cargoes) and the impact on CCL’s projected Cash Flow during the subsequent cure period.

For the avoidance of doubt, the Qualifying LNG SPAs required to be maintained in accordance with the provisions of this Section 8.1 (LNG SPA Maintenance) are referred to as “Required LNG SPAs.”

(b)

A “Qualifying LNG SPA” includes each of the Initial LNG SPAs and the Second Phase LNG SPAs (and if CCL becomes the direct seller counterparty under the PetroChina DES LNG SPA such LNG SPA shall also constitute a Qualifying LNG SPA), the Stage 3 LNG SPAs, and any other LNG SPA, including any Linked GSA-SPA, that meets each of the following conditions (and any such LNG SPA that meets each of the following conditions shall be deemed to have been approved by the Intercreditor Agent for purposes of any Indenture):

(i)	such LNG SPA is entered into for a Qualifying Term;

(ii)

either (A) such LNG SPA has been entered into with an Eligible LNG Buyer or (B) taking into account the entry by a Loan Party of such LNG SPA, the Borrower has obtained and delivered to the Intercreditor Agent a Rating Reaffirmation and no Material Adverse Effect is reasonably expected to occur as a result of entry by a Loan Party into such LNG SPA;

(iii)

delivery of the LNG under such LNG SPA (which, in the case of any Linked GSA-SPA, shall be the Linked LNG SPA(s) related to the applicable IPM GSA) is (A) on an FOB basis or (B) on Delivered terms and the Shipping Arrangement Conditions are satisfied; and

(iv)	CCL has delivered to the Intercreditor Agent notice of the proposed terms of such LNG SPA and:

Second A&R Common Terms Agreement

§8.1

(x)	if such LNG SPA is not a Linked GSA-SPA:

(A)

such terms (other than those addressed in clauses (b)(i) through (iii) above) are consistent, in all material respects, with (and not materially less favorable in the aggregate to the interests of CCL than) those set forth in any Qualifying LNG SPA then in effect, and CCL so certifies to the Intercreditor Agent; or

(B)	the Intercreditor Agent confirms that the Requisite Intercreditor Parties, after consultation with the Market Consultant, are reasonably satisfied with the terms of such LNG SPA; and

(y)	if such LNG SPA is a Linked GSA-SPA:

(A)

such terms (other than those addressed in clauses (b)(i) through (iii) above) are consistent, in all material respects, with (and not materially less favorable in the aggregate to the interests of CCL than) those set forth in any Linked GSA-SPA then in effect that is a Qualifying LNG SPA, and CCL so certifies to the Intercreditor Agent; or

(B)	the Intercreditor Agent confirms that the Requisite Intercreditor Parties, after consultation with the Market Consultant, are reasonably satisfied with the terms of such Linked GSA-SPA;

(v)

concurrently with the notice delivered to confirm satisfaction of the conditions under this clause (b), CCL has delivered to the Intercreditor Agent a notice that there is sufficient authorized export volume capacity under its then-effective Export Authorizations to cover the Base Committed Quantity committed to be sold under all then-effective Qualifying LNG SPAs (including any Qualifying LNG SPA notified concurrently pursuant to this clause (b)). The Export Authorizations authorizing the export volume capacity sufficient to cover the Base Committed Quantity committed to be sold under the Qualifying LNG SPAs at any time are referred to as the “Required Export Authorizations.”

Second A&R Common Terms Agreement

§8.1

(c)

A Linked GSA-SPA that is a Qualifying LNG SPA shall be deemed to continue to be maintained by CCL and to be in full force and effect for purposes of clause (a) above for so long as both the IPM GSA and its Linked LNG SPA(s) remain in full force and effect; provided that:

(i)

if the IPM GSA component of such Linked GSA-SPA terminates, such Linked GSA-SPA shall be deemed to have terminated for purposes of clause (a) above but CCL shall be deemed to have “replaced” such Linked GSA-SPA if, within the time periods set forth in clause (a) above, CCL either (A) enters into a Qualifying LNG SPA meeting the requirements of clause (b) above for at least the remaining Qualifying Term of the replaced Linked GSA-SPA and terminates the related Linked LNG SPA(s) or certifies that they meet the criteria for sales of LNG as Supplemental Quantities or (B) enters into a new IPM GSA for at least the remaining Qualifying Term of the replaced Linked GSA-SPA and designates the Linked LNG SPA(s) related to the terminated IPM GSA as Linked LNG SPAs for such new IPM GSA and such new Linked GSA-SPA meets the requirements of clause (b) above; and

(ii)

if the Linked LNG SPA component of such Linked GSA-SPA terminates, such Linked GSA-SPA shall be deemed to have terminated for purposes of clause (a) above but CCL shall be deemed to have “replaced” such Linked GSA-SPA to the extent that within the time periods set forth in clause (a) above, CCL meets any of the following conditions (as certified by CCL to the Intercreditor Agent):

(A)

enters into one or more LNG SPAs for at least the remaining Qualifying Term of the replaced Linked GSA-SPA that it designates as the Linked LNG SPA(s) to such IPM GSA, which, together, are on terms consistent, in all material respects with (and not materially less favorable in the aggregate to the interests of CCL than) those set forth in the terminated Linked LNG SPA(s);

(B)

enters into one or more LNG SPAs for terms of not less than 12 months (which may constitute LNG SPAs under a master LNG SPA arrangement with confirmations for cargo sales thereunder) as long as, during each such 12-month period, such LNG SPA(s), together: (1) provide a commitment by the buyer under such LNG SPA(s) to purchase, in the aggregate, LNG volumes equivalent to the volumes to be produced from the Gas volumes committed to be purchased under the IPM GSA; (2) have a contract price that reflects the LNG price indexation in the related IPM GSA (on a weighted average basis if there are more than one Linked LNG SPAs linked to one IPM GSA); and (3) otherwise meet the requirements of clause (b) above; or

Second A&R Common Terms Agreement

§8.2

(C)

is not replaced by any LNG SPAs but the contract price under the related IPM GSA is converted to a NYMEX-based price but only for as long as such NYMEX-based price provides for the payment by the gas seller of a fixed liquefaction fee to CCL and CCL reasonably expects to use the Gas committed to be purchased under such IPM GSA in the ordinary course of its business to produce LNG to sell under its other existing LNG SPAs.

8.2	LNG SPA Mandatory Prepayment

(a)	The Borrower shall be required to make a mandatory prepayment (an “LNG SPA Mandatory Prepayment”) if either of the events set forth below occurs (each, an “LNG SPA Prepayment Event”):

(i)	CCL breaches the covenant in Section 8.1 (LNG SPA Maintenance) (taking into account the period set forth therein to replace the relevant LNG SPA); or

(ii)	with respect to any Required LNG SPA, a Required Export Authorization becomes Impaired and CCL does not:

(A)

provide a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization or to modify its LNG SPA arrangements, such as through diversions or alternative delivery or sale arrangements, such that such Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within 30 days following such occurrence;

(B)	diligently pursue such Export Authorization Remediation; or

(C)

cause such Export Authorization Remediation to take effect within 180 days following the occurrence of the Impairment; provided that CCL shall have a further 90 days to effect an Export Authorization Remediation if the following conditions are met:

(1)	CCL is diligently pursuing its plan for the Export Authorization Remediation; and

(2)	the Impairment of the Required Export Authorization of such Required LNG SPA could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;

Second A&R Common Terms Agreement

§8.2

and the Intercreditor Agent has received a certification from the Borrower confirming that each such condition has been met prior to the expiration of the initial 180-day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by CCL to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by CCL (including sales of spot cargoes), any modification to LNG SPA arrangements such that the Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs, and the impact on CCL’s projected Cash Flow during the subsequent cure period, and the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties), acting reasonably, has not objected to such certification within 30 days following delivery thereof.

(b)

The amount of the Senior Debt (which shall not extend to any Working Capital Debt) that the Borrower shall repay and the amount of undrawn Facility Debt Commitments (which shall not include any Working Capital Debt) that the Borrower shall cancel upon the occurrence of any LNG SPA Prepayment Event shall be:

(i)	the aggregate principal amount of Senior Debt then-outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments; less

(ii)

the maximum amount of Senior Debt that can be incurred without producing a Fixed Projected DSCR starting from the Quarterly Payment Date following the end of the applicable cure period and for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect lower than 1.50:1 based on a Base Case Forecast updated to take into account each Qualifying LNG SPA then in full force and effect and in respect of which there is in effect its Required Export Authorization which is not Impaired (including any new Qualifying LNG SPAs entered into to replace an LNG SPA whose termination triggered the LNG SPA Prepayment Event).

Second A&R Common Terms Agreement

§8.2

The Borrower shall provide to the Intercreditor Agent reasonable documentary support to show the amount of Senior Debt to be repaid and Senior Debt Commitments to be cancelled, including the Base Case Forecast and, to the extent appropriate, the Required LNG SPAs then in effect and reasonable background information regarding Required Export Authorizations with respect to such Required LNG SPAs and supporting the designation of such Export Authorizations as Required Export Authorizations with respect to such Required LNG SPAs.

(c)

In making the prepayment and cancellation described in clause (b) above, the Borrower shall first repay the aggregate principal amount of Senior Debt Obligations then-outstanding to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment) or until there are no more Senior Debt Obligations outstanding and if this has not resulted in a prepayment of the amount required to satisfy the test in clause (b) above, shall second cancel the aggregate principal amount of Facility Debt Commitments to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment). The prepayment and cancellation made pursuant to this Section 8.2 (LNG SPA Mandatory Prepayment) shall be required to be made by the earliest of (i) the 30th day following the termination of the cure period applicable thereto, (ii) the next Quarterly Payment Date if such date is more than 10 Business Days following the termination of the cure period applicable thereto and (iii) the 10th Business Day following the termination of the cure period applicable thereto if the next Quarterly Payment Date is less than 10 Business Days following the termination of the cure period applicable thereto.

(d)

Upon completion of the prepayment of Senior Debt and cancellation of Facility Debt Commitments as and to the extent required by clause (b) and (c) above, the LNG SPA Prepayment Event and underlying breach of Section 8.1 (LNG SPA Maintenance) or Impairment triggering that LNG SPA Prepayment Event shall no longer be continuing under the Finance Documents in so far as the same set of events, facts or circumstances that caused such breach, Impairment and mandatory prepayment are concerned, but without prejudice to the Borrower’s obligations under Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) with respect to any other event, fact or circumstance.

Second A&R Common Terms Agreement

§8.3

8.3	Amendment of LNG SPAs

Except to the extent an amendment or modification to a Qualifying LNG SPA is required by applicable law or regulation of any Governmental Authority, CCL shall not agree to:

(a)	any amendment or modification of the price or quantity provisions of any Qualifying LNG SPA:

(i)	if such amendment or modification results in a breach of Section 8.1 (LNG SPA Maintenance); and

(ii)

unless after giving effect to such amendment or modification, the Fixed Projected DSCR starting from the Quarterly Payment Date following the date of such amendment or modification for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect is at least the lower of:

(A)	a Fixed Projected DSCR of 1.40:1; and

(B)	the Fixed Projected DSCR before such change,

and CCL has certified the same to the Intercreditor Agent;

(b)	any amendment or modification of any Qualifying LNG SPA that could reasonably be expected to have a Material Adverse Effect; or

(c)

any material waiver, amendment or modification of (i) the term of a Qualifying LNG SPA (other than an increase) if such waiver, amendment or modification is materially adverse to CCL or any other Loan Party, or (ii) guarantee or credit support provisions (other than an increase or improvement) if such waiver, amendment or modification is inconsistent with the minimum credit support requirements of the Finance Documents for Qualifying LNG SPAs; provided, in each case, that any such amendment shall be permitted if CCL notifies the Intercreditor Agent that it has elected for such amended or modified Qualifying LNG SPA to cease to be a Qualifying LNG SPA for purposes of the Finance Documents and, after giving effect to such amendment, the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following such cessation of such LNG SPA as a Qualifying LNG SPA for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to such cessation).

Second A&R Common Terms Agreement

§8.4

8.4	Sale of Supplemental Quantities

(a)	The LNG SPAs entered into by CCL in respect of Supplemental Quantities of LNG may be of any duration, on any terms and to buyers of any credit quality; provided that:

(i)	each buyer thereunder is instructed to pay the purchase price to the Revenue Account as required by Section 8.5 (Payment of LNG Sales Proceeds);

(ii)	performance under such LNG SPAs would not reasonably be expected to have a Material Adverse Effect;

(iii)	each agreement is on Market Terms; and

(iv)	entry into and the terms of such LNG SPA shall not result in a breach of any Required LNG SPA then in effect or the Impairment of any then-Required Export Authorization.

(b)	For the avoidance of doubt and subject to the proviso in clause (a) above, Supplemental Quantities may be sold at any time pursuant to the CMI (UK) Base LNG SPA.

8.5	Payment of LNG Sales Proceeds

CCL shall irrevocably instruct each LNG Buyer to make all payments due under its LNG SPAs (provided that, in the case of any LNG SPA that is a Linked GSA-SPA, CCL shall irrevocably instruct both the counterparty that is the seller under the IPM GSA and the counterparty that is the buyer under the Linked LNG SPA) directly into the Revenue Account.

9.	EPC CONTRACT (STAGE 3)

9.1	Change Orders Under the EPC Contract (Stage 3)

(a)	CCL shall be permitted to initiate or consent to any Change Order under the EPC Contract (Stage 3); provided that:

(i)

if the Change Order (considered on an individual basis and not in the aggregate or as a series of Change Orders) results in an increase above $25 million to the Project Costs as contemplated under the then-current Stage 3 and Incremental Construction Budget and Schedule (the “First Change Order Threshold”), then such Change Order will only be

Second A&R Common Terms Agreement

§10.1

permitted if the Borrower certifies to the Intercreditor Agent (A) that such Change Order could not reasonably be expected to cause (1) a Material Adverse Effect or (2) a material adverse impact on the performance of then-existing Project Facilities and compliance with applicable material Permits, and (B) that all Permits or approvals necessary for the execution and performance of such Change Order have been duly obtained, were validly issued and are in full force and effect; and

(ii)

if the Change Order (considered on an individual basis and not in the aggregate or as a series of Change Orders) results in an increase above $50 million to the Project Costs as contemplated under the then-current Stage 3 and Incremental Construction Budget and Schedule (the “Second Change Order Threshold”), in addition to the condition set forth in clause (i) above, such Change Order will be permitted if the Borrower certifies to the Intercreditor Agent that, after giving effect to such Change Order, the remaining available Senior Debt Commitments, funds in the Construction Account and in the Equity Proceeds Account, irrevocably committed Equity Funding (if any) and projected contracted Cash Flow under the Qualifying LNG SPAs will be sufficient to achieve the Stage 3 Completion Date by the Stage 3 Date Certain.

(b)	CCL may draw on any EPC Letter of Credit from time to time subject to providing prompt notice thereafter to the Intercreditor Agent.

10.	REPORTING BY THE BORROWER

The Borrower shall be bound by the following reporting obligations:

10.1	Accounting, Financial and Other Information

The Borrower shall:

(a)	furnish to the Intercreditor Agent:

(i)

within 60 days following the end of the first three fiscal quarters of each fiscal year, consolidated unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; and

Second A&R Common Terms Agreement

§10.2

(ii)

within 120 days after the end of each fiscal year, its consolidated annual financial statements, audited by the Independent Accountants, accompanied by an audit opinion of such Independent Accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; and

(b)	concurrently with the delivery of the financial statements pursuant to clause (a) above, furnish:

(i)

a certificate executed by an Authorized Officer of the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of notes and normal year-end audit adjustments;

(ii)

a certificate executed by an Authorized Officer of the Borrower certifying that no Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists as of the date of such certificate or, if any Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists, specifying the nature and extent thereof;

(iii)	the Borrower’s calculation of the Historical DSCR;

(iv)

such Lien Waivers as the EPC Contractor has been required to provide pursuant to the EPC Contract (Stage 3) during the immediately preceding quarter (which, in the case of Lien Waivers from Major Subcontractors and Major Sub-subcontractors, shall be required to be delivered only to the extent received by the Borrower); and

(v)	a Disbursement Endorsement.

10.2	[Reserved]

10.3	Notices

The Borrower shall provide prompt notice to the Intercreditor Agent with respect to any of the following; provided that, except in the case of clause (a) below, none of the following will require a separate notification to the Intercreditor Agent if included in any of the Borrower’s public filings with the U.S. Securities and Exchange Commission:

(a)	Unmatured Loan Facility Event of Default or Loan Facility Event of Default and any action being taken or proposed to be taken with respect thereto;

Second A&R Common Terms Agreement

§10.3

(b)	[reserved];

(c)	claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing:

(i)

with respect to or against the Development or the Loan Parties (A) in which the amount of the claim or litigation against the Loan Parties is likely to be in excess of $500 million in the reasonable opinion of the Borrower; (B) that could reasonably be expected to have a Material Adverse Effect; or (C) involving injunctive or declaratory relief that could reasonably be expected to have a materially adverse impact on the construction or operation of the Project Facilities; or

(ii)	involving any other party to any of the Material Project Agreements, in each case, which could reasonably be expected to have a Material Adverse Effect or result in a Loan Facility Event of Default, and, in each case, copies or summaries thereof and a description of any action being taken or proposed to be taken with respect thereto;

(d)

governmental disputes and litigation involving the Development if, in the reasonable opinion of the Borrower, the amount of the claim against the Loan Parties is likely to be in excess of $500 million or could reasonably be expected to have a Material Adverse Effect, in each case, including a reasonable summary thereto;

(e)

force majeure event (i) in respect of the Corpus Christi Terminal Facility reasonably expected to exceed 45 consecutive days or (ii) in respect of the Corpus Christi Pipeline that is material and reasonably expected to exceed 45 consecutive days, including in each case its expected duration and any action being taken or proposed to be taken with respect thereto;

(f)

full cessation of activities by the EPC Contractor, the Manager or Operator related to at least one large-scale Train or three mid-scale Trains that could reasonably be expected to exceed 90 consecutive days;

(g)	unless previously notified pursuant to another provision in the Finance Documents, event, occurrence or circumstance that could reasonably be expected to cause:

(i)

an increase of more than an aggregate of $500 million in Project Costs in excess of the then-current Stage 3 and Incremental Construction Budget and Schedule (excluding any gas or electricity costs); or

Second A&R Common Terms Agreement

§10.3

(ii)	Operation and Maintenance Expenses to exceed the amount budgeted therefor by 10% or more in the aggregate per annum;

provided, that such notification shall not be required if the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to such event, occurrence or circumstance is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following such event, occurrence or circumstance for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of such event, occurrence or circumstance);

(h)	[reserved]

(i)	material modifications to any Finance Document, together with copies of such modifications;

(j)	material Permit obtained by a Loan Party or for the benefit of the Development not previously delivered, when available to the Loan Party, together with a copy of such Permit;

(k)	material written statement or report received by a Loan Party from the Operator pursuant to the O&M Agreements together with a copy of such statement or report;

(l)	Impairment of any material Permit;

(m)	notice to be delivered or received pursuant to any Material Project Agreement that is material to the Development, together with a copy thereof;

(n)	prepayment of Senior Debt resulting in a Hedging Excess Amount, which notice shall certify:

(i)	the total amount of such Hedging Excess Amount; and

(ii)	the allocation of the Hedging Excess Amount across the applicable Permitted Hedging Instruments in respect of which the hedged amount is to be reduced;

(o)

at any time during which the Borrower does not have securities registered under the Securities Exchange Act of 1934, as amended, execution of material agreements entered into by a Loan Party after the Stage 3 Closing Date (not already delivered to the Intercreditor Agent pursuant to another provision of the Finance Documents);

Second A&R Common Terms Agreement

§10.4

(p)

copies of any material amendments to, or material waivers relating to, the Material Project Agreements that are permitted under the Finance Documents or that have otherwise been entered into pursuant to the Finance Documents;

(q)	any event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect on the Development;

(r)

a semi-annual summary of LNG cargo delivery arrangements (including confirmation of delivered cargos, prepayments and swapped cargos) under the Delivered SPAs during the covered six months, within 60 days of the end of each semi-annual period;

(s)

if an event of default, termination event or material breach has occurred and is continuing under any Shipping Services Agreement entered into in connection with a Qualifying LNG SPA, upon request by the Intercreditor Agent, copies of any “free on board” annual delivery program issued by CCL confirming the designation of any cargo as a “Diverted Cargo” and satisfaction of the relevant diversion conditions; and

(t)

if a material breach by CMI (UK) of any Shipping Services Agreement entered into in connection with a Qualifying LNG SPA has occurred and is continuing, any information reasonably requested by the Intercreditor Agent regarding the actions being taken to remedy such material breach and any remedial or alternative arrangements that CCL or CMI (UK) may be pursuing with respect to transportation of cargos under such Shipping Services Agreement.

10.4	Construction Reports

(a)

Prior to Substantial Completion with respect to each Train within the Stage 3 Development, as soon as available and in any event by the last Business Day of the following month, a monthly construction report from the Independent Engineer regarding the Project Facilities (including both the Corpus Christi Terminal Facility and the Corpus Christi Pipeline); provided that the failure to provide such construction report pursuant to this clause (a) by the last Business Day of the following month (other than as a result of an act or omission by the Borrower or its Affiliates) shall not constitute an Unmatured Loan Facility Event of Default or a Loan Facility Event of Default.

Second A&R Common Terms Agreement

§10.4

(b)	The full monthly construction report shall set forth the following in reasonable detail:

(i)	estimated dates on which Ready for Start Up and Substantial Completion shall be achieved;

(ii)

the Borrower’s then-current estimate of anticipated Project Costs through Ready for Start Up and Substantial Completion as compared to the Stage 3 and Incremental Construction Budget and Schedule at Stage 3 Closing, and in the event of a material variance, the reasons therefor;

(iii)	any occurrence of which the Borrower is aware that could reasonably be expected to:

(A)	increase the total Project Costs materially above those set forth in the Stage 3 and Incremental Construction Budget and Schedule;

(B)	delay Substantial Completion beyond the Guaranteed Substantial Completion Date; or

(C)	have a Material Adverse Effect;

(iv)	if Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date, the reasons therefor (and a schedule recovery plan);

(v)

the status of construction of the Project Facilities, including progress under the EPC Contract (Stage 3) (and a description of any material defects or deficiencies with respect thereto), and the proposed construction schedule for the following 90 days of the Project Facilities, including a description, as compared with the Stage 3 and Incremental Construction Budget and Schedule, of the status of engineering, procurement, construction, commissioning and testing;

(vi)	if applicable, the status of agreement on any construction contracts for, and subsequently on construction of, the Corpus Christi Pipeline Expansion;

(vii)	a copy of any filing made by a Loan Party with:

(A)	FERC with respect to the Development; or

(B)	the DOE with respect to the export of LNG from the Project Facilities,

Second A&R Common Terms Agreement

§10.4

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(viii)	a copy of any filing made by any Person other than a Loan Party with:

(A)	FERC with respect to the Development in any proceeding in which a Loan Party is the captioned party or respondent; or

(B)	the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which a Loan Party is the captioned party or respondent,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(ix)

updates to Schedule F (Material Permits) hereto reflecting the status of any material Permits necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Governmental Authorities with respect to such Permits; and

(x)

a listing of reportable environmental, health and safety incidents, and any material unplanned related impacts, events, accidents or issues that occurred during the report period and any material non-compliance with Environmental Laws;

provided that if the construction report from the EPC Contractor does not cover construction with respect to the Corpus Christi Pipeline Expansion, the Loan Parties may, if applicable, provide a separate report prepared by the Loan Parties or applicable contractor(s) for the Corpus Christi Pipeline Expansion covering the pipeline-related items required pursuant to this clause (b).

(c)

If Expansion Senior Debt is incurred, prior to substantial completion (as defined in the engineering, procurement and construction contract to be entered into with respect to the Expansion) of the related Expansion, as soon as available and in any event within 30 days of each month-end, the Borrower shall provide to the Intercreditor Agent monthly construction progress reports from the contractor under the engineering, procurement and construction contract to be entered into with respect to such Expansion or, if so required under the Senior Debt Instrument under which the Expansion Senior Debt is incurred, from the independent engineer with respect to providers of any such Expansion Senior Debt.

Second A&R Common Terms Agreement

§10.5

10.5	Operating Budget

Before the Stage 3 Completion Date (and if at any time after the Stage 3 Completion Date, the Borrower does not have securities registered under the Securities Exchange Act of 1934):

(a)

No less than 30 days prior to the beginning of each calendar year, the Loan Parties shall prepare a proposed operating plan and budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Loan Parties and the Development for the ensuing calendar year and provide the Independent Engineer and the Intercreditor Agent with a copy of such operating plan and budget (the “Operating Budget”).

(b)

Each Operating Budget shall set forth all material assumptions used in the preparation of such Operating Budget and each such Operating Budget shall become effective 30 days following delivery thereof to the Intercreditor Agent unless the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer, objects to such Operating Budget prior to such 30th day; provided that the Intercreditor Agent shall have neither the right nor the obligation to approve or object to (1) costs for Gas or electricity purchase contracts for the Development or any financing- or hedging-related costs or expenses contained in the Operating Budget, (2) Required Capital Expenditures, or (3) any Operating Budget as long as the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to such Operating Budget is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the implementation of the applicable Operating Budget for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to such Operating Budget). If the Loan Parties do not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is effective, the Operating Budget most recently in effect shall continue to apply; provided that (A) any items of the proposed Operating Budget that have not been objected to shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas and electricity purchase contracts for the Development, and any financing- or hedging-related costs and expenses contained in the Operating Budget shall be as provided by the Loan Parties, (C) any Required Capital Expenditure shall be as provided by the Loan Parties, and (D) all other items shall be increased by the lesser of (x) 10% and (y) the increase proposed by the Loan Parties for such item in such proposed Operating Budget.

Second A&R Common Terms Agreement

§10.6

10.6	Operating Statements and Reports

Before the Stage 3 Completion Date (and if at any time after the Stage 3 Completion Date, the Borrower does not have securities registered under the Securities Exchange Act of 1934 and at least one CCH Investment Grade Rating), within 90 days following the end of each fiscal year, the Borrower shall deliver to the Intercreditor Agent and the Independent Engineer annual operating statements, respectively, which shall:

(a)

correspond to the expenditure categories and monthly periods of the current annual Operating Budget and show all Cash Flows and all expenditures for Operation and Maintenance Expenses during such fiscal year then ended;

(b)	include:

(i)	a summary of key performance indicators used to monitor the operation of the Project Facilities during such fiscal year and capacity test results if any are performed during such fiscal year; and

(ii)

discussion of any material deviation from the requirements set forth in Section 12.3 (Project Construction; Maintenance of Properties), stating in reasonable detail the necessary qualifications to such requirements;

(c)	include a copy of any filing made by a Loan Party:

(i)	with FERC with respect to the Development; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities,

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(d)	include a copy of any filing made by any Person other than a Loan Party:

(i)	with FERC with respect to the Development in any proceeding in which a Loan Party is the captioned party or respondent; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which a Loan Party is the captioned party or respondent,

Second A&R Common Terms Agreement

§10.7

(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(e)	be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material:

(i)	variance from the amount budgeted therefor in the relevant Operating Budget; and

(ii)	variance in the actual costs for the then-current period from the costs incurred during the prior period; and

(f)	be certified as materially complete and correct by an Authorized Officer of the Borrower.

10.7	Insurance Reporting

The Borrower shall be subject to and comply with the reporting requirements set forth in Section 9 (Notices and Reporting) of Schedule L (Schedule of Minimum Insurance).

10.8	Copies of Finance Documents

Promptly following the Stage 3 Closing and following entry by any Loan Party into a new Finance Document, the Borrower shall deliver copies of such newly executed Finance Document to the Security Trustee, Intercreditor Agent, each Facility Agent and each Facility Lender party to the Finance Documents.

10.9	Stage 3 and Incremental Construction Budget and Schedule

If the Stage 3 and Incremental Construction Budget and Schedule is amended, supplemented or otherwise modified in accordance with the Finance Documents, the Borrower shall promptly deliver to the Intercreditor Agent such updated Stage 3 and Incremental Construction Budget and Schedule.

11.	RESTRICTED PAYMENTS

11.1	Conditions to Restricted Payments

Restricted Payments may be made up to once monthly, provided that each of the following, and no other, conditions has been satisfied:

(a)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could occur as a result of such Restricted Payment;

Second A&R Common Terms Agreement

§11.1

(b)

(i) the Historical DSCR for the last measurement period and (ii) the Fixed Projected DSCR for the 12-month period beginning on the Quarterly Payment Date on or immediately prior to the proposed date of the Restricted Payment are, in each case, at least 1.25:1;

(c)

the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount, including the applicable debt service reserve requirements (if any) under any Senior Debt Instrument governing Additional Senior Debt;

(d)

no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event has occurred and is continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment) has not been made in full;

(e)

in the case of any Restricted Payment prior to the Stage 3 Completion Date, after taking into account the proposed Restricted Payment, the Loan Parties have sufficient available funds, including remaining available Senior Debt Commitments, funds in the Construction Account and the Equity Proceeds Account, irrevocably committed Equity Funding (if any) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs to meet the remaining expenditures required for the Stage 3 Development up to, and in order to achieve the Stage 3 Completion Date by, the Stage 3 Date Certain;

(f)

if the proposed Restricted Payment is being made between Quarterly Payment Dates, as of the date of such Restricted Payment and before giving effect to such Restricted Payment, the Borrower shall have deposited into, and shall have on deposit in, the Senior Debt Service Accrual Account an amount equal to:

(i)	one-third of the DSAA Reserve Amount for a Restricted Payment made within the first month following the immediately preceding Quarterly Payment Date;

(ii)	two-thirds of the DSAA Reserve Amount for a Restricted Payment made within the second month following the immediately preceding Quarterly Payment Date; and

(iii)	not less than 100% of the DSAA Reserve Amount for a Restricted Payment made within the third month following the immediately preceding Quarterly Payment Date; and

(g)

the Intercreditor Agent has received a certificate from the Borrower confirming that each of the conditions set forth in clauses (a) through (f) above have been satisfied and setting forth the calculation of Historical DSCR and Fixed Projected DSCR in clause (b) above.

Second A&R Common Terms Agreement

§11.2

11.2	Certain Restricted Payments

Reimbursements of equity pursuant to Section 5.2(h) (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement may be made at any time in accordance with the terms of this Agreement and the other Finance Documents, without complying with the conditions set forth in Section 11.1 (Conditions to Restricted Payments).

11.3	[Reserved]

12.	LOAN PARTY COVENANTS

Each Loan Party shall comply at all times with the following covenants:

12.1	Use of Proceeds

The Loan Parties shall use the proceeds of Facility Debt Commitments solely for the purposes set forth in the applicable Facility Agreement.

12.2	Maintenance of Existence, Etc.

(a)	Each Loan Party shall maintain its corporate existence;

(b)

no Loan Party shall take any action to amend or modify its Constitutional Documents in a manner that is in any material respect adverse to the interests of the Facility Lenders or such Loan Party’s ability to comply with the Finance Documents; and

(c)

(i)	each of the Loan Parties shall promptly provide copies of any amendments to its Constitutional Documents to the Intercreditor Agent;

(ii)

no Loan Party shall change, alter or modify its legal business name, jurisdiction of organization or type of organization, in each case without providing the Intercreditor Agent with at least 30 days’ prior notice; and

(iii)	no Loan Party shall cease to be a partnership or an entity disregarded for US federal, state and local income tax purposes.

Second A&R Common Terms Agreement

§12.3

12.3	Project Construction; Maintenance of Properties

(a)	The Loan Parties shall construct and complete, operate and maintain the Project Facilities, and cause the Project Facilities to be constructed, operated and maintained, as applicable:

(i)

in the case of construction and completion of the Stage 3 Facilities, consistent in all material respects with Prudent Industry Practice, the EPC Contract (Stage 3), the Stage 3 and Incremental Construction Budget and Schedule, the Operating Budget and the other Transaction Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers); and

(ii)

in the case of operation of all the Project Facilities, consistent in all material respects with Prudent Industry Practice, the Operating Manual, Operating Budget and the other Transaction Documents; provided that:

(A)

the Loan Parties may not exceed, in the aggregate for all operating budget categories in any Operating Budget, more than 10% of the aggregate budgeted amount therefor on an annual basis, but excluding amounts in the then-effective Operating Budget for Gas purchases and electricity service;

(B)	the Loan Parties may exceed the Operating Budget and any operating budget category thereof:

(1)	with respect to payments under Gas and electricity purchase contracts for the Development;

(2)

as required by law or regulation, Industry Standards or for compliance with any Permit applicable to the Loan Parties or the Development (or to cure or remove the effect of any termination, suspension or impairment of any Permit), as certified by the Borrower (with the reasonable concurrence of the Independent Engineer);

Second A&R Common Terms Agreement

§12.3

(3)

to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or significant physical damage to the Project Facilities or material threat to the environment, in which case:

(I)

if the Loan Parties reasonably determine that there is sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Loan Parties in connection with such emergency or accident to the reasonable satisfaction of the Intercreditor Agent;

(II)

if the Loan Parties reasonably determine that there is not sufficient time to take the actions described in sub-clause (3) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Intercreditor Agent the steps that were taken by the Loan Parties in respect of such emergency or accident and the expenses incurred by the Loan Parties in connection therewith, all in reasonable detail;

(4)	to pay for Required Capital Expenditures;

(5)

to pay for maintenance operating expenditures (including for the acceleration of expected maintenance expenses) so long as such maintenance activity is reasonably determined by the Borrower to be accretive to the operations of the Development and the anticipated maintenance activity and related payment could not reasonably be expected to result in a Material Adverse Effect; or

(6)

if, after giving effect to the costs exceeding the then-effective Operating Budget, the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the implementation of the applicable Operating Budget for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the costs exceeding the then-effective Operating Budget).

Second A&R Common Terms Agreement

§12.4

12.4	Books and Records; Inspection Rights

(a)	The Loan Parties shall make available to the Intercreditor Agent, on request, copies or extracts of books and records of the Loan Parties:

(i)	when a Loan Facility Event of Default has occurred and is Continuing; and

(ii)

otherwise up to two times (which shall be reasonably spaced within the applicable period) per calendar year during normal business hours upon 30 days’ advance notice, subject to the confidentiality arrangements pursuant to Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below.

(b)	The Loan Parties shall not, without the prior consent of the Intercreditor Agent (not to be unreasonably withheld, conditioned or delayed), change the end date of their fiscal years.

(c)	The Loan Parties shall keep proper books and records in accordance with GAAP in all material respects.

12.5	Material Project Agreements

With respect to Material Project Agreements other than Real Property Documents:

(a)	Each Loan Party shall maintain in effect all Material Project Agreements (other than Real Property Documents) that have been entered into and to which it is a party except:

(i)	to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under the Finance Documents or expires or is replaced in accordance with its terms;

(ii)	to the extent provided under Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) in relation to LNG SPAs;

Second A&R Common Terms Agreement

§12.5

(iii)

if the Material Project Agreement is a Shipping Services Agreement or an LNG Tanker Charter Party Agreement and such agreement has terminated, CCL shall be entitled to enter into one or more alternative or replacement transportation or shipping arrangements to meet the Required Shipping Capacity within 180 days following such termination to the extent necessary to meet the Required Shipping Capacity, which 180-day period shall be extended for an additional 90 days if CCL is diligently pursuing one or more replacement transportation or shipping arrangements to meet such Required Shipping Capacity; provided that such extension could not reasonably be expected to result in a Material Adverse Effect; or

(iv)	to the extent failing to do so could not reasonably be expected to have a Material Adverse Effect.

(b)

Each Loan Party shall comply with its material contractual obligations under the Material Project Agreements (other than Real Property Documents) then in effect to which it is a party, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)

No Loan Party shall agree to any amendment or modification of, or waiver relating to, any Material Project Agreement (other than Real Property Documents) to which it is a party that could reasonably be expected to have a Material Adverse Effect or would materially breach or would otherwise be materially inconsistent with the terms of the Finance Documents; provided that amendments or modifications to LNG SPAs as permitted under Section 8.3 (Amendment of LNG SPAs) shall in any case be permitted.

(d)	No Loan Party shall:

(i)

assign or transfer any interest under any Material Project Agreement without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties (except for assignments and transfers contemplated in connection with the Common Security and Account Agreement and other Security Documents); or

(ii)

consent to any counterparty assigning or transferring any interest under any Material Project Agreement, if such Loan Party has consent rights under such Material Project Agreement, without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties; except

(A)	if such assignment or transfer could not reasonably be expected to have a Material Adverse Effect; or

(B)	for assignments and transfers permitted or contemplated in the Finance Documents.

Second A&R Common Terms Agreement

§12.5

(e)

No Loan Party shall initiate or settle arbitration if such arbitration or settlement could reasonably be expected to (i) have a Material Adverse Effect or (ii) result in an Event of Default under Section 15.1(i) (Unsatisfied Judgments).

(f)

The Loan Parties shall not enter into any Subsequent Material Project Agreements without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties; provided that the Intercreditor Agent’s consent shall not be required for:

(i)	a Qualifying LNG SPA that meets the requirements set forth in Section 8.1(b) (LNG SPA Maintenance);

(ii)

any Subsequent Material Project Agreement executed in form and substance substantially similar to a form and substance that has previously been approved by the Intercreditor Agent or is attached to an agreement previously approved by the Intercreditor Agent;

(iii)

the ADCC LLC Agreement (if ADCC Investco becomes a Subsidiary of the Borrower in accordance with Section 12.19(l) (Limitations on Investments and Loans)) as long as such agreement is executed in a form that is substantially similar to the form provided to the Intercreditor Agent on or prior to the Stage 3 Closing; provided that the Borrower shall have delivered an updated Base Case Forecast to the Intercreditor Agent that takes into account the commitments of ADCC Investco to make capital contributions to ADCC for the construction of the ADCC Pipeline in accordance with the ADCC LLC Agreement and demonstrates that after giving effect to such commitments of ADCC Investco under the ADCC LLC Agreement:

(A)

the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 commencing on the first Quarterly Payment Date following the date on which ADCC Investco becomes a direct or indirect Subsidiary of the Borrower for each calendar year through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of ADCC Investco’s obligations under the ADCC LLC Agreement); and

Second A&R Common Terms Agreement

§12.5

(B)

the Stage 3 Senior Debt/Equity Ratio will be equal or lower than 50:50 (calculated, for this purpose based on the Base Case Forecast delivered as of the Stage 3 Closing Date updated only to reflect any increases in the ADCC Pipeline Costs compared to those set forth in such Base Case Forecast);

(iv)	any:

(A)	Shipping Services Agreements to be entered into in connection with Stage 3 (DES) LNG SPAs; provided that such Shipping Services Agreements satisfy the requirements set forth in clause (h)(i) below;

(B)	Linked LNG SPAs to be entered into in connection with a Linked GSA-SPA that is a Stage 3 LNG SPA; provided that such Linked LNG SPAs satisfy the requirements set forth in clause (h)(ii) below; and

(v)

any other Subsequent Material Project Agreement that a Loan Party enters into, to the extent such Subsequent Material Project Agreement complies with specific requirements related to the terms and requirements therefor under the Finance Documents (to the extent such requirements are expressly set forth in the Finance Documents).

(g)

In connection with any Subsequent Material Project Agreement, the applicable Loan Party shall deliver to the Intercreditor Agent, within 30 days following execution of such Subsequent Material Project Agreement (with a form of such document to be delivered prior to execution of such Subsequent Material Project Agreement):

(i)	each Security Document, if any, necessary to grant the Security Trustee a first priority perfected Lien in such Subsequent Material Project Agreement, as applicable (subject only to Permitted Liens);

(ii)	evidence of the authorization of the applicable Loan Party to execute, deliver and perform such Subsequent Material Project Agreement, as applicable;

(iii)

a certificate of the Borrower certifying that all Permits necessary for the execution, delivery and performance of such Subsequent Material Project Agreement, as applicable, have been duly obtained, were validly issued and are in full force and effect; and

Second A&R Common Terms Agreement

§12.5

(iv)

a Direct Agreement in respect of such Subsequent Material Project Agreement, but only to the extent such Direct Agreement is required pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement for an equivalent Material Project Agreement.

(h)

(i)

In respect of any Stage 3 (DES) LNG SPA with respect to which a Shipping Services Agreement has not been entered into as of the Stage 3 Closing Date, CCL shall enter into a Shipping Services Agreement (and deliver a copy thereof to the Intercreditor Agent) by no later than the later to occur of (i) six months following the Stage 3 Closing Date and (ii) the end of the 2022 calendar year, which Shipping Services Agreement shall be substantially similar to the PGNIG Shipping Services Agreement, in each case with such changes as are reasonably necessary (in the Borrower’s reasonable opinion) to reflect the terms of the relevant Stage 3 (DES) LNG SPA.

(ii)

In respect of any Linked GSA-SPA that is a Stage 3 LNG SPA and with respect to which a Linked LNG SPA has not been entered into as of the Stage 3 Closing Date, CCL shall enter into a Linked LNG SPA (and deliver a copy thereof to the Intercreditor Agent) by no later than the later to occur of (i) six months following the Stage 3 Closing Date and (ii) the end of the 2022 calendar year, which Linked LNG SPA shall be substantially similar to the ARC Linked LNG SPA, in each case with such changes as are reasonably necessary (in the Borrower’s reasonable opinion) to reflect the terms of the relevant IPM GSA.

With respect to Material Project Agreements constituting Real Property Documents:

(i)

Each Loan Party shall maintain, preserve and protect, or make contractual or other provisions to cause to be maintained, preserved and protected, all of the real property interests evidenced by the Real Property Documents that are Material Project Agreements except (x) to the extent such Real Property Document is permitted to expire, be terminated or replaced under the Finance Documents or expires or terminates and is replaced with substantially equivalent real property interests to the extent necessary for the Development at such time or (y) where failure to do so could not reasonably be expected to have a Material Adverse Effect. Until the later of (i) the date that is six (6) months after the date of this Agreement and (ii)

Second A&R Common Terms Agreement

§12.5

December 31, 2022, CCP shall use commercially reasonable efforts to enter into an amendment to the Road Use Agreement with the counterparty thereto that is consistent with applicable law in the State of Texas for purpose of recordation thereof, or is otherwise acceptable to the Security Trustee, acting reasonably, and, if so entered into and recorded, shall deliver a copy of such amendment, as recorded, to the Intercreditor Agent.

(j)

The prior written consent of the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties) shall be required in connection with the execution by a Loan Party of a document evidencing a real property interest if:

(i)

such real property interest replaces (or is substituted for) a real property interest in a then-existing Real Property Document and such replaced real property interest is necessary at such time for the Development; or

(ii)	if such real property interest does not replace (or is not substituted for) a real property interest in a then-existing Real Property Document, such real property interest:

(A)	is, at such time, necessary for the Development;

(B)

is required to be included in a deed of trust pursuant to requirements of Section 3.2(f)(ii) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement; and

(C)

is evidenced by a Real Property Document which by its terms imposes upon a Loan Party obligations or liabilities with an aggregate value in excess of $50,000,000 over its term and is for a term of greater than seven years;

provided, in each case, that no such consent shall be required if (1) the applicable real property interest is being acquired in order to comply with (x) the requirements of any Permit or applicable laws, rules, regulations or orders, (y) obligations of any Loan Party pursuant to a Material Project Agreement or (z) Prudent Industry Practice pertaining to safety or security measures, or (2) the acquisition of the applicable real property interest could not reasonably be expected to have a Material Adverse Effect.

Second A&R Common Terms Agreement

§12.6

With respect to the PetroChina DES LNG SPA and related CMI (UK) Security Agreement:

(k)

No Loan Party shall, without the consent of the Intercreditor Agent (acting on the instruction of Requisite Intercreditor Parties), provide consent to a request for an amendment, modification or waiver to, or assignment or transfer of any interest under, the PetroChina DES LNG SPA that is requested by CMI (UK) unless:

(i)

in the case of an amendment, modification or waiver, (A) a corresponding amendment, modification or waiver is made to the DES-Linked LNG SPA to the extent that such amendment, modification or waiver of the DES-Linked LNG SPA is required to maintain the alignment of material terms between the DES-Linked LNG SPA and the PetroChina DES LNG SPA and (B) such corresponding amendment, modification or waiver of the DES-Linked LNG SPA meets the requirement therefor in the Finance Documents; and

(ii)	in the case of an assignment or transfer of any interest under the DES-Linked LNG SPA, such assignment or transfer of any interest could not reasonably be expected to have a Material Adverse Effect.

(l)	No Loan Party shall, without the consent of the Intercreditor Agent (acting on the instruction of Requisite Intercreditor Parties):

(i)	amend, waive or modify any of CMI (UK)’s rights or obligations under the CMI Security Agreement in a manner that is material and adverse to the interests of the Loan Parties; or

(ii)	consent to an assignment or transfer of any of CMI (UK)’s material rights or obligations under the CMI Security Agreement.

12.6	Compliance with Law

(a)

The Loan Parties shall comply in all material respects with all material applicable laws, rules, regulations and orders (excluding tax laws as to which Section 12.13 (Taxes) is applicable and Environmental Laws as to which Section 12.7 (Environmental Compliance) is applicable) except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	No Loan Party shall Knowingly engage in any activity that violates any Anti-Terrorism and Money Laundering Law or OFAC Law to the extent applicable to such entity.

(c)

The Loan Parties will not, and will procure that their respective Affiliates, directors and officers do not, directly or, to the Loan Parties’ Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

Second A&R Common Terms Agreement

§12.7

(i)

in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or OFAC Laws, to the extent applicable;

(ii)

to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii)

in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or Her Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Loans, whether as Facility Lender, Intercreditor Agent or otherwise).

(d)

The Borrower agrees that if it becomes aware of or receives any notice that a Loan Party, any Affiliate or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise the target of OFAC, US Department of State, European Union or Her Majesty’s Treasury sanctions (a “Sanctions Violation”), to the extent applicable, the Borrower shall promptly:

(i)	give notice to the Intercreditor Agent of such Sanctions Violation; and

(ii)

comply with all applicable laws governing such sanctions with respect to such Sanctions Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States).

(e)

The Borrower authorizes and consents to the Intercreditor Agent and each Senior Creditor Group Representative taking any and all steps such parties deem necessary to comply with all applicable laws governing such sanctions with respect to any such Sanctions Violation, including the “freezing” or “blocking” of assets and reporting such action to the applicable regulatory authorities.

12.7	Environmental Compliance

The Loan Parties shall comply in all material respects with material Environmental and Social Standards.

Second A&R Common Terms Agreement

§12.8

12.8	Permits

(a)

The Loan Parties shall obtain by the time they are required and maintain in full force and effect and comply with all applicable material Permits (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Orders, as to which Section 12.10 (FERC Orders) is applicable) except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)

The Loan Parties shall not amend or modify a material Permit or any conditions thereof (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Orders, as to which Section 12.10 (FERC Orders) is applicable); provided that the Loan Parties may amend or modify such Permits and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect or result in an Impairment of such Permit and such amendment or modification is not materially more restrictive or onerous on the applicable Loan Party.

12.9	Export Authorizations

(a)

CCL shall use all reasonable efforts to maintain in full force and effect and will comply in all material respects with both the FTA Authorization, the Non-FTA Authorization and the Incremental Export Authorizations.

(b)	If an Export Authorization is Impaired, CCL shall use all reasonable efforts to promptly and diligently take reasonable steps to reverse such Impairment.

12.10	FERC Orders

(a)

CCL and CCP shall maintain in full force and effect and comply in all material respects with the FERC Orders except, in the case of the Stage 3 FERC Order, if failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)

The Loan Parties shall not amend or modify the FERC Orders or any conditions of the FERC Orders; provided that the Loan Parties may amend or modify the FERC Orders and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect and such amendment or modification is not materially more restrictive or onerous on the applicable Loan Party.

Second A&R Common Terms Agreement

§12.11

12.11	[Reserved]

12.12	Inspection Rights

The Loan Parties shall grant access to the Site to the Consultants and designated representatives of Facility Lenders at the times and in the manner described in Section 13.3 (Access).

12.13	Taxes

Each Loan Party (or, for the purposes of this Section 12.13 (Taxes), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) shall pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP.

12.14	Limitation on Indebtedness

The Loan Parties shall not incur Indebtedness other than the following (with any baskets measured in the aggregate among all the Loan Parties):

(a)	Senior Debt, including any reborrowing of any Working Capital Debt in accordance with its terms;

(b)	other Indebtedness expressly contemplated by a Finance Document or a Material Project Agreement (including guarantees permitted by Section 12.15 (Guarantees));

(c)	Subordinated Debt;

(d)	intercompany Indebtedness between or among the Loan Parties, all of which shall be Subordinated Debt;

(e)	Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a) above;

(f)	Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(g)

purchase money Indebtedness and finance leases or guarantees of the same, in a principal amount not exceeding $100 million in the aggregate to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that if such obligations are secured, they are secured only by Liens upon the assets being financed or the proceeds of such assets;

Second A&R Common Terms Agreement

§12.14

(h)	any other unsecured Indebtedness in an aggregate amount outstanding at any one time not to exceed $500 million for general corporate purposes;

(i)

to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(j)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)

contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(l)

to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(m)	trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which:

(i)	is not more than 90 days past due; or

(ii)	is being contested in good faith and by appropriate proceedings;

(n)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Loan Parties in the ordinary course of business;

(o)	other Indebtedness incurred with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, together with any refinancing thereof;

(p)

any Indebtedness if the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of such Indebtedness is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying

Second A&R Common Terms Agreement

§12.15

LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Excluded Working Capital Debt) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); provided that:

(i)

the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that the condition set forth in this Section 12.14(p) has been satisfied; and

(ii)

any provider of such Indebtedness (or a Senior Creditor Group Representative on its behalf) that is secured shall have acceded as a Senior Creditor to the Common Security and Account Agreement, and, in the case of a Facility Agreement, the Intercreditor Agreement and this Agreement, and thereby share pari passu in the Collateral;

(q)

any Indebtedness incurred after the Term Loan Discharge Date in respect of which the Borrower has obtained and delivered to the Intercreditor Agent a Rating Reaffirmation that takes into account the incurrence of such Indebtedness; provided that any provider of such Indebtedness (or a Senior Creditor Group Representative on its behalf) that is secured shall have acceded as a Senior Creditor to the Common Security and Account Agreement and, in the case of a Facility Agreement, the Intercreditor Agreement and this Agreement, and thereby shall share pari passu in the Collateral; and

(r)

Indebtedness in an amount not to exceed $250 million to finance the restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof.

12.15	Guarantees

No Loan Party shall guarantee the obligations of others except for:

(a)	guarantees expressly contemplated by a Finance Document or a Material Project Agreement; and

(b)	guarantees of the obligations of one or more Loan Parties that are permitted under the Finance Documents.

Second A&R Common Terms Agreement

§12.16

12.16	Limitation on Liens

The Loan Parties shall not assume, incur, permit or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, except for Permitted Liens.

12.17	Sale of Project Property

No Loan Party shall sell, lease or otherwise dispose of Project Property, in one transaction or a series of transactions, in excess of $100 million per year without the consent of the Intercreditor Agent, except that no consent of the Intercreditor Agent shall be required for:

(a)	transfers of Project Property between or among the Loan Parties;

(b)	dispositions in compliance with any applicable court or governmental order;

(c)

dispositions of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Project Facilities substantially in the manner contemplated in this Agreement;

(d)

sales or other dispositions of LNG in accordance with any LNG SPAs as permitted under the Finance Documents or other assets in the ordinary course of the LNG business (including the disposition of a Prepaid LNG Cargo);

(e)	sales of Gas in the ordinary course of business;

(f)	sales, transfers or other dispositions of Authorized Investments;

(g)	Restricted Payments made in accordance with the Finance Documents;

(h)	liquefaction and other services in the ordinary course of business;

(i)	settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Finance Documents;

(j)	the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;

(k)

conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities;

Second A&R Common Terms Agreement

§12.18

(l)

dispositions of other Project Property if a Loan Party replaces such Project Property within 180 days following such disposition or has obtained a commitment to replace such Project Property within 180 days following such disposition and replaces such Project Property within 270 days following such disposition; and

(m)

sale of investments held in pipelines (other than the Corpus Christi Pipeline), electricity generation, carbon capture and sequestration, helium processing or nitrogen rejection facilities, pollution control and associated infrastructure (or in the entity owning such facilities or infrastructure) at a fair market value and so long as the sale does not materially adversely impact any Material Project Agreement in effect prior to such sale between a Loan Party and the owner of such facilities.

Proceeds of any such disposition by the Borrower pursuant to this Section 12.17 (Sale of Project Property) shall be deposited in the Revenue Account; provided that proceeds of any disposition of assets requiring mandatory prepayment under Section 3.4 (Mandatory Prepayments) shall be deposited into the Additional Proceeds Prepayment Account.

12.18	Merger and Liquidation, Sale of All Assets

The Borrower will not dissolve or liquidate nor consolidate with or merge with or into another Person (regardless of whether the Borrower is the surviving entity), convert into another form of entity or continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Loan Parties taken as a whole, in one or more related transactions, to another Person, unless:

(a)

either (x) the Borrower is the surviving entity or (y) the Person formed by or surviving such consolidation, merger, conversion or continuation (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and assumes the Borrower’s obligations under the Finance Documents;

(b)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default would exist immediately after giving effect to such transaction or series of related transactions;

(c)	either:

(i)	the Borrower or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Borrower) has obtained

Second A&R Common Terms Agreement

§12.18

and delivered to the Intercreditor Agent (A) letters from any two nationally recognized statistical rating organizations that are then rating the Borrower’s Senior Debt Obligations (or if only one nationally recognized statistical rating organization is then rating the Senior Debt Obligations of the Borrower, such agency) to the effect that the nationally recognized statistical rating organization has considered the contemplated transaction or series of related transactions, and that, if the transaction or series of related transactions are consummated, such nationally recognized statistical rating organization would reaffirm the CCH Investment Grade Rating as of the date of such transaction or series of related transactions and (B) letters from all other nationally recognized statistical rating organizations then rating the Senior Debt Obligations, if any, to the effect that each such agency has considered the contemplated transaction or series of related transactions, and that, if the contemplated transaction or series of related transactions are consummated, such agency would provide a Rating Reaffirmation; or

(ii)

(A) the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Borrower or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Borrower) outstanding after giving effect thereto, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR that is not less than the lower of (x) 1.40:1.00 and (y) the Fixed Projected DSCR derived from amortizing the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Borrower outstanding prior to giving effect thereto to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (1) in the case of an amortization calculation after giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Excluded Working Capital Debt) outstanding after giving effect thereto and (2) in the case of an amortization calculation prior to giving effect to such consolidation or merger, sale, assignment, transfer, lease, conveyance or disposition, the weighted average interest rate of all such Senior Debt (excluding Excluded Working Capital Debt)

Second A&R Common Terms Agreement

§12.19

outstanding prior to giving effect thereto, (B) after giving effect to such transaction or series of related transactions, the Borrower or the Person formed by or surviving any consolidation or merger or sale, assignment, transfer, lease, conveyance or disposition (if other than the Borrower) and the Guarantors are not engaged in any business or activities other than the Permitted Businesses, except to such extent as would not be material to such Person and the Guarantors, taken as a whole and (C) after giving effect to such transaction or series of related transactions, the Senior Debt Obligations are not assumed or guaranteed by the Sponsor; and

(d)

the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer, stating that such consolidation or merger, conversion or continuation, or sale, assignment, transfer, lease, conveyance or disposition and any accessions to the Finance Documents and Security Documents, if any, comply with the Finance Documents, and that all conditions precedent provided for in the Finance Documents relating to such transaction have been complied with.

12.19	Limitation on Investments and Loans

No Loan Party shall make any investments, loans or advances to any Person other than:

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)	as specifically contemplated under the Finance Documents;

(d)	as expressly contemplated by the terms of the Material Project Agreements then in effect to which it is a party;

(e)

surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits, advance payments in the ordinary course of business on usual commercial terms and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(f)

any investment by a Loan Party in a Person, if as a result of such investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party;

(g)	investments pursuant to Permitted Hedging Instruments;

Second A&R Common Terms Agreement

§12.20

(h)	investments existing on the Stage 3 Closing Date;

(i)

amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3) of another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(j)	investments, loans or advances among and between the Loan Parties; provided that amounts owing thereunder are Subordinated Debt;

(k)

loans from the Borrower to Holdco, the Sponsor or its Affiliates, but only to the extent that such loans are made with cash available to the Borrower to make a Restricted Payment and after meeting the test to make Restricted Payments under Section 11.1 (Conditions to Restricted Payments);

(l)

investments, loans or advances in entities developing, constructing operating and/or owning, electricity generation facilities or pipelines (including, acquisition of, and investment into, a limited liability company, as a Subsidiary of the Borrower, that holds or will hold a limited liability company interest in ADCC, in accordance with the terms of the ADCC LLC Agreement (such Subsidiary, “ADCC Investco”), as long as ADCC Investco becomes a Guarantor pursuant to the Finance Documents);

(m)

investments, loans or advances with a fair market value at the time of the investment not to exceed $300,000,000 (including through the acquisition of equity interests) in entities developing carbon capture and sequestration, helium processing or nitrogen rejection facilities, pollution control and associated infrastructure related to, or supporting, the Development; and

(n)

other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (n) that are at the time outstanding not to exceed $100,000,000.

12.20	Nature of Business

The Loan Parties shall not (i) change the limited nature of their business in any material respect from the Permitted Business or (ii) engage in retail sales of natural gas in such a manner and to such an extent so as to cause any Loan Party to become subject to regulation as a “gas utility” under the Texas Utilities Code. In the event any Loan Party engages in retail sales of natural gas in a manner that would cause it to become a “holding company” or a “subsidiary company” of a “holding company” (each as defined under PUHCA), it shall (A) comply in all material respects with all applicable provisions of PUHCA and (B) use commercially reasonable efforts to obtain an exemption from regulation under PUHCA.

Second A&R Common Terms Agreement

§12.21

12.21	Transactions with Affiliates

No Loan Party shall directly or indirectly enter into any transaction or agreement with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) in relation to the Development, involving aggregate payments or considerations in excess of $25,000,000 except:

(a)	agreements that are Material Project Agreements or required or contemplated by any Material Project Agreement;

(b)

any other agreement relating to the Development entered into prior to the Stage 3 Closing Date that is disclosed on Schedule J (Transactions with Affiliates) hereto and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents;

(c)	to the extent required by applicable law or regulation;

(d)

transactions or agreements entered into on fair and commercially reasonable terms (from the perspective of the relevant Loan Party) that (i) could not reasonably be expected to cause a Material Adverse Effect and (ii) are not materially less favorable in the aggregate to such Loan Party than such Loan Party would obtain in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable);

(e)	transactions or agreements required or contemplated by the Common Security and Account Agreement;

(f)	Subordinated Debt between or among the Loan Parties and any of their Affiliates;

(g)

any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by a Loan Party, as the case may be, in the ordinary course of business and payments pursuant thereto;

(h)	transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Guarantor, an equity interest in, or controls, such Person;

(i)	any investments permitted under Section 12.19 (Limitation on Investments and Loans); or

Second A&R Common Terms Agreement

§12.22

(j)	any assignment, novation or transfer of the CMI (UK) LNG SPAs to an Affiliate of the Borrower or any of the Guarantors;

provided that:

(i)

this covenant shall not apply to (A) transactions between or among the Loan Parties, (B) any issuance of equity interests of any Loan Party to its parent and (C) Permitted Payments, including those pursuant to the Tax Sharing Agreements; and

(ii)	any such agreement that constitutes a Subsequent Material Project Agreement shall be subject to the terms of Section 12.5 (Material Project Agreements).

12.22	Hedging Arrangements

(a)	No Loan Party shall enter into Hedging Instruments other than Permitted Hedging Instruments.

(b)

The Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more interest rate Permitted Hedging Instruments with respect to no less than 60% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, no later than 90 days following the Stage 3 Closing Date for the projected aggregate outstanding balance of the Senior Debt; provided that for purposes of calculating such percentage, any such Senior Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Instrument.

(c)

If, due to a mandatory prepayment made in accordance with Section 3.4 (Mandatory Prepayments), a voluntary prepayment made in accordance with Section 3.5 (Voluntary Prepayments) or otherwise, the aggregate notional amount of the Permitted Hedging Instruments on any Quarterly Payment Date is greater than 110% (or, if 110% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, within 45 days, the Borrower shall reduce the amount that is hedged under the Permitted Hedging Instruments (in the proportion allocated to each Permitted Hedging Instrument as may be determined by the Borrower as long as the Borrower has used commercially reasonable efforts to allocate the reduction pro rata among each Permitted Hedging Instrument) such that the aggregate notional amount of the Permitted Hedging Instruments is not more than 110% (or, if 110% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt on such Quarterly Payment Date (any such amount of the Permitted Hedging Instruments that is required to be so reduced, a “Hedging Excess Amount”).

Second A&R Common Terms Agreement

§12.23

12.23	Accounts

No Loan Party shall maintain any accounts in contravention of Article 4 (Cash Flow and Accounts) of the Common Security and Account Agreement.

12.24	Separateness

Each Loan Party shall at all times:

(a)	observe all applicable entity procedures necessary to maintain its separate existence and formalities, including:

(i)	maintaining minutes or records of meetings of the members and/or managers of the Loan Party;

(ii)	acting on behalf of itself only pursuant to due authorization of the members and/or managers, including, when applicable, any independent managers or members; and

(iii)	conducting its own business in its own name and through authorized agents pursuant to its Constitutional Documents;

(b)	allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(c)	use separate stationery, invoices and checks bearing its own name;

(d)

prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(e)

maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments by or on behalf of a Loan Party solely in its name except as otherwise provided by the Finance Documents;

(f)

separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

Second A&R Common Terms Agreement

§12.24

(g)

not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(h)	not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(i)

maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that such Loan Party may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Loan Parties from such Affiliate(s) and to disclose the separate nature of the Loan Parties’ indebtedness;

(j)

prepare and file its own tax returns separate from those of any Person except to the extent that the Loan Party is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(k)	pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(l)

pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(m)	maintain adequate capitalization in light of its contemplated business and obligations;

(n)

hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Loan Parties from any other Person;

(o)	procure that the Borrower shall have an independent director or manager appointed in accordance with its Constitutional Documents; and

(p)	have and maintain Constitutional Documents that comply with the requirements of this Section 12.24 (Separateness),

provided that no limitation in this Section 12.24 (Separateness) shall apply to the Loan Parties as among one another.

Second A&R Common Terms Agreement

§12.25

12.25	[Reserved]

12.26	Auditors

The Borrower shall engage KPMG LLP (or other independent certified public accountants of recognized national standing) as auditors to audit the financial statements of its consolidated group.

12.27	Gas Supply Arrangements

Taking into account requirements of law and regulation, CCL shall enter into and maintain, or cause to be entered into and maintained, for the benefit of the Development, at all times, gas supply arrangements with suppliers and in quantities as are customary in the case of Persons engaged in the same or similar businesses and similarly situated, consistent with Prudent Industry Practice.

12.28	Insurance Covenant

To the extent available to the Loan Parties on Reasonable Commercial Terms and taking into account requirements of applicable law and regulation, the Loan Parties shall obtain and maintain, or cause to be obtained and maintained, at all times, the commercial insurance coverage set forth in Schedule L (Schedule of Minimum Insurance) hereto describing the minimum insurance required to be held by the Loan Parties (the “Schedule of Minimum Insurance”). “Reasonable Commercial Terms” means commercial insurance market terms which are reasonable, as determined by the Borrower, having regard to the nature of the risk insured, the cost of maintaining insurance against that risk and the interests of the Loan Parties and the Secured Parties under the Finance Documents. Disputes as to whether the relevant insurance is available on Reasonable Commercial Terms, is in accordance with applicable laws or regulations or complies with the Schedule of Minimum Insurance shall be referred to an independent insurance expert from the agreed list of independent insurance experts attached as Schedule M (Independent Insurance Experts) hereto, as such list may be updated from time to time by mutual agreement by the Borrower and the Intercreditor Agent.

12.29	[Reserved]

12.30	Electricity Purchase Agreements

The Loan Parties shall not enter into any individual contract, agreement, letter agreement or other instrument for the purchase of physical electricity at a fixed price from any electricity supplier or provider (each such contract, agreement or other instrument, a “Fixed Price Electricity Purchase Agreement”) without the prior written consent of the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties); provided that no such consent will be necessary so long as such Fixed Price Electricity Purchase Agreement (a) is entered into for non-

Second A&R Common Terms Agreement

§13.1

speculative purposes and is on arm’s-length terms, (b) does not set a fixed electricity price for any date occurring after the 12th anniversary of the date on which such price was contractually agreed under such Fixed Price Electricity Purchase Agreement and (c) does not set a fixed electricity price covering a duration exceeding 12 years commencing on the later of the date on which such Fixed Price Electricity Purchase Agreement was entered into and the date on which it is amended, supplemented or modified to extend its duration. For the avoidance of doubt, the Electricity Sales and Purchase Agreement, dated as of February 17, 2017, between CCL and Calpine Energy Solutions, LLC (“Calpine”) (as amended, restated or otherwise modified from time to time) and the Electricity Sales and Purchase Agreement, dated as of February 17, 2017, between CCP and Calpine (as amended, restated or otherwise modified from time to time) are not themselves Fixed Price Electricity Purchase Agreements; provided, however, that any addendum to or confirmation under either of the foregoing agreements that provides for the purchase of physical electricity at a fixed price from Calpine shall constitute Fixed Price Electricity Purchase Agreements and be subject to the foregoing covenant.

13.	CONSULTANTS

13.1	Appointment of Consultants

The common Independent Engineer, the common Insurance Advisor, the common Market Consultant, and the common Environmental and Social Consultant (the “Consultants”), as of the date hereof, are listed in Schedule N (Senior Creditors’ Advisors and Consultants) hereto. Each such Consultant shall be deemed to be retained by, and shall be solely responsible to and for the benefit of, the Facility Lenders. The Consultants may also act for the benefit of, and deliver reports to, the Indenture Trustee, Senior Noteholders, the Intercreditor Agent and/or the initial purchasers of the Senior Notes.

13.2	Replacement and Fees

(a)

In accordance with the terms of each such Consultant’s engagement letter, the Borrower (with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, such consent not to be unreasonably withheld, conditioned or delayed) or the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties and, subject to clause (b) below, following good-faith consultation with the Borrower, may remove from time to time any one or more of such Consultants, and the Borrower shall engage such replacements as the Intercreditor Agent, acting on the instructions of the Requisite Intercreditor Parties, may choose (with the prior consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed). Such replacement is subject to confirmation at the time of its appointment of no conflict of interest that would prevent a replacement Consultant from acting for the Facility Lenders. The replacement of any Consultant shall not increase the annual limits referred to in clause (c) below.

Second A&R Common Terms Agreement

§13.3

(b)

Notwithstanding clause (a) above, in the event that a Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing that is reasonably connected to a matter on which a Consultant may be requested by the Senior Creditors or their representatives to advise, for the duration of such default, the Borrower’s consent rights under such clause (a) above shall cease and the Intercreditor Agent, acting reasonably on the instructions of the Requisite Intercreditor Parties, shall have the right to remove any Consultant and appoint a replacement Consultant.

(c)

All fees and expenses of the Consultants (whether the original ones or replacements) shall, subject in each case to the applicable Consultant’s engagement letter, be paid by the Borrower. Any reasonable fees incurred by any Consultant to provide services required under the Finance Documents but not otherwise within the scope of work under the applicable engagement letter shall be paid by the Borrower subject to certain annual limits, if any, to be specified in such engagement letter (except that such annual limits shall not apply in relation to any work (i) investigating a Loan Facility Event of Default or Unmatured Loan Facility Event of Default, or (ii) in respect of any waiver request by the Borrower, both of which instead shall be subject to reasonable work plans, budgets and compensation limits to be agreed by such Consultant in consultation with the Intercreditor Agent and advised to the Borrower). Except in such cases, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for a Consultant to perform additional work not otherwise contemplated by the terms of the relevant engagement letter or that would otherwise cause the reasonable fees and expenses of such Consultant to exceed the annual limits set forth in the relevant engagement letter.

13.3	Access

(a)	Site visits to the Project Facilities may be conducted in accordance with clause (b) below upon reasonable prior request by:

(i)

the Independent Engineer and, if requested, the Facility Agent (or one alternative representative) for each Senior Creditor Group comprised of Facility Lenders, any such visits to be coordinated between the Independent Engineer and the applicable Facility Agents up to two times (which shall be reasonably spaced within the applicable period) per calendar year, except to the extent additional visits are made in connection with the occurrence of a Loan Facility Event of Default or an Unmatured Loan Facility Event of Default; and

Second A&R Common Terms Agreement

§14.1

(ii)	any Consultant to the extent reasonably required for such Consultant to provide any report, certificate or confirmation explicitly contemplated by the terms of the Finance Documents.

(b)

Site visits shall be granted during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Project Facilities in any respect, and subject to the confidentiality provision of Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) below and reasonable safety arrangements and shall be at the cost and expense of the Loan Parties.

14.	CONDITIONS TO COMPLETION

14.1	Conditions to Occurrence of Stage 3 Completion Date

The occurrence of the Stage 3 Completion Date is subject to the satisfaction of each of the following, and no other, common conditions (or waiver thereof by the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties)):

(a)	Notice of Stage 3 Completion Date

Receipt by the Intercreditor Agent of a duly executed and completed notice from the Borrower certifying that the conditions in this Section 14.1 (Conditions to Occurrence of Stage 3 Completion) have been met.

(b)	Borrower Certificate

Receipt by the Intercreditor Agent of a certificate of the Loan Parties certifying that:

(i)	the Required LNG SPAs are in effect;

(ii)	all other Material Project Agreements are in effect (except to the extent failure for a Material Project Agreement to be in effect could not reasonably be expected to have a Material Adverse Effect);

(iii)	all material Permits are in effect (except to the extent failure for a material Permit to be in effect could not reasonably be expected to have a Material Adverse Effect);

(iv)

no Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or shall result from the consummation of the transactions contemplated by the Transaction Documents; and

Second A&R Common Terms Agreement

§14.1

(v)	the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and security interest established pursuant to the Security Documents.

(c)	Physical Completion Certificate

Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed to be reasonable by the Independent Engineer) confirming:

(i)	Substantial Completion with respect to each of the Trains of the Stage 3 Terminal Facilities has occurred pursuant to the EPC Contract (Stage 3);

(ii)	material capital spares for each Train of the Stage 3 Terminal Facilities that has met the condition in clause (i) above have been received or are available just-in-time; and

(iii)

any remaining punch-list items could not reasonably be expected to cause a material adverse effect to the Borrower’s technical ability to perform its obligations under the Qualifying LNG SPAs (taken as a whole) or have a Material Adverse Effect.

(d)	Performance Tests

Receipt by the Intercreditor Agent of a certificate from the Borrower that the Performance Tests for each Train of the Stage 3 Terminal Facilities under the EPC Contract (Stage 3) have been completed.

(e)	Environmental and Social Standards

Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed to be reasonable by the Environmental and Social Consultant) confirming the Development’s compliance in all material respects with material Environmental and Social Standards.

(f)	Disbursement Endorsement

Receipt by the Intercreditor Agent of a Disbursement Endorsement meeting the requirements set forth in the definition thereof for the delivery of such endorsement on the Stage 3 Completion Date.

Second A&R Common Terms Agreement

§14.1

(g)	Insurance

Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed to be reasonable by the Insurance Advisor) confirming that all insurance premium payments due and payable as of the Stage 3 Completion Date have been paid and that the insurance then in place complies with the then-applicable requirements of Schedule L (Schedule of Minimum Insurance) hereto, and certificates of insurance, binders or other documentation evidencing such insurance.

(h)	Reserve Amount and Debt/Equity Ratio

Receipt by the Intercreditor Agent of a certificate from the Borrower confirming that (i) the Senior Debt Service Reserve Account is funded up to the then-applicable Reserve Amount, and that (ii) the Stage 3 Senior Debt/Equity Ratio as of the Stage 3 Completion Date, as certified by the Borrower to the Intercreditor Agent, is no more than 75:25.

(i)	Lien Waivers

The Intercreditor Agent shall have received Lien Waivers as the EPC Contractor has been required to provide pursuant to the EPC Contract (Stage 3) (which, in the case of Lien Waivers from Major Subcontractors and Major Sub-subcontractors, shall be required to be delivered only to the extent received by the Borrower).

Notwithstanding the foregoing, the conditions in clauses (c)(i) and (d) above shall be deemed to be satisfied if the Borrower prepares an updated Base Case Forecast to reflect the production level of the Project Facilities excluding any Trains in the Stage 3 Terminal Facilities that have not met the conditions in clauses (c)(i) and (d) above and including only the Qualifying LNG SPAs (x) that will continue to be in effect despite the failure of such Trains to meet such conditions and (y) under which the LNG sales commitments of CCL can be met by the production from the Project Facilities excluding such Trains that have not met the conditions in clauses (c)(i) and (d) above, and such updated Base Case Forecast demonstrates that the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) then-outstanding is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Excluded Working Capital Debt) then-outstanding).

Second A&R Common Terms Agreement

§15.1

15.	LOAN FACILITY EVENTS OF DEFAULT

15.1	Loan Facility Events of Default

Except as may be set forth in a Facility Agreement with respect solely to such Facility Agreement, the following events, and no others, shall be Loan Facility Events of Default:

(a)	Payment Default

(i)

The Borrower fails to pay principal amounts due under the Finance Documents; provided that if failure to pay occurs due to a purely administrative error, the Borrower shall have three Business Days to cure such failure; or

(ii)	the Borrower fails to pay interest or any other Senior Debt Obligations due under the Finance Documents within three Business Days after those amounts become due.

(b)	Breach of Project Representations and Warranties

(i)

Any representation or warranty made by any Loan Party in Article 5 (Representations and Warranties of the Loan Parties) (other than in relation to the representations and warranties in Section 5.1(l) (Initial Representations and Warranties of the Loan Parties – Environmental and Social) and Section 5.1(m) (Initial Representations and Warranties of the Loan Parties – Environmental Claims; Permit Notices), which are the subject of clause (o) (Project Environmental Default) below), or any representation, warranty or statement in any certificate, financial statement or other document furnished by any Loan Party pursuant to this Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within 60 days after the earlier of (A) the applicable Loan Party, becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

(ii)

Any representation or warranty made by Holdco in the Security Document referred to in Section 3.3 (Security Interests to be Granted by Holdco) of the Common Security and Account Agreement is false when made and such falsity is not corrected or cured within 60 days after the earlier of (A) the Borrower becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

Second A&R Common Terms Agreement

§15.1

(c)	Breach of Certain Covenants

Except as specifically provided for in another Loan Facility Event of Default in this Section 15.1 (Loan Facility Events of Default):

(i)	breach by a Loan Party of the covenant described in Section 12.2(a) (Maintenance of Existence, Etc.) or 12.18 (Merger and Liquidation, Sale of All Assets);

(ii)	(A) material breach by a Loan Party of any covenant described in:

(1)	Section 12.1 (Use of Proceeds);

(2)	Section 12.2(c) (Maintenance of Existence, Etc.);

(3)	Section 12.5 (Material Project Agreements) clause (a), (d), (f), (i), (j) or (k)(ii) (but excluding covenants therein as they may apply to termination of any LNG SPA);

(4)	Section 12.14 (Limitation on Indebtedness);

(5)	Section 12.15 (Guarantees);

(6)	Section 12.16 (Limitation on Liens); or

(7)	Section 12.19 (Limitation on Investments and Loans); or

(B)	breach by a Loan Party of any covenant described in:

(1)	Section 10.3(p) (Notices);

(2)	Section 12.13 (Taxes);

(3)	Section 12.6 (Compliance with Law);

(4)	Section 12.5 (Material Project Agreements) clause (b), (c), (e) or (k)(i) (but excluding covenants therein as they may apply to termination of any LNG SPA); or

(5)	Section 12.17 (Sale of Project Property);

in each case with respect to the events in this sub-clause (ii) that is not corrected or cured within 30 days following the earlier of (x) the applicable Loan Party becoming aware of such failure and (y) notice from the Intercreditor Agent to the Borrower;

Second A&R Common Terms Agreement

§15.1

(iii)

material breach by Holdco of any covenant contained in the Holdco Pledge Agreement that is not corrected or cured within 30 days after the earlier of (A) Holdco becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower and Holdco;

(iv)	(A) breach by a Loan Party of:

(1)	Section 12.3 (Project Construction; Maintenance of Properties);

(2)	Section 12.20 (Nature of Business);

(3)	Section 12.27 (Gas Supply Arrangements); or

(4)	Section 12.21 (Transactions with Affiliates); or

(B)

material breach by a Loan Party of any other covenant in Article 12 (Loan Party Covenants) (except for (x) the covenant described in Section 12.7 (Environmental Compliance), which is the subject of clause (o) (Project Environmental Default) below and (y) the covenants described in Section 12.8 (Permits) and Section 12.10 (FERC Orders), which are subject to clause (p) (Permits Generally) below) or any other covenant in this Agreement, the Security Documents or, with respect to any Facility Lender, its Facility Agreement; and

in each case, with respect to the events in this sub-clause (iv), that is not corrected or cured within 90 days after the earlier of (1) the applicable Loan Party becoming aware of such breach; and (2) notice from the Intercreditor Agent to the Borrower.

(d)	Bankruptcy

A Bankruptcy with respect to a Loan Party or Holdco has occurred.

(e)	Abandonment

Abandonment has occurred and is continuing.

Second A&R Common Terms Agreement

§15.1

(f)	Destruction

All or a material part of the Project Facilities is destroyed, lost or damaged, unless there is reasonably expected to be sufficient proceeds of insurance (available for such purpose and permitted to be applied in accordance with the terms of the Finance Documents) committed or otherwise available Equity Funding or other funds available to cure such destruction, loss or damage.

(g)	Event of Taking

An Event of Taking of all or substantially all of the Development or that could reasonably be expected to have a Material Adverse Effect has occurred.

(h)	Security Interests Invalid

Any of the Security Interests over a material portion of the Collateral cease to be validly perfected (subject to applicable Reservations) in favor of the Security Trustee on behalf of the Secured Parties, and five Business Days have elapsed after the Security Trustee or Intercreditor Agent gave notice to the Borrower thereof.

(i)	Unsatisfied Judgments

One or more final judgments in excess of $150 million in the aggregate (net of insurance proceeds which are reasonably expected to be paid), and, in each case, such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 90 days after the date of entry of such judgment.

(j)	Unenforceability or Termination of Finance Documents

Any of the Finance Documents (other than (x) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect (except for the PetroChina Direct Agreements) or (y) any Direct Agreement in the case where the occurrence of a Loan Facility Event of Default has been triggered by an event affecting the underlying Material Project Agreement or a Senior Debt prepayment remedy or other Loan Facility Event of Default is applicable under the Finance Documents) or any material provision thereof:

(i)	is expressly repudiated in writing by any party thereto (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender);

(ii)

shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of a Loan Facility Event of Default hereunder); or

Second A&R Common Terms Agreement

§15.1

(iii)

is declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender) and such unenforceability is not cured (subject to any applicable Reservations) within five Business Days following the date of entry of such judgment; provided that such five-Business Day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.

(k)	Unenforceability of Material Project Agreements:

Any Material Project Agreement (other than an LNG SPA) or any material provision thereof:

(i)	is expressly repudiated in writing by any party; or

(ii)

is declared unenforceable in a final judgment of a court of competent jurisdiction against any party and such unenforceability is not cured (subject to any applicable Reservations) within 60 days following the date of entry of such judgment;

provided that in each case of sub-clauses (i) and (ii) above there could reasonably be expected to be a Material Adverse Effect as a result thereof (without regard, for such purpose, to clause (a) of the definition of Material Adverse Effect); provided, further, that, in respect of sub-clause (ii) above, such 60-day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.

(l)	Failure to Achieve Stage 3 Completion Date by Stage 3 Date Certain

The Stage 3 Completion Date does not occur by the Stage 3 Date Certain.

(m)	Cross-Acceleration (other Indebtedness)

A default has occurred with respect to Indebtedness (other than (i) Indebtedness secured by the Security Documents and (ii) Subordinated Debt) of any Loan Party that exceeds a principal amount of $100 million and such default has continued beyond any applicable grace period, and its effect has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity remains unrescinded.

(n)	Cross-Acceleration (Senior Notes)

In respect of any Senior Notes outstanding, acceleration of such Senior Notes following an Indenture Event of Default, without prejudice to any Loan Facility Event of Default under clause (a) (Payment Default) above that may be triggered by a breach under any Indenture.

Second A&R Common Terms Agreement

§15.1

(o)	Project Environmental Default

There has occurred:

(i)

a breach of the representations and warranties described in Section 5.1(l) (Initial Representations and Warranties of the Loan Parties – Environmental and Social) or Section 5.1(m) (Initial Representations and Warranties of the Loan Parties – Environmental Claims; Permit Notices); or

(ii)	a breach of the covenants described in Section 12.7 (Environmental Compliance);

and in each case the applicable Loan Party fails to act diligently to remedy the breach and such failure to act has not been cured within 90 days (or such longer period as may be reasonably necessary to cure such breach) following the earlier of:

(A)	the Loan Party becoming aware of such breach; and

(B)	notice from the Intercreditor Agent to the Borrower, and the Loan Party fails to cure such breach at the end of such 90-day or longer period.

(p)	Permits Generally

From and after the Initial Advance, any Permit required under Section 12.8 (Permits) or Section 12.10 (FERC Orders) related to the Borrower or the Development is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(i)

the Borrower provides a reasonable remedial plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than 30 Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment;

(ii)	the Borrower diligently pursues the implementation of such remedial plan; and

(iii)

such Impairment is cured no later than 90 days following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such Impairment or required by a Governmental Authority; provided that the Borrower shall have no more than 180 days in the aggregate to cure such Impairment).

Second A&R Common Terms Agreement

§15.2

(q)	ERISA

(i)	An ERISA Event has occurred and is continuing and such event, whether individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(ii)

the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

15.2	Declaration of Loan Facility Declared Default

(a)

A Loan Facility Declared Default occurs upon delivery to the Borrower (with a copy to the Security Trustee), after any applicable grace or cure period has expired, of a certificate from the Intercreditor Agent stating that any Loan Facility Event of Default has occurred and is Continuing and declaring a Loan Facility Declared Default.

(b)

A Loan Facility Declared Default also shall be deemed to have occurred and been declared without the delivery of such a certificate or such declaration or any other notice upon the occurrence of a Loan Facility Event of Default referred to in Section 15.1(d) (Loan Facility Events of Default – Bankruptcy).

15.3	Cessation of Loan Facility Declared Default

The Intercreditor Agent shall promptly notify the Security Trustee, the Borrower and each Facility Lender upon learning of the cessation of the Loan Facility Event of Default to which such certificate(s) related (such notice, a “Cessation Notice”). Upon delivery of a Cessation Notice, the applicable Loan Facility Declared Default shall be deemed not to be Continuing.

15.4	Instruction to Intercreditor Agent

Any Senior Creditor Group Representative may deliver an instruction to the Intercreditor Agent to deliver a certificate stating that any Loan Facility Event of Default has occurred and Requisite Intercreditor Parties may deliver an instruction to the Intercreditor Agent to deliver a Cessation Notice; provided that in the case of a Loan Facility Event of Default that arises solely under an individual Facility Agreement, such instruction to declare a Loan Facility Event of Default or a cessation of a Loan Facility Event of Default to the Intercreditor Agent may be given only by the Senior Creditor Group Representative representing the Facility Lenders under such Facility Agreement (and not any other Senior Creditor Group Representatives).

Second A&R Common Terms Agreement

§16.1

16.	COMMON REMEDIES AND ENFORCEMENT

16.1	Facility Lender Remedies for Loan Facility Declared Events of Default

(a)	Enforcement Action

Subject to clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below and the Common Security and Account Agreement, upon the occurrence and Continuation of a Loan Facility Declared Default, based on the instruction procedures described in clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below, rights and remedies (each, an “Enforcement Action”) may be exercised on behalf of the Facility Lenders under their Facility Agreement, including the following:

(i)	suspension of undrawn Facility Debt Commitments under the Facility Agreements;

(ii)	termination of undrawn Facility Debt Commitments and acceleration of all Senior Debt Obligations under the Facility Agreements;

(iii)	directing the Security Trustee to take control of the Secured Accounts and apply the balances in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement; and

(iv)

subject to clause (b) (Initiating Percentage for Enforcement Action with Respect to Collateral) below, requesting the Security Trustee to exercise all rights with respect to the Security Interests and apply the proceeds from the enforcement of Security Interests.

(b)	Initiating Percentage for Enforcement Action with Respect to Collateral

Upon a Loan Facility Declared Default, each Facility Lender Senior Creditor Group Representative acting in accordance with the Facility Lender thresholds for taking action under the Facility Agreement shall have the right to instruct the Intercreditor Agent who shall in turn request the Security Trustee (and confirm in writing to the Security Trustee that such instruction has been given pursuant to this Agreement and Intercreditor Agreement) to take Enforcement Action pursuant to the Common Security and Account Agreement; provided that, upon an Event of Default under Section 15.1(d) (Loan Facility Events of Default – Bankruptcy), all Senior Debt Obligations under Loans shall be accelerated automatically and shall immediately become due and payable, without presentment, demand, protest or other notice or action of any kind, all of which are expressly waived by the Loan Parties.

Second A&R Common Terms Agreement

§16 .2

16.2	Remedies for Events of Default Under Facility Agreements

At any time after the occurrence of any Loan Facility Event of Default that is not listed in Section 15.1 (Loan Facility Events of Default) of this Agreement but arises only under an individual Facility Agreement, the relevant Facility Agent may, subject to the terms and conditions of this Agreement, the Common Security and Account Agreement and the Intercreditor Agreement, exercise the express remedies available to it in accordance with such Facility Agreement and shall promptly notify each other Facility Agent, the Borrower and the Intercreditor Agent thereof.

16.3	Permitted Actions Under Common Security and Account Agreement

Nothing in this Article 16 (Common Remedies and Enforcement) shall limit or restrict any right of any Secured Party or the Security Trustee pursuant to Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement.

17.	INTERCREDITOR ARRANGEMENTS

17.1	Facility Agents; Facility Lender Action

(a)

Each of the Facility Agents hereby represents that it has been duly appointed pursuant to the applicable Facility Agreement to represent the applicable Facility Lender(s) that is a lender or are lenders under such Facility Agreement and is entitled to vote and give instructions to the Intercreditor Agent (and, where applicable, to act thereunder) on behalf of the Facility Lender(s) that is a lender or are lenders under such Facility Agreement.

(b)

Each Facility Agent shall, for purposes of this Agreement, act in its capacity as “Facility Agent” under the applicable Facility Agreement and shall, for purposes of the Common Security and Account Agreement, act in the capacity of Senior Creditor Group Representative on behalf of the Facility Lender(s) that is a lender or are lenders under the applicable Facility Agreement (each such group of Facility Lender(s) under an individual Facility Agreement being a “Senior Creditor Group” for purposes of the Common Security and Account Agreement).

Second A&R Common Terms Agreement

§17.2

(c)

Notwithstanding anything herein to the contrary, where any Facility Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” in such circumstances shall mean “Facility Agent acting pursuant to instructions from its Facility Lender(s) in accordance with the Intercreditor Agreement or the applicable Facility Agreement, as the case may be.”

(d)	Notwithstanding anything herein to the contrary, where:

(i)

the Intercreditor Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Intercreditor Agent” in such circumstances shall mean “Intercreditor Agent acting pursuant to instructions from Requisite Intercreditor Parties as may be required in accordance with the Intercreditor Agreement”; and

(ii)

a Facility Agent, in its capacity as such or as a Senior Creditor Group Representative, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” and “Senior Creditor Group Representative” in such circumstances shall mean such “Facility Agent” or “Senior Creditor Group Representative,” in each case acting pursuant to instructions from requisite Facility Lenders as may be required in accordance with its Facility Agreement and, if applicable, the Intercreditor Agreement.

17.2	Agreement to Comply with Intercreditor Agreement

The Intercreditor Agent agrees for the benefit of the Borrower that, in discharging its duties as Intercreditor Agent, it shall act at all times in accordance with the terms of the Intercreditor Agreement and the Common Security and Account Agreement as they may be amended from time to time, and which shall include, for the avoidance of doubt, the obtaining of the consent of the Borrower to any replacement Intercreditor Agent to the extent required herein or therein.

17.3	Agreement Not to Amend Entrenched Intercreditor Provisions

The Intercreditor Agent and the Facility Agents agree not to Modify the following provisions of the Intercreditor Agreement unless otherwise agreed in writing by the Borrower (in the addition to the agreement of any other party that is required under the Intercreditor Agreement):

(a)	Article 1 (Definitions and Interpretation);

(b)	Section 2.2 (Intercreditor Agent’s Rights and Obligations);

(c)	Section 2.4(d) (Defaults);

(d)	Sections 2.7(a) and (b) (Resignation of Intercreditor Agent);

Second A&R Common Terms Agreement

§18.1

(e)	Section 2.8 (Removal of Intercreditor Agent);

(f)	Section 3.1 (Decision Making);

(g)	Section 3.2 (Voting Generally: Intercreditor Party Decisions and Intercreditor Votes);

(h)	Section 3.3 (Intercreditor Votes; Each Party’s Entitlement to Vote);

(i)	Section 3.4 (Casting of Votes);

(j)	Section 3.6 (Other Voting Considerations);

(k)	Section 3.7 (Voting by Hedging Banks);

(l)	Section 3.8 (Voting by Sponsor and its Affiliates);

(m)	Section 4.1 (100% Voting Issues);

(n)	Section 4.2 (Special Voting Issues);

(o)	Section 4.3 (Majority Voting Issues);

(p)	Section 4.4 (Administrative Decisions);

(q)	Section 4.6 (Individual Senior Creditor Group Decisions);

(r)	Article 5 (Agreement of Hedging Banks);

(s)	Section 6.1 (Governing Law);

(t)	Section 7.2 (Amendment);

(u)	Section 7.12 (Third-party Beneficiaries);

(v)	Schedule 1 (All Loan Facilities Decisions); and

(w)	Schedule 2 (Administrative Decisions).

18.	THE INTERCREDITOR AGENT

18.1	Intercreditor Agreement

Pursuant to and in accordance with the Intercreditor Agreement, the Facility Lenders have appointed the Intercreditor Agent to, among other things, act as their agent under and in connection with this Agreement and the Intercreditor Agreement and any other Finance Document to which the Intercreditor Agent (in such capacity) is a party.

Second A&R Common Terms Agreement

§18.2

18.2	Relationship

(a)	The Intercreditor Agent shall in no respect be the agent of the Borrower by virtue of this Agreement.

(b)

The Intercreditor Agent shall not be liable to the Borrower for any breach by any Person (other than for the Intercreditor Agent’s own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment), or be liable to any Person for any breach by the Borrower, of this Agreement or any of the Finance Documents.

18.3	[Reserved]

18.4	Liability

The Intercreditor Agent shall not be responsible to the Borrower for:

(a)	the execution (other than its own execution), genuineness, validity, adequacy, enforceability, admissibility in evidence or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; and

(c)

the adequacy, accuracy and/or completeness of any statements (whether written or oral) made in, or in connection with, any Finance Document, with the exception of any statements made with respect to itself.

18.5	Exoneration

(a)

Without limiting clause (b) below, the Intercreditor Agent (including its officers, employees, agents and attorneys) shall not be liable to the Borrower for any action taken or not taken by it under, or in connection with, this Agreement or any other Finance Document unless directly caused by its gross negligence, fraud or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)

The Borrower may not bring any proceedings against any officer, employee, agent or attorney of the Intercreditor Agent in respect of any claim it might have against it or in respect of any act or omission of any kind (including gross negligence, fraud or willful misconduct) by that officer, employee or agent in relation to this Agreement or any other Finance Document. Without prejudice to the provisions of the preceding sentence of this clause (b), the restriction against taking proceedings set out in the preceding sentence of this clause (b) is not and shall not be construed as a waiver of any claim based on the conduct of such officer, employee or agent.

Second A&R Common Terms Agreement

§18.6

18.6	Reliance

(a)

The Intercreditor Agent shall be entitled to rely conclusively on the list of authorized signatories of the Loan Parties delivered to it pursuant to Section 4.1(k) (Conditions to Stage 3 Closing—Know Your Customer Requirements) (with such written updates to such authorized signatories (certifying the names and true signatures of any new authorized signatories) as may be notified by the Loan Parties to the Intercreditor Agent from time to time).

(b)	The Facility Lenders shall communicate to the Intercreditor Agent only through the relevant Facility Agent.

18.7	Resignation and Succession

(a)

The Borrower acknowledges that, subject to and in accordance with the terms and conditions of the Intercreditor Agreement, the Intercreditor Agent may resign and a successor Intercreditor Agent shall be appointed in accordance with the terms of the Intercreditor Agreement.

(b)

The resignation of the Intercreditor Agent and the appointment of any successor in that capacity shall both become effective only upon the satisfaction of the applicable conditions set out in the Intercreditor Agreement. On satisfaction of such conditions, the successor Intercreditor Agent shall succeed to the position of the Intercreditor Agent under this Agreement and the term “Intercreditor Agent” shall include the successor Intercreditor Agent.

(c)

Upon its resignation becoming effective, Section 18.5(a) (Exoneration) and this Section 18.7 (Resignation and Succession) shall continue to benefit a retiring Intercreditor Agent in respect of any action taken or not taken by it under or in connection with this Agreement and the other Finance Documents while it was an Intercreditor Agent, and it shall have no further obligations under this Agreement and the other Finance Documents.

19.	CHANGES TO THE PARTIES

19.1	Represented Parties; Successors and Assigns

Each Facility Agent represents that it is authorized on behalf of itself and on behalf of each Facility Lender under its Facility Agreement to enter into this Agreement. This Agreement is binding on the successors, permitted transferees and assigns of each Party.

Second A&R Common Terms Agreement

§19.2

19.2	Transfers by the Loan Parties; Accession by New Guarantor

(a)

The Loan Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Intercreditor Agent, and any such attempted assignment or transfer without such prior written consent shall be void and invalid.

(b)

Any Subsidiary of the Borrower shall become a “Guarantor” and “Loan Party” hereunder if it executes a Guarantor Accession Agreement substantially in the relevant form attached to the Common Security and Account Agreement.

19.3	Replacement of Facility Agents

(a)

Any Facility Agent may be replaced by the Facility Lender(s) under the relevant Facility Agreement in accordance with the terms of such Facility Agreement, pursuant to which such Facility Agent was appointed and the Borrower, the Intercreditor Agent and each other Facility Agent shall be notified in writing promptly of any such replacement.

(b)	No replacement Facility Agent shall become a Facility Agent under this Agreement unless and until:

(i)	the resignation in writing of the Facility Agent being replaced has been delivered to the Borrower, the Intercreditor Agent and each other Facility Agent;

(ii)

a “Replacement Facility Agent Accession Agreement” substantially in the form set forth in Schedule P—1 (Replacement Facility Agent Accession Agreement) has been executed and delivered to the Intercreditor Agent; and

(iii)

such Replacement Facility Agent Accession Agreement, when delivered to the Intercreditor Agent, is accompanied by one or more certificates as to the due authorization, execution and delivery of the Replacement Facility Agent Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Replacement Facility Agent Accession Agreement.

(c)

The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed Replacement Facility Agent Accession Agreement which appears on its face to comply with the terms of this Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.3 (Replacement of Facility Agents):

(i)	countersign such Replacement Facility Agent Accession Agreement by way of acceptance thereof;

Second A&R Common Terms Agreement

§19.4

(ii)	deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement;

(iii)	amend the Register kept by the Intercreditor Agent pursuant to Section 19.7 (Register) accordingly; and

(iv)	deliver such revised Register to the Borrower and each Facility Agent.

(d)

Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement, the Facility Agent shall become (if not already) a party to this Agreement.

19.4	Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement

(a)

If the Borrower incurs, pursuant to this Agreement, Additional Senior Debt permitted by and in accordance with Article 6 (Incurrence of Additional Senior Debt), then each Facility Agent in respect of such Additional Senior Debt to be appointed pursuant to the applicable Facility Agreement(s) shall accede to this Agreement on behalf of itself and on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred.

(b)

No Facility Agent to be appointed pursuant to Facility Agreements in respect of Additional Senior Debt shall become a Facility Agent under this Agreement, and therefore no Facility Lender under a Facility Agreement in respect of Additional Senior Debt incurred pursuant to this Agreement shall become a Facility Lender under this Agreement, unless and until:

(i)

a “New Facility Agent Accession Agreement (Additional Senior Debt)” substantially in the form set forth in Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) shall have been executed and delivered to the Intercreditor Agent, in which, among the other provisions set forth in such New Facility Agent Accession Agreement (Additional Senior Debt), the relevant Facility Agent agrees (i) on behalf of itself to become a party to this Agreement and to represent the Facility Lenders under the relevant Facility Agreement and to be bound by all of the terms and conditions of this Agreement and (ii) on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred, to become a party to this Agreement and to be bound by all of the terms and conditions of this Agreement; and

Second A&R Common Terms Agreement

§19.4

(ii)

such New Facility Agent Accession Agreement (Additional Senior Debt), when delivered to the Intercreditor Agent, shall have been accompanied by one or more certificates as to the due authorization, execution and delivery of the New Facility Agent Accession Agreement (Additional Senior Debt) and incumbency of the officers or attorneys-in-fact who executed the New Facility Agent Accession Agreement (Additional Senior Debt).

(c)

The Facility Agent representing the Facility Lenders providing the Additional Senior Debt referred to in in this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) shall, concurrently with acceding to this Agreement pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement), accede to (A) the Common Security and Account Agreement in accordance with Section 2.2 (Incremental Senior Debt) of the Common Security and Account Agreement and (B) the Intercreditor Agreement.

(d)	A copy of the related Facility Agreements shall be attached to the New Facility Agent Accession Agreement (Additional Senior Debt) as an exhibit.

(e)

The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed New Facility Agent Accession Agreement (Additional Senior Debt) which appears on its face to comply with the terms of this Agreement and the Intercreditor Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement):

(i)	countersign such New Facility Agent Accession Agreement (Additional Senior Debt) by way of acceptance thereof;

(ii)	deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt) (if applicable);

(iii)	amend the Register kept by the Intercreditor Agent pursuant to Section 19.7 (Register) accordingly; and

(iv)	deliver such revised Register to the Borrower and each Facility Agent.

Second A&R Common Terms Agreement

§19.5

(f)

Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt), the Facility Agent on its own behalf and on behalf of the Facility Lenders under its Facility Agreement shall become party to this Agreement in such capacity.

19.5	Mitigation Obligations; Replacement of Lenders

(a)

If any Facility Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) or requests compensation under Section 22.1 (Increased Costs), then such Facility Lender (at the request of the Borrower) shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans under the Finance Documents or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or take any other reasonable steps not inconsistent with any applicable legal or regulatory restrictions or the internal policies of such Facility Lender that it would otherwise take in similar circumstances under comparable provisions of other financing agreements if, in the reasonable judgment of such Facility Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable, in the future, and (ii) would not subject such Facility Lender to any unreimbursed cost or expense and would not otherwise, in the reasonable opinion of such Facility Lender, be disadvantageous or prejudicial to such Facility Lender. The Borrower hereby agrees to pay and/or indemnify any Facility Lender for all reasonable costs and expenses incurred by such Facility Lender in connection with any such designation or assignment.

(b)

If any Facility Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted after the Stage 3 Closing Date that it is unlawful, for such Facility Lender or its applicable lending office to fund or maintain its Loans (an “Illegality Event”), such Facility Lender shall, in good-faith consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, Section 3.4(a)(vi) (Mandatory Prepayments – Illegality), including transferring its rights and obligations under the Finance Documents to another Affiliate or lending office and, to the extent applicable, converting its outstanding Loans as permitted under the relevant Facility Agreement; provided that this clause (b) in no way limits the obligations of the Borrower under any of the Finance Documents. If, notwithstanding its obligations under this clause (b), such Facility Lender is unable to fund or maintain its Loans as a result of such Illegality Event,

Second A&R Common Terms Agreement

§19.5

the Facility Lender shall promptly notify its Facility Agent upon becoming aware of that Illegality Event, which notice shall set forth in reasonable detail all relevant information about such Illegality Event, and such Facility Agent shall promptly notify and provide such information to the Intercreditor Agent, who shall forward such notice to the Borrower.

(c)	Subject to clause (d) below, if:

(i)

(A) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender pursuant to clause (a) above or (B) any Facility Lender requests compensation under clause (a) above, and, in each case, such Facility Lender has declined or is unable to designate a different lending office or assign its rights and obligations to another of its offices, branches or Affiliates or take any other reasonable steps in accordance with clause (a) above;

(ii)	any Facility Lender notifies the Borrower of an Illegality Event pursuant to clause (b) above;

(iii)	any Facility Lender becomes a Defaulting Lender; or

(iv)	any Facility Lender becomes a Non-Consenting Lender,

then the Borrower may, at its sole expense and effort, upon notice to such Facility Lender and its Facility Agent as provided herein, require such Facility Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by the applicable Facility Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable) and obligations under the applicable Facility Agreement and the related Finance Documents to an Acceptable Lender that shall assume such obligations (which assignee may be another Facility Lender, if a Facility Lender accepts such assignment); provided that:

(I)

such Facility Lender shall have received payment of an amount equal to the Senior Debt Obligations due and payable to such Facility Lender at the time from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(II)

in the case any such assignment resulting from a claim for indemnification under Article 21 (Tax Gross-Up and Indemnities), such assignment shall result in a reduction in such payment of Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender thereafter;

Second A&R Common Terms Agreement

§19.5

(III)	in the case of any such assignment resulting from a claim for compensation under Section 22.1 (Increased Costs), such assignment will result in a reduction in such compensation thereafter;

(IV)

such assignment may be made on a non pro rata basis to existing or non-affected Facility Lenders but otherwise subject to Section 3.6 (Prepayment Fees and Breakage Costs) and the transfer terms of the applicable Facility Agreement;

(V)	such assignment does not conflict with applicable law or regulations;

(VI)	in the case of any assignment resulting from a Facility Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(VII)	the Borrower shall have paid to the Facility Agent the assignment fee (if any).

(d)

A Facility Lender shall not be required to make any such assignment or delegation pursuant to clause (c) above if, prior thereto, as a result of a waiver by such Facility Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation pursuant to clause (c) above cease to apply. Notwithstanding the satisfaction of each of the conditions set forth in Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), a Facility Lender shall have the right to refuse to be replaced pursuant to sub-clause (c)(i) above; provided that the Borrower shall no longer be obligated to pay such Facility Lender any of the compensation or additional amounts incurred or accrued under Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs) from and after the date that such replacement would have occurred but for such Facility Lender’s refusal.

(e)	As a condition of the right of the Borrower to remove any Facility Lender pursuant to this Section 19.5 (Mitigation Obligations; Replacement of Lenders), the Borrower shall either:

(i)	arrange for the assignment or novation of any Permitted Hedging Instruments with such Facility Lender or any of its Affiliates simultaneously with such removal; or

(ii)	terminate the applicable Permitted Hedging Instruments and pay any relevant Hedging Termination Amount.

Second A&R Common Terms Agreement

§19.6

(f)

Each party hereto agrees that (i) an assignment required pursuant to this Section 19.5(f) (Mitigation Obligations; Replacement of Lenders) may be effected pursuant to an assignment and assumption executed by the Borrower, the relevant Facility Agent and the assignee and (b) the Facility Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable assignee; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

19.6	Transfers by a Facility Lender

Facility Lenders with rights or obligations under this Agreement or any other Finance Documents to which it is a party (in its capacity as a Facility Lender) (an “Existing Facility Lender”) may not assign or transfer, novate or otherwise dispose of any of their rights or obligations in existence at such time except in accordance with the relevant Facility Agreement, and any attempted assignment or transfer without complying with the provisions of this Section 19.6 (Transfers by a Facility Lender) shall be void and invalid.

19.7	Register

The Facility Agent under each Facility Agreement shall maintain a register of Lenders under such Facility Agreement in accordance with the terms and conditions of the relevant Facility Agreement (the “Register”).

19.8	Resulting Increased Costs

If:

(a)	any assignment or transfer of all or any part of the rights and/or obligations of a Facility Lender pursuant to this Agreement and the applicable Facility Agreement; or

(b)

any change in a Facility Lender’s facility office from that described in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative) to the Common Security and Account Agreement,

Second A&R Common Terms Agreement

§20.1

would, but for this Section 19.8 (Resulting Increased Costs), result, as a consequence of circumstances which are prevailing at that time, in the Borrower being obliged to pay any incurred costs (whether as a result of increased costs, illegality or fees in respect of Security Documents, Direct Agreements or perfection of security interests or similar provisions, except as a result of the tax gross-ups provided for under Article 21 (Tax Gross-Up and Indemnities)) or indemnities which would not have been payable if such assignment, novation, transfer or change of office had not occurred, then, unless such assignment, novation, transfer or change in facility office was made at the request of the Borrower in accordance with mitigation provisions of the Finance Documents, the Facility Lender shall only be entitled to receive those amounts to the extent that such amounts would have been payable in connection with the Existing Facility Lender or the Existing Facility Lender’s facility office had the assignment, transfer or change in facility office not occurred.

20.	SUBORDINATION

20.1	Subordination

(a)	The Parties hereto agree that to the extent that the Sponsor or any Affiliate thereof, or any other Person:

(i)

has provided Subordinated Debt to the Loan Parties prior to the Stage 3 Closing Date, each Loan Party shall procure (to the extent that they did not so procure on the Stage 3 Closing Date) that such Sponsor, such Affiliate or other Person, as applicable, lending it such Subordinated Debt shall enter into a Subordination Agreement substantially in the form included in Schedule S – 1 (Form of General Subordination Agreement) hereto simultaneously with and as a condition to the Loan Parties’ entry into this Agreement; and

(ii)

intends to provide Subordinated Debt to the Loan Parties after the Stage 3 Closing Date, each Loan Party shall procure that the Sponsor, such Affiliate or other Person, as applicable, lending it such Subordinated Debt shall enter into as a condition precedent to providing such Subordinated Debt a Subordination Agreement substantially in the form included in Schedule S – 1 (Form of General Subordination Agreement) hereto.

(b)

The Parties hereto agree that the Loan Parties shall enter into a subordination agreement substantially in the form included in Schedule S – 2 (Form of Loan Party Subordination Agreement) hereto on or prior to the date hereof, which shall apply to any Indebtedness any Loan Party may from time to time be owed by any other Loan Party.

Second A&R Common Terms Agreement

§21.1

21.	TAX GROSS-UP AND INDEMNITIES

21.1	Withholding Tax Gross-Up

Any and all payments by or on account of any obligation of the Borrower under or in connection with any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good-faith discretion of the Borrower or the relevant Facility Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Borrower or the applicable Facility Agent, then the Borrower or the applicable Facility Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 21 (Tax Gross-Up and Indemnities)), the relevant Finance Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

21.2	Payment of Other Taxes

The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Facility Agent timely reimburse it for the payment of, any Other Taxes.

21.3	Indemnification by the Borrower

The Borrower shall indemnify each Finance Party and each Facility Agent (and any of their respective Affiliates), within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 21 (Tax Gross-Up and Indemnities)) payable or paid by, or required to be withheld or deducted from a payment to, such Finance Party or Facility Agent (or Affiliate) in connection with a Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Finance Party (with a copy to the relevant Facility Agent), or by a Facility Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.

Second A&R Common Terms Agreement

§21.5

21.4	Indemnification by the Facility Lenders

Each Facility Lender shall severally indemnify its Facility Agent, within 20 Business Days after written demand therefor, for (a) any Indemnified Taxes attributable to such Facility Lender (but only to the extent that the Borrower has not already indemnified such Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Facility Lender’s failure to comply with the provisions of Section 19.6 (Transfers by a Facility Lender) and the relevant Facility Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Facility Lender, in each case, that are payable or paid by such Facility Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Facility Lender by its Facility Agent shall be conclusive absent manifest error. Each Facility Lender hereby authorizes its Facility Agent to set off and apply any and all amounts at any time owing to such Facility Lender under any Finance Document or otherwise payable by such Facility Agent to the Facility Lender from any other source against any amount due to such Facility Agent under this Section 21.4 (Indemnification by the Facility Lenders).

21.5	Status of Facility Lenders and Facility Agents

(a)

Any Facility Lender entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower and its Facility Agent, at the time or times reasonably requested by the Borrower or such Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Facility Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Facility Lender, if reasonably requested by the Borrower or such Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Facility Agent as shall enable the Borrower or such Facility Agent to determine whether or not such Facility Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (b)(i), (b)(ii) and (b)(iv) below) shall not be required if, in the Facility Lender’s reasonable judgment, such completion, execution or submission would subject such Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Facility Lender.

Second A&R Common Terms Agreement

§21.5

(b)	Without limiting the generality of the foregoing:

(i)	any Facility Lender that is a US Person shall deliver to the Borrower and its Facility Agent on or prior to the date on which such Facility

Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) executed copies of IRS Form W-9 certifying that such Facility Lender is exempt from US federal backup withholding tax;

(ii)

any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) whichever of the following is applicable:

(A)

in the case of a Facility Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)

in the case of a Facility Lender claiming an exemption from US taxation under Section 892 of the Code, executed copies of IRS Form W-8EXP certifying that such Facility Lender is, as applicable, an integral part of a foreign government or a controlled entity of a foreign government that is not engaged in commercial activities within the meaning of US Treasury Regulations Section 1.892-4T within or outside the United States;

(C)	executed copies of IRS Form W-8ECI;

(D)

in the case of a Facility Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Facility Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

Second A&R Common Terms Agreement

§21.5

(E)

to the extent a Facility Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8EXP, IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Facility Lender is a partnership and one or more direct or indirect partners of such Facility Lender are claiming the portfolio interest exemption, such Facility Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)

any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or such Facility Agent to determine the withholding or deduction required to be made; and

(iv)

if a payment made to a Facility Lender under any Finance Document would be subject to US federal withholding Tax imposed by FATCA if such Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Facility Lender shall deliver to the Borrower and its Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Facility Agent as may be necessary for the Borrower and such Facility Agent to comply with their obligations under FATCA and to determine whether such Facility Lender has complied with such

Second A&R Common Terms Agreement

§21.6

Facility Lender’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the Stage 3 Closing Date.

(c)

Each Facility Lender and Facility Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the relevant Facility Agent in writing of its legal inability to do so.

21.6	Refunds

To the extent that a Facility Lender or its Affiliate determines, in its sole discretion exercised in good faith, that it has obtained a refund or credit (in lieu of a refund) in respect of any Taxes as to which it has been indemnified pursuant to this Article 21 (Tax Gross-Up and Indemnities) (including by the payment of additional amounts pursuant to this Article 21 (Tax Gross-Up and Indemnities)), the relevant Facility Lender shall pay the Borrower an amount equal to such refund or credit, but only to the extent of indemnity payments made under this Article 21 (Tax Gross-Up and Indemnities) with respect to the Taxes giving rise to such refund or credit, and net of costs and expenses (including Taxes) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit). The Borrower, upon the request of the Facility Lender or its Affiliate, shall repay to the Facility Lender or its Affiliate the amount paid over pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Facility Lender or its Affiliate is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event shall the Facility Lender or its Affiliate be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Facility Lender or its Affiliate in a less favorable net after-Tax position than the Facility Lender or its Affiliate would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Facility Lender or its Affiliate to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

21.7	Evidence of Payments

As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Article 21 (Tax Gross-Up and Indemnities), such Loan Party shall deliver to the relevant Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

Second A&R Common Terms Agreement

§21.8

21.8	Survival

Each Party’s obligations under this Article 21 (Tax Gross-Up and Indemnities) shall survive the resignation or replacement of any Facility Agent or any assignment of rights by, or the replacement of, a Facility Lender, the termination of the Facility Debt Commitments, the expiration or cancellation of any letters of credit, and the repayment, satisfaction or discharge of all obligations under any Finance Document.

21.9	Defined Terms

For purposes of this Article 21 (Tax Gross-Up and Indemnities):

(a)	the term “applicable law” includes FATCA;

(b)	the term “Finance Document” does not include any Indenture or Senior Notes;

(c)	the term “Governmental Authority” includes any government of a foreign jurisdiction; and

(d)	the term “Facility Agent” includes the Intercreditor Agent and the Security Trustee, to the extent payments hereunder in respect of Senior Debt Obligations are made to it.

22.	INCREASED COSTS

22.1	Increased Costs

(a)	If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Facility Lender;

(ii)

subject any Finance Party (or its Affiliates) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

Second A&R Common Terms Agreement

§22.1

(iii)	impose on any Facility Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Facility Lender;

and the result of any of the foregoing shall be to increase the cost to such Finance Party of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Finance Party hereunder (whether of principal, interest or any other amount) then, upon request of such Finance Party, the Borrower shall within the time period specified in clause (b) below pay to such Finance Party such additional amount or amounts as shall compensate such Finance Party for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).

(b)

If any Facility Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Facility Lender’s capital or (without duplication) on the capital of such Facility Lender’s holding company, if any, as a consequence of this Agreement, the Facility Debt Commitments of such Facility Lender or the Loans made by such Facility Lender to a level below that which such Facility Lender or such Facility Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Facility Lender’s policies and the policies of such Facility Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Facility Lender, the Borrower shall pay to such Facility Lender within 30 days following the receipt of such notice by the Facility Lender such additional amount or amounts as shall compensate such Facility Lender or (without duplication) such Facility Lender’s holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).

(c)

The applicable Finance Party will deliver to the Borrower (with a copy to the Intercreditor Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Finance Party or its holding company, as the case may be, as specified in clauses (a) and (b) above. The Borrower shall pay such Finance Party the amount shown as due on any such certificate within 30 days after receipt thereof. Such certificate shall be conclusive absent manifest error.

Second A&R Common Terms Agreement

§22.2

(d)

Failure or delay on the part of any Finance Party to demand compensation pursuant to this Section 22.1 (Increased Costs) shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Finance Party pursuant to this Section 22.1 (Increased Costs) for any increased costs or reductions incurred or reductions suffered more than 225 days prior to the date that such Facility Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Facility Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 225-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)

Notwithstanding any other provision in this Agreement, no Facility Lender shall demand compensation pursuant to this Article 22 (Increased Costs) in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Facility Lender, as determined by such Facility Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Facility Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided that such Facility Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Facility Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

22.2	Relationship Between Increased Costs and Taxes

Any compensation of a Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) shall be made without duplication under this Article 22 (Increased Costs) and any compensation of a Facility Lender pursuant to this Article 22 (Increased Costs) shall be made without duplication under Article 21 (Tax Gross-Up and Indemnities).

23.	MISCELLANEOUS

23.1	Termination

(a)

Upon the occurrence of the Discharge Date in respect of the Senior Debt Obligations under this Agreement and each Facility Agreement, then, subject to reinstatement as provided in clause (c) below, this Agreement shall terminate and the Intercreditor Agent shall, at the expense of the Borrower, execute and deliver a termination statement.

Second A&R Common Terms Agreement

§23.2

(b)

The obligations of the Facility Lenders to make further disbursements of Loans under their respective Facility Agreements shall terminate in accordance with the applicable Facility Agreement and, in any case, upon the termination of this Agreement, and the Security Interests of such Facility Lenders shall be discharged and released pursuant to Section 12.1 (Termination) of the Common Security and Account Agreement.

(c)

This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Borrower hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Borrower or the Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Borrower, the Intercreditor Agent, any Facility Agent, the Security Trustee or any Facility Lender or for any substantial part of the Borrower’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement shall apply hereto mutatis mutandis.

23.2	Right of Set-Off

Each Facility Lender, each Facility Agent and the Intercreditor Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to any other provision of this Agreement and the Finance Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Facility Lender, each Facility Agent or the Intercreditor Agent, as applicable, to or for the credit or the account of any Loan Party, as applicable, against the Senior Debt Obligations due and payable to such Facility Lender, such Facility Agent or the Intercreditor Agent, as applicable, at the time of such offset. If the obligations are in different currencies, the Facility Lender, the Facility Agent and the Intercreditor Agent, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purposes of the set-off. The rights of each Facility Lender, each Facility Agent and the Intercreditor Agent under this Section 23.2 (Right of Set-Off) are in addition to other rights and remedies (including other rights of set-off) that such Facility Lender, such Facility Agent and the Intercreditor Agent, as applicable, may have. Each Facility Lender shall notify its respective Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off, giving full details in relation thereto, and such Facility Agent shall promptly inform the Intercreditor Agent in writing, who shall inform the other Facility Agents of the same. Any amounts set off by any Facility Lender in accordance with this Section 23.2 (Right of Set-Off) or under this Agreement shall be subject to the sharing arrangements set forth in Section 2.3(b) (Payments and Prepayments – Sharing of Non-Pro Rata Payments) of the Common Security and Account Agreement.

Second A&R Common Terms Agreement

§23.3

23.3	Waiver of Immunity

To the extent that any Party hereto has or hereafter may acquire, or be entitled to claim for itself or its assets, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, it shall irrevocably agree not to claim and hereby irrevocably waives such immunity in respect of its obligations under the Finance Documents to which it is a party and all other documents to be executed and delivered in connection with the Finance Documents to which it is a party and the transactions contemplated thereby and, without limiting the generality of the foregoing, hereby agrees that the waivers set forth in this Section 23.3 (Waiver of Immunity) shall be effective to the fullest extent permitted under applicable law.

23.4	Expenses

(a)

The Borrower shall pay to the Intercreditor Agent or a Facility Agent, as the case may be, within 30 days of demand (such demand being made together with copies of invoices and reasonable supporting evidence of the nature and amount of such costs), without duplication in respect of indemnity and/or reimbursement required under any other Finance Document:

(i)

to the extent such expenses have not been paid by the Borrower from the proceeds of the first disbursement of Loans pursuant to the requirements of a Facility Agreement, the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the negotiation, preparation, printing, execution and/or syndication of the Finance Documents to which it is a party, based upon fee parameters (if any, including the terms of the party’s applicable engagement or commitment letter, or Facility Agreement, as the case may be) agreed between the Borrower and the relevant parties;

(ii)

the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with:

(A)	the negotiation, preparation and execution of any Finance Document executed after the Stage 3 Closing Date;

Second A&R Common Terms Agreement

§23.4

(B)	any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement, whether or not granted; and

(C)	the exercise of its powers and the performance of its duties under this Agreement and any other Finance Documents; and

(iii)

the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the enforcement or preservation of any rights under any Finance Documents.

(b)	The Facility Lenders, the Facility Agents and the Intercreditor Agent, as applicable, shall inform the Borrower on a regular basis of the ongoing costs and expenses referred to in clause (a) above.

(c)

Notwithstanding anything to the contrary in this Section 23.4 (Expenses), the Facility Lenders, Facility Agents and the Intercreditor Agent shall only be entitled to the reimbursement of legal fees and expenses for the use of only one law firm engaged for all of the Facility Lenders, the Facility Agents and the Intercreditor Agent in each relevant jurisdiction unless (i) one or more of the Facility Lenders, the Facility Agents or the Intercreditor Agent incurring such fees and expenses reasonably believes that there is a reasonable likelihood of a conflict of interest between any of them (the existence of which shall be notified to the Borrower) necessitating the use of more than one law firm in any such jurisdiction or (ii) one or more of the Facility Lenders, Facility Agents or the Intercreditor Agent requests reimbursement for the use of more than one law firm in each relevant jurisdiction, for any reason explained in reasonable detail to the Borrower, and the Borrower has consented in advance (such consent not to be unreasonably withheld or delayed).

(d)

Notwithstanding anything to the contrary in this Section 23.4 (Expenses), payment of expenses by the Borrower hereunder to be made to only a certain specified Facility Lender or Facility Lenders shall be received by the Intercreditor Agent or the relevant Facility Agent solely for the benefit of such Facility Lender or Facility Lenders, and the Borrower shall also be permitted to make the payment directly to such Facility Lender or Facility Lenders.

Second A&R Common Terms Agreement

§23.5

23.5	Calculation of Floating Rate Obligations

In calculating amounts to be calculated under this Agreement, other than any interest payable on Senior Debt Obligations on which interest is payable at a floating rate of interest, if a floating rate is not known for the entire period, the floating rate to be used shall be reasonably estimated by the Borrower at the time of determination thereof.

23.6	Severability

Any term or provision of this Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the Parties hereto shall enter into good-faith negotiations to replace the invalid, illegal, prohibited or unenforceable term or provision with a view to obtaining the same commercial effect as this Agreement would have had if such term or provision had been legal, valid and enforceable. To the extent permitted by applicable laws, the Parties hereto waive any provision of law that renders any term or provision of this Agreement illegal, invalid, prohibited or unenforceable in any respect.

23.7	Entire Agreement

This Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the Parties hereto relating to the transactions contemplated hereby or thereby other than any such agreements and undertakings contained in any commitment letter or fee letter related to the Loans stated expressly to survive the execution and delivery of this Agreement, among the Borrower, on the one hand, and the Facility Lenders, on the other hand.

23.8	Confidentiality

The provisions of Section 12.6 (Confidentiality) of the Common Security and Account Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

Second A&R Common Terms Agreement

§23.9

23.9	Notices

(a)

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing in the English language (or, if not available in the English language, accompanied by an English-language translation of such document) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile with receipt of a transmittal confirmation or by email to the address, facsimile number and/or email address of the Party to whom notice is being sent set forth below or on the Register maintained by the Intercreditor Agent in accordance with Section 19.7 (Register), which Register may, at each Facility Lender’s election, include email addresses for such Facility Lender:

(i)	with respect to the Loan Parties, the corresponding address and other notice information set forth in Schedule Q – 1 (Addresses for Notices to Loan Parties);

(ii)	with respect to each Facility Agent, to the corresponding address and other notice information set forth in Schedule Q – 2 (Addresses for Notices to Facility Agents); and

(iii)	with respect to the Intercreditor Agent, to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Kevin Soucy

Tel: +1-212-278-5578

Email: kevin.soucy@sgcib.com

with a copy to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Maria Ashcheulova

Tel: +1-212-278-5583

Email: maria.ashcheulova@sgcib.com

(b)

Any notice, demand, consent or approval or communication given electronically by the Intercreditor Agent in connection with a Finance Document may be given to any Finance Party that has expressly agreed that it shall accept communication of information by this method by means of the Debt Domain Website, access to which is restricted to the parties to the Finance Documents, or by other electronic means in a manner and subject to rules established by the Intercreditor Agent and agreed with the Borrower; provided that the Intercreditor Agent may set access protocols as reasonably needed to communicate confidentially with the other Secured Parties at its sole discretion.

Second A&R Common Terms Agreement

§23.9

(c)

Any Party may change its address, fax number or email address for notices and other communications hereunder by notice to the other Parties. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been received: (i) in the case of a letter, when delivered personally or five days after it has been put into the post; (ii) in the case of a fax, when a complete and legible copy is received by the addressee; (iii) in the case of email, upon receipt by the sender of a return receipt message (provided that, in the case of sub-clause (ii) above and this sub-clause (iii), if the date of dispatch is not a Business Day or the time of dispatch is after 5:00 pm in the location of dispatch, it shall be deemed to have been received no earlier than the opening of business on the next Business Day); and (iv) in the case of a notice contemplated by clause (b) above, on the later of (x) a notice being posted on the Debt Domain Website and (y) receipt by the Intercreditor Agent of a return receipt message in respect of an email the Intercreditor Agent has sent to the relevant Party’s email address (as notified to the Intercreditor Agent in writing at least five days before any email is sent by the Intercreditor Agent or notice posted on the Debt Domain Website) notifying such Party that the notice has become available on the Debt Domain Website.

(d)

Communication by one Party to any other Party may, at the election of each such Party, be by electronic mail. For the purpose of the Finance Documents, an electronic communication will be treated as being in writing. Inclusion of an email address or addresses in the notice details for a Party shall indicate that such Party elects to receive and send communications by email subject to any particular requirements relating thereto of which it has notified each other Party. The absence of the notification of an email address shall indicate that such Party does not elect to receive or send communication by email, and any email communication to it shall be deemed not to have been delivered.

(e)

In the event of any change in the identity of any of the authorized officers of the Loan Parties referred to in the documentary evidence provided for pursuant to Section 4.1(k) (Conditions to Stage 3 Closing – Know Your Customer Requirements) and Section 4.1(l) (Conditions to Stage 3 Closing – Officer’s Certificates), the relevant Loan Party shall promptly notify the Intercreditor Agent in writing of such change and, at the same time, furnish to the Intercreditor Agent certified signature specimen(s) in respect of the relevant Loan Party’s new authorized officer(s). The Finance Parties may

Second A&R Common Terms Agreement

§23.9

rely upon and refer to certified signature specimen(s) previously received by the Intercreditor Agent until such time as the Intercreditor Agent receives notice from the relevant Loan Party of such change and the relevant certified signature specimen(s) to be furnished in connection therewith.

(f)	Each of the Loan Parties and the other Parties to this Agreement:

(i)	consents to the inclusion in the Debt Domain Website of its name, its logo and a link to its website, if any;

(ii)

acknowledges that the Intercreditor Agent shall issue user identifiers, passwords and other information necessary for access to the Debt Domain Website (“Access Information”) to the Borrower and the other Parties to this Agreement;

(iii)

undertakes to ensure that all Access Information issued to it by the Intercreditor Agent is kept secure and confidential in accordance with Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.8 (Confidentiality) above;

(iv)

acknowledges that the Debt Domain Website is provided “as is” and “as available” and that the Intercreditor Agent does not warrant the accuracy or completeness of the communications or the adequacy of the Debt Domain Website and expressly disclaims liability for errors or omissions in the communications;

(v)

acknowledges that no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a specific purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Intercreditor Agent in connection with the communications or the Debt Domain Website; and

(vi)

agrees that neither the Intercreditor Agent nor any of its officers, directors, employees, agents, advisors or representatives is liable for damages of any kind, including direct or indirect, special, incidental or consequential, or any losses or expenses (whether in tort, contract or otherwise) incurred or suffered by it or any other Person as a result of its access or use of the Debt Domain Website or inability to access or use the Debt Domain Website (other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Second A&R Common Terms Agreement

§23.10

23.10	Successors and Assigns; Benefits of Agreement

This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto (and the Facility Lenders claiming through the Parties hereto) and their subsequent respective permitted successors, permitted transferees and permitted assigns, and nothing in this Agreement, in any Senior Debt Instrument, in any Permitted Senior Debt Hedging Instrument, or in any other Finance Document, express or implied, shall give to any other Person any benefit or any legal or equitable right or remedy under this Agreement (other than the Parties hereto, their respective successors, transferees and assigns permitted hereby and, to the extent expressly contemplated thereby, Related Parties of each of the Intercreditor Agent, Facility Agents, Facility Lenders and other indemnitees under Article 21 (Tax Gross-Up and Indemnities)).

23.11	Remedies

(a)

Other than as stated expressly herein, no remedy under this Agreement or any other Finance Document conferred on any Finance Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Finance Documents, or now or hereafter existing at law or in equity or by statute or otherwise.

(b)

The amounts payable by the Borrower at any time under this Agreement or any other Finance Document shall each be a separate and independent debt and each Finance Party, except as otherwise specifically provided in this Agreement or any other Finance Document, shall be entitled to protect and enforce its rights arising out of this Agreement or any other Finance Document, and its right, pursuant to this Agreement including any applicable Facility Agreements, to cancel or suspend its commitment to provide Senior Debt Obligations and to accelerate the maturity of amounts due under its Facility Agreement, and, except as aforesaid, it shall not be necessary for any other Finance Party to consent to, or be joined as an additional party in, any proceedings for such purposes.

(c)

Except as otherwise specifically provided in this Agreement or any other Finance Document, no failure on the part of any Finance Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Finance Document, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No Finance Party shall be responsible for the failure of any other Finance Party to perform its obligations hereunder or under any Facility Agreement.

Second A&R Common Terms Agreement

§23.12

(d)

In case any Facility Lender or the Security Trustee or the Intercreditor Agent on behalf of the Senior Creditors shall have proceeded to enforce any right, remedy or power under and in accordance with this Agreement or any Finance Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Facility Lender, then and in every such case the relevant Loan Party and the Facility Lender shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under the Finance Documents, and thereafter all rights, remedies and powers of the Facility Lenders shall continue as though no such proceeding had been taken.

(e)	The rights of each Facility Lender:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under general law; and

(iii)	may be waived only in writing and specifically.

(f)

The undertakings by, and the obligations of, the Loan Parties set forth in this Agreement or in the Finance Documents are for the benefit of the Secured Parties alone, in accordance with the terms thereof.

23.12	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the US federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

23.13	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Second A&R Common Terms Agreement

§23.14

23.14	Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.14.

23.15	Consent to Jurisdiction

(a)

All Parties to this Agreement, as contemplated by Section 23.13 (Governing Law), shall consent to the non-exclusive jurisdiction of the courts of the State of New York (except as otherwise specifically provided herein).

(b)	Each Party hereto:

(i)

hereby irrevocably consents and agrees for the benefit of the Facility Lenders that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement and the Loans;

(ii)

irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii)

irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the Facility Lenders to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

Second A&R Common Terms Agreement

§23.16

(c)	Without prejudice to any other mode of service allowed under any relevant law, each of the Loan Parties:

(i)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned; and

(ii)

agrees that process may validly be served to such Loan Party at its address set forth in Schedule Q-1 (Addresses for Notices to Loan Parties), in relation to any proceedings before the federal or state courts of the Borough of Manhattan, the City of New York in connection with this Agreement.

23.16	Amendments

(a)

Except as otherwise expressly provided in this Agreement (including as provided in clause (b) below), this Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Borrower, the Guarantors and the Intercreditor Agent on behalf of each Facility Agent. Except as otherwise expressly provided in the relevant agreement or document, no waiver or consent of any term or condition of this Agreement or any other Finance Document in favor of the Borrower or Guarantors or any other Party hereto or thereto by any Facility Lender, its Facility Agent or the Intercreditor Agent may be given or granted by such parties except in accordance with the Intercreditor Agreement. The Facility Lenders may not agree to amend, modify or supplement this Agreement except in accordance with the Intercreditor Agreement.

(b)	The written agreement contemplated in clause (a) above shall not be required:

(i)

to update the Stage 3 and Incremental Construction Budget and Schedule in accordance with Section 10.9 (Stage 3 and Incremental Construction Budget and Schedule) in circumstances where such update does not otherwise require approval of the Requisite Intercreditor Parties;

(ii)	for a successor Intercreditor Agent to accede to this Agreement in accordance with Section 18.7 (Resignation and Succession);

(iii)	for a replacement Facility Agent to accede to this Agreement in accordance with Section 19.3 (Replacement of Facility Agents);

(iv)	for a new Facility Agent to accede to this Agreement in accordance with Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement);

Second A&R Common Terms Agreement

§23.17

(v)

to make entries on Schedule Q-1 (Addresses for Notices to Loan Parties) to update any notification addresses of any Party therein or to amend the description of the relevant Loan Party’s authorized and issued equity capital and name and ownership interest of the Borrower’s member;

(vi)	to update Schedule F (Material Permits) in accordance with the provisions of Section 10.4(b)(ix) (Construction Reports);

(vii)	[reserved]

(viii)	to update Schedule U-1 (Real Property Documents) to reflect new or amended Real Property Documents;

(ix)	to update Schedule T (Knowledge Parties); or

(x)	for a Subsidiary of the Borrower to become a “Guarantor” and “Loan Party” hereunder pursuant to Section 19.2(b) (Transfers by the Loan Parties; Accession by New Guarantor).

23.17	Conflicts

In case of any conflict or inconsistency between the main body of this Agreement and any Facility Agreements (including any promissory note delivered thereunder), this Agreement shall control.

23.18	Effectiveness

This Agreement shall come into full force and effect on the date hereof.

23.19	Limitations on Liability

No claim shall be made by any Party hereto or any of their respective Affiliates against any other Party hereto or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Finance Documents, Material Project Agreements or any act or omission or event occurring in connection therewith; and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Second A&R Common Terms Agreement

§23.20

23.20	Survival of Obligations

The provisions of Article 21 (Tax Gross-Up and Indemnities), Section 23.3 (Waiver of Immunity), Section 23.8 (Confidentiality), Section 23.9 (Notices), Section 23.10 (Successors and Assigns; Benefits of Agreement), Section 23.13 (Governing Law), Section 23.14 (Waiver of Jury Trial), Section 23.15 (Consent to Jurisdiction), Section 23.17 (Conflicts) and this Section 23.20 (Survival of Obligations) shall survive the termination of this Agreement.

23.21	No Fiduciary Duty

Each Finance Party and its respective Affiliates (collectively, solely for purposes of this Section 23.21 (No Fiduciary Duty) and in their capacity as a Finance Party, the “Lenders”) may have economic interests that conflict with those of the Borrower, the Guarantors, the Sponsor or any of their Affiliates. The Loan Parties on behalf of themselves, the Sponsor, and any Affiliate thereof respectively agree that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any of the Borrower, the Guarantor, or the Sponsor or their Affiliates, on the other hand. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Facility Lenders, on the one hand, and the relevant Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the Guarantors, the Sponsor or any of their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or shall advise the Borrower, the Guarantors, the Sponsor or any of their Affiliates on other matters) or any other obligation of the relevant Loan Party except the obligations expressly set forth in the Finance Documents and (y) each Facility Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the Guarantors, the Sponsor or any of their Affiliates or any other Person. Each of the Loan Parties acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the respective Loan Party, in connection with such transactions or the process leading thereto.

Second A&R Common Terms Agreement

§23.22

23.22	USA Patriot Act Notice

Each Facility Lender that is subject to the requirements of the USA Patriot Act, each Facility Agent (for itself and not on behalf of any Facility Lender) and the Intercreditor Agent (for itself and not on behalf of any Facility Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, taxpayer identification number and business address of the Borrower and other information that shall allow such Facility Lender, Facility Agent or the Intercreditor Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

23.23	Amendment and Restatement

This Agreement amends, restates and supersedes the existing Amended and Restated Common Terms Agreement, dated as of May 22, 2018, as amended to the date hereof, in its entirety, but does not constitute a novation thereof or any document entered into in connection therewith. It is the intent of the parties that the Security Interests granted in the Collateral, and the guarantees granted by the Guarantors, in each case under and pursuant to the Common Security and Account Agreement, shall continue in full force and effect with respect to the Senior Debt Obligations arising under this Agreement.

23.24	Acknowledgment Regarding Any Supported QFCs

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Instruments or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC

Second A&R Common Terms Agreement

§23.25

and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 23.24 (Acknowledgment Regarding Any Supported QFCs), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

23.25	Permanent Discontinuation of Term SOFR

(a)

Notwithstanding anything to the contrary herein or in any Facility Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace the Benchmark for all purposes hereunder and

Second A&R Common Terms Agreement

§23.25

under any Finance Document in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document), so long as the Intercreditor Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Intercreditor Parties.

(b)	No Hedging Instrument shall constitute a Finance Document for purposes of this Section 23.25.

(c)

Notwithstanding anything to the contrary herein or in any Facility Agreement, the Intercreditor Agent, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Facility Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Facility Agreement.

(d)

The Intercreditor Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Intercreditor Agent or, if applicable, any Lender (or group of Lenders), with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), if and where required, pursuant to this Section 23.25 (Permanent Discontinuation of Term SOFR), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Facility Agreement or any notification by the Intercreditor Agent, except as expressly required pursuant to this Section 23.25 (Permanent Discontinuation of Term SOFR).

Second A&R Common Terms Agreement

§23.25

(e)	Notwithstanding anything to the contrary herein or in any Facility Agreement, at any time (including in connection with the implementation of a Benchmark Replacement):

(i)

if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Intercreditor Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Intercreditor Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and

(ii)

if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Intercreditor Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)

Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan to be made, and any request for a conversion of a Base Rate Loan to a Term SOFR Loan and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Loan into a request for a Base Rate Loan and to have revoked any request for a conversion of a Base Rate Loan into a Term SOFR Loan. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 23.25 (Permanent Discontinuation of Term SOFR), such Term SOFR Loan shall on and from such day be converted by the Intercreditor Agent to, and shall constitute, a Base Rate Loan.

(g)

The provisions of this Section 23.25 (Permanent Discontinuation of Term SOFR) shall apply to all Facility Agreements and to the extent any provisions of this Section 23.25 (Permanent Discontinuation of Term SOFR) and the definitions used herein are inconsistent with any provision of such Facility Agreements or any other Finance Documents, the provisions of this Section 23.25 (Permanent Discontinuation of Term SOFR) shall be controlling.

Second A&R Common Terms Agreement

§23.26

23.26	Restricted Lenders

Notwithstanding anything to the contrary in Section 5.1(h) (Sanctions and Anti-Corruption Laws) or Section 12.6 (Compliance with Law) of this Agreement, in relation to each Facility Lender that is incorporated in Germany or that otherwise notifies its Facility Agent to this effect (each a “Restricted Lender”), the representations and undertakings in the provisions of such Sections shall only apply for the benefit of such Restricted Lender and shall only be given by a Loan Party to such Restricted Lender to the extent that the sanctions provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 of the foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 and Section 19 paragraph 3 no. 1(a) foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute as in effect in that Restricted Lender’s home jurisdiction.

Second A&R Common Terms Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as the Borrower

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Vice President, Finance and Treasury

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Vice President, Finance and Treasury

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor By: Corpus Christi Pipeline GP, LLC, as general partner

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Vice President, Finance and Treasury

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Matthew Healey
	Name:	Matthew Healey
	Title:	Vice President, Finance and Treasury

SIGNATURE PAGE TO THE AMENDED AND RESTATED COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOCIÉTÉ GÉNÉRALE, as Intercreditor Agent

By:	/s/ Sabryna El Khemir
	Name:	Sabryna El Khemir
	Title:	Director

SIGNATURE PAGE TO THE AMENDED AND RESTATED COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOCIÉTÉ GÉNÉRALE, as Term Loan Facility Agent

By:	/s/ Sabryna El Khemir
	Name:	Sabryna El Khemir
	Title:	Director

SIGNATURE PAGE TO THE AMENDED AND RESTATED COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as Working Capital Facility Agent

By:	/s/ Joe Lattanzi
	Name:	Joe Lattanzi
	Title:	Managing Director

SIGNATURE PAGE TO THE AMENDED AND RESTATED COMMON TERMS AGREEMENT

SCHEDULE A

COMMON DEFINITIONS AND RULES OF INTERPRETATION

1.1	Amendments

No amendment to any definition or rule of interpretation in this schedule shall be effective for purposes of any individual Finance Document unless such amendment has complied with the requirements for amendments to that Finance Document.

1.2	Interpretation

In this Agreement and in the Appendices, Exhibits and Schedules hereto, except to the extent that the context otherwise requires:

(a)	the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b)

unless otherwise specified, references to Articles, Sections, clauses, Appendices, Exhibits and Schedules are references to Articles, Sections and clauses of, and Appendices, Exhibits and Schedules to, this Agreement;

(c)

references to any document or agreement shall be deemed to include references to such document or agreement as amended (however fundamentally), supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein and therein; provided that with respect to any references to the Equator Principles IV, such references shall be deemed to refer to such documents in effect as of the Stage 3 Closing Date, without regard to any amendments, supplements or replacements thereof after such date;

(d)	references to any party to this Agreement or any other document or agreement shall include its successors and permitted transferees and assigns;

(e)	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

(f)

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that month;

(g)	words importing the plural include the singular and vice versa;

(h)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(i)	the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(j)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(k)

“law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bylaw, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law, and references to a “law” shall be deemed to include references to such law as amended (however fundamentally), supplemented or replaced from time to time;

(l)	unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;

(m)

any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization (so that, for example, an action or omission of a contractor for any Loan Party shall be the action of an agent, representative or authorized person of the Loan Parties only if taken in connection with the performance of its work under its contract with any Loan Party involving work related to the Development, and shall not be the action or omission of an agent, representative or authorized person of the Loan Parties if taken under another contract with persons other than the Loan Parties involving work unrelated to the Development);

(n)

the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;

(o)

any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;

(p)

in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;

(q)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York, United States;

(r)

the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(s)

for all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time; and

1.3	Definitions

“Abandonment” means any of the following shall have occurred:

(a)

the abandonment, suspension or cessation of all or substantially all of the activities related to the Development or the operations the Project Facilities, in each case, for a period in excess of 60 consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development or the Project Facilities following any such force majeure); provided that if an abandonment, suspension or cessation occurring based on the foregoing provisions of this clause (a) is not accompanied by a formal, public announcement by the Borrower of its intentions as set forth in clause (b) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to the Borrower from the Security Trustee (who may be instructed by any Senior Creditor Group to deliver such notice) requesting the Borrower to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Borrower has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Borrower has nevertheless not resumed such activities within 90 days following receipt of the notice from the Security Trustee;

(b)	a formal, public announcement by the Borrower of a decision to abandon, cease or indefinitely defer or suspend the Development for any reason; or

(c)	the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least A- (or the equivalent rating) from S&P or Fitch or at least A-3 (or the equivalent rating) from Moody’s, and, in any case, with a combined capital surplus of at least $1 billion.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Security Trustee that includes the following material terms:

(a)	an expiration date no earlier than 364 days following its issuance date; and

(b)

allows the Security Trustee to make a drawdown of up to the stated amount in each of the circumstances described in Section 4.9(d) (Acceptable Debt Service Reserve LC) of the Common Security and Account Agreement.

“Acceptable Lender” means any Sponsor or its Affiliate or a bank, financial institution, multilateral agency, development financial institution, trust, Approved Fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or any Senior Creditor (other than the Senior Noteholders that are not otherwise Acceptable Lenders) or any Affiliate of a Facility Lender or any other entity or Person, that in each case is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in the ordinary course of business; provided that, in the case of trusts and funds that are not Approved Funds, such entity shall be experienced in the financing of energy and natural resource projects.

“Access Information” has the meaning given in Section 23.9(f)(ii) (Notices) of the Common Terms Agreement.

“Accession Agreement” means any accession agreement contemplated under the Finance Documents, the form of which is included in either Schedule D (Forms of Accession Agreements) to the Common Security and Account Agreement or Schedule P – 1 (Replacement Facility Agent Accession Agreement) and Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) to the Common Terms Agreement.

“Account Bank” means, initially, Mizuho Bank, Ltd. acting in its capacity as such (with any replacement to the initial Account Bank having a then-current credit rating at appointment by S&P at least equivalent to A+ or by Moody’s at least equivalent to A1 and being subject to receipt of consent in accordance with Section 9.9(b) (Resignation, Removal and Replacement of the Account Bank) of the Common Security and Account Agreement).

“Account Bank Fee Letter” means the fee letter entered into between the Company and the Account Bank in respect of the fees payable to the Account Bank in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Security Documents.

“Accounts” has the meaning given in Section 4.3(a) (Accounts) of the Common Security and Account Agreement.

“ADCC” means ADCC Pipeline, LLC, a limited liability company organized under the laws of the State of Delaware, as owner of the ADCC Pipeline.

“ADCC Investco” has the meaning set forth in Section 12.19(l) (Limitation on Investments and Loans) of the Common Terms Agreement.

“ADCC LLC Agreement” means the amended and restated limited liability company agreement of ADCC entered into or to be entered into between ADCC Investco and ADCC Holdings, LLC.

“ADCC Pipeline” means the approximately forty-two (42)-mile long intrastate pipeline connecting the Agua Dulce hub area in Nueces County, Texas, to the Corpus Christi Terminal Facilities, with staged transportation capacity of at least 950,000 MMBtu/day, including all appurtenant facilities and equipment related thereto, as such facilities and equipment may be improved, replaced, modified, changed or expanded from time to time.

“ADCC Pipeline Costs” means the equity share of ADCC Investco of the costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing, constructing, installing, commissioning, testing, start-up, operation and expansion of the ADCC Pipeline, as determined pursuant to the ADCC LLC Agreement.

“ADCC Pipeline Precedent Agreement” means the Precedent Agreement, dated as of December 24, 2021, by and between ADCC, Whistler Pipeline, LLC, and CCL (as assignee of CMPD), as amended on March 18, 2022.

“Additional Proceeds Prepayment Account” is the account described in Section 4.3(a)(xi) (Accounts) of the Common Security and Account Agreement.

“Additional Senior Debt” has the meaning given in Section 2.2(a)(i) (Incremental Senior Debt) of the Common Security and Account Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to the sum of:

(a)	Term SOFR for such Interest Period, plus

(b)	0.1%;

provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Senior Debt Instrument.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Agreement” in each case where used means only the agreement in which the term is used. For the avoidance of doubt, (a) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (b) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“ALTA” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of Stage 3 Survey.

“Amortization Schedule,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the US Money Laundering Control Act of 1986 (i.e., Laundering of Monetary Instruments, 18 U.S.C. section 1956, and Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957), (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Chapter X of the US Code of Federal Regulations), (i) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war and (j) any regulations promulgated under any of the foregoing.

“Apache IPM GSA” means the Gas Supply Agreement, dated as of May 29, 2019, as amended on December 11, 2019, between CCL, as Gas buyer, and Apache Corporation, as Gas seller.

“Apache Linked GSA-SPA” means, taken together, (a) the Apache IPM GSA and (b) the Apache Linked LNG SPA.

“Apache Linked LNG SPA” means, initially, the LNG sale and purchase agreement to be entered into between CCL, as LNG seller, and CMI (UK) or a third party, as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“Applicable Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor at the relevant time concerning or relating to bribery or corruption.

“Applicable Expansion Debt Assets” has the meaning set forth in Section 6.5(a)(iv) (Expansion Senior Debt) of the Common Terms Agreement.

“Approved Fund” means any Fund administered or managed by (a) a Facility Lender, (b) an Affiliate of a Facility Lender or (c) an entity or an Affiliate of an entity that administers or manages a Facility Lender.

“ARC IPM GSA” means the Gas Supply Agreement, dated as of May 2, 2022 between CCL, as Gas buyer, and ARC Resources U.S. Corp., as Gas seller.

“ARC Linked GSA-SPA” means, taken together, (a) the ARC IPM GSA and (b) the ARC Linked LNG SPA.

“ARC Linked LNG SPA” means, initially, the LNG sale and purchase agreement, dated as of June 15, 2022, between CCL, as LNG seller, and CMI (UK), as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“Assigned Agreements” has the meaning given in Section 3.2(b)(i) (Security Interests to be Granted by the Securing Parties – Security Interests – General) of the Common Security and Account Agreement.

“Authorized Investments” means any US Dollar denominated investments that are:

(a)

direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)

investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment);

(c)

commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment) and, in each case, maturing within one year of acquisition thereof;

(d)

investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one year from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $500 million;

(e)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; or

(f)

money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or US Dollars; and (iii) have portfolio assets of at least $500 million.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Availability Period” means, with respect to the Term Loans, the Term Loan Availability Period, and with respect to any other Loans, the period commencing on the date of first disbursement of such Loans and ending on the date of the termination or cancellation of all remaining Facility Debt Commitments pursuant to the terms of the corresponding Facility Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated as of such date (but not including any tenor for such Benchmark that is not then included in the definition of “Interest Period” pursuant to Section 23.25(d) (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement).

“Bankruptcy” means with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)

such Person shall file a voluntary petition in bankruptcy, or shall file any petition or answer or consent seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or shall apply for or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(b)

a case or other proceeding shall be commenced against such Person in a court of competent jurisdiction without the consent or acquiescence of such Person seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;

(c)

a court of competent jurisdiction shall enter an order, judgment or decree approving a petition with respect to such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall consent to the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent of such Person and such appointment shall remain undischarged, unvacated and unstayed for an aggregate of 90 days (whether or not consecutive);

(d)	such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)	such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(f)	such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Default” has the meaning given in Section 6.2(c) (Initiation of Security Enforcement Action – Bankruptcy Default) of the Common Security and Account Agreement.

“Bankruptcy Proceeding” means:

(a)	any case, action or proceeding before any court or other governmental authority in relation to a Bankruptcy; or

(b)	a general assignment under clause (e) of the definition of Bankruptcy,

in each case of (a) and (b) above, undertaken under applicable US federal, state or foreign law, including the Bankruptcy Code.

“Base Case Forecast” means the base case forecast attached as Schedule R (Base Case Forecast) to the Common Terms Agreement, as may be updated from time to time in accordance with the Common Terms Agreement.

“Base Committed Quantity” means not less than 1,065,606,652 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs, the Second Phase LNG SPAs and the Stage 3 LNG SPAs; provided, in each case, that (a) following the full payment of the required amount upon any LNG SPA Mandatory Prepayment, the Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that the Borrower is not required to repay upon an LNG SPA Prepayment Event under Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Payment Events) of the Common Terms Agreement and (b) to the extent that (i) any other LNG SPA becomes a Qualifying LNG SPA or an existing Qualifying LNG SPA is amended to increase the quantity of LNG contracted to be sold thereunder and (ii) incremental Senior Debt is incurred taking into account cash flows from such additional Qualifying LNG SPA and/or increased contractual commitments under such existing Qualifying LNG SPA, the Base Committed Quantity will be increased, as of the date of such incremental Senior Debt incurrence, to reflect the incremental quantity of LNG contracted to be sold at plateau production pursuant to all the Qualifying LNG SPAs then in effect (including such additional Qualifying LNG SPA and the increased commitments under such existing Qualifying LNG SPA, as applicable).

“Base Rate Loan” shall have the meaning set forth in the applicable Facility Agreement.

“Basis Swap” means a commodity derivative contract that is cash-settled based on the difference between: (a) the price of natural gas at one particular pricing point and (b) the price of natural gas at a different delivery location or pricing point.

“Bcf” means billions of cubic feet.

“Benchmark” means Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (i) the alternate benchmark rate that has been selected by the Intercreditor Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Intercreditor Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Intercreditor Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Intercreditor Agent in a manner substantially consistent with market practice (or, if the Intercreditor Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Intercreditor Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Intercreditor Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of the Common Terms Agreement and other Finance Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes under the Common Terms Agreement and under any Facility Agreement in accordance with Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement, and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes under the Common Terms Agreement and under any Facility Agreement in accordance with Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement.

“Borrower” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Borrower is also referred to as the “Company” under the Common Security and Account Agreement.

“Breakage Costs” under a Facility Agreement has the meaning given in such Facility Agreement.

“Btu” means the amount of heat equal to 1,055.056 joules.

“Business Day” means:

(a)	except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, and

(b)	in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Loan Parties or the Project Facilities insuring the Loan Parties against business interruption or delayed start-up.

“Calpine” has the meaning set forth in Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Loan Parties during such period, including:

(a)	fees and other amounts received by CCL under the LNG SPAs;

(b)

earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the Common Security and Account Agreement);

(c)

any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement;

(d)	all cash paid to the Loan Parties during such period as Business Interruption Insurance Proceeds;

(e)

proceeds from the transfer, sale or disposition of assets or rights of the Loan Parties in the ordinary course of business in accordance with Section 12.17 (Sale of Project Property) of the Common Terms Agreement (other than as set forth in sub-clause (3) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid under any Material Project Agreement;

(g)	amounts received under Permitted Hedging Instruments other than in respect of interest rates; and

(h)

solely with respect to calculation of the Historical DSCR, (I) all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of Equity Funding (in each case as otherwise permitted pursuant to the terms of the Finance Documents), and (II) in the case of the first Restricted Payment made pursuant to Section 11 (Restricted Payments) of the Common Terms Agreement, any cash then on deposit in the Secured Accounts (without double counting any other amounts of Cash Flow taken into account in the calculation of the Historical DSCR); and

(i)

with respect to the calculation of Fixed Projected DSCR for any purpose other than such calculation under Section 11 (Restricted Payments) of the Common Terms Agreement, and for any period, any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on the making of Restricted Payments applicable prior to such period (without double counting any other amounts of Cash Flow taken into account in the calculation of the Fixed Projected DSCR);

but excluding, in each case:

(1)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(2)	proceeds of third-party liability insurance;

(3)	proceeds of the sale of assets permitted by Section 12.17(c) or (l) (Sale of Project Property) of the Common Terms Agreement unless and until applied to procure a replacement for such assets;

(4)

proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Loan Parties pursuant to any guarantees) permitted by Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement other than amounts received under Permitted Hedging Instruments included under clause (g) above;

(5)	except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Borrower; and

(6)	any cash deposited into the Additional Proceeds Prepayment Account.

“Cash Flow Available for Debt Service” means, for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Fixed Projected DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Stage 3 Completion Date that are Project Costs, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Stage 3 Completion Date relating to expenditure on items that were, as of the Stage 3 Completion Date, outstanding or punch list items under the EPC Contract (Stage 3) that are paid out of Senior Debt or Equity Funding.

“Catastrophic Casualty Event” has the meaning given in any Indenture.

“CCH Investment Grade Rating” means a long-term credit rating in respect of any of the Borrower’s Senior Debt Obligations that is equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit rating by any other nationally recognized statistical rating agency.

“CCL” means Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Terminal Facility.

“CCP” means Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Pipeline.

“CCP Expansion Precedent Agreement” means the transportation precedent agreement, dated as of December 11, 2018, by and between CCP and CCL, as amended by Amendment No. 1, dated as of December 23, 2019, Amendment No. 2, dated as of January 14, 2020, and Amendment No. 3, dated as of December 13, 2021.

“CCP GP” means Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware, which will be the general partner of CCP.

“CCP Pipeline Precedent Agreement” means the transportation precedent agreement, dated as of July 21, 2014, as amended on May 13, 2015, between CCP and CCL pursuant to which firm transportation capacity is secured through the Corpus Christi Pipeline.

“CEI Equity Contribution Agreement” means the Amended and Restated Equity Contribution Agreement, entered into between the Borrower and the Sponsor as of the Second Phase Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9604, et seq.) and rules and regulations issued thereunder.

“Cessation Notice” has the meaning given in Section 15.3 (Cessation of Loan Facility Declared Default) of the Common Terms Agreement.

“Change in Law” means the occurrence, after the Stage 3 Closing Date, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the Sponsor and its Affiliates shall fail to own, directly or indirectly in the aggregate, more than 50% of the ownership interests in the Borrower or control, directly or indirectly, voting rights of more than 50% of the votes of all classes in the Borrower.

“Change Order” has the meaning given in the EPC Contract (Stage 3).

“Cheniere” has the same meaning as is given to “Sponsor” below.

“Closing Conditions Certificate” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“Closing Date” means May 13, 2015.

“Closing Notice” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term secured overnight financing rate (or any successor administrator thereof).

“CMI” means Cheniere Marketing, LLC, a limited liability company organized under the laws of the State of Delaware.

“CMI Direct Agreement” means the Direct Agreement, dated as of May 22, 2018, between CMI (UK), CCL and the Security Trustee, with respect to the DES-Linked LNG SPA.

“CMI Early Volumes LNG SPA” means the letter agreement, dated as of May 2, 2022, between CCL and CMI (UK), setting forth the terms of certain sales and purchases of LNG under the CMI (UK) Base LNG SPA.

“CMI Export Authorization Letter” means the amended and restated export authorization letter, dated as of the Stage 3 Closing Date, between CMI and CCL.

“CMI Security Agreement” means the amended and restated security agreement, dated as of the Stage 3 Closing Date, between CMI (UK), CCL and Mizuho Bank, Ltd.

“CMI (UK)” means Cheniere Marketing International LLP, a limited liability partnership organized under the laws of the United Kingdom.

“CMI (UK) Base LNG SPA” means the Second Amended and Restated Base LNG Sale and Purchase Agreement (FOB), dated as of June 15, 2022, between CCL and CMI (UK).

“CMI (UK) LNG SPAs” means the (a) CMI (UK) Base LNG SPA and (b) Amended and Restated Foundation Customer LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014, as amended on June 26, 2015 and December 27, 2016, between CCL and CMI (UK), which has been terminated prior to the Second Phase Closing Date.

“CMPD” means Cheniere Major Project Development, LLC, a limited liability company organized under the laws of the State of Delaware.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any property right or interest subject to a Security Interest.

“Collateral Parties” means the Securing Parties and Holdco, and “Collateral Party” shall have a corresponding meaning.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended (7 U.S.C. § 1 et seq.).

“Common Collateral” means any property right or interest subject to a Security Interest granted or purported to be created by or pursuant to Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral), Section 3.2(b) (Security Interests to be Granted by the Securing Parties – Security Interests – General) or Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement or pursuant to any Security Document other than the Common Security and Account Agreement.

“Common Security and Account Agreement” means the Second Amended and Restated Common Security and Account Agreement, dated as of the Stage 3 Closing Date, among the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of the Stage 3 Closing Date, among the Borrower, the Guarantors, the Term Loan Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default. For the avoidance of doubt, (i) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (ii) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“Company” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Company is also referred to as the “Borrower” in certain Finance Documents and the “Issuer” in other Finance Documents.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information” means all information received from a Loan Party, Holdco, the Sponsor or any of their respective Affiliates or on their behalf relating to any of such entities, their businesses, the Project Facilities or the Development.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ConocoPhillips” means ConocoPhillips Company, a corporation incorporated in the State of Delaware.

“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.

“Construction Account” is the account described in Section 4.3(a)(iv) (Accounts) of the Common Security and Account Agreement.

“Consultants” has the meaning given in Section 13.1 (Appointment of Consultants) of the Common Terms Agreement.

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)

with respect to any Loan Facility Declared Default, Indenture Declared Default or other comparable event of default under any other Senior Debt Instrument, that such default has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument, as the case may be, and no Cessation Notice shall have been given with respect thereto;

(b)

with respect to any Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or other unmatured default under any other Senior Debt Instrument, that such unmatured default has occurred and has not been waived or cured; and

(c)

with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default under any other Senior Debt Instrument, that such event of default has occurred and has not been declared, waived or cured.

“Contract Price” has the meaning given in the EPC Contract (Stage 3).

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Controlling Claimholders” means Senior Creditor Group Representatives representing a Majority in Interest of the Senior Creditors.

“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” means all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the US Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing:

(a)

all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time);

(b)	all extensions, renewals and restorations thereof;

(c)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(d)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(e)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Corpus Christi Pipeline” means the Existing Corpus Christi Pipeline, together with Corpus Christi Pipeline Expansion, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corpus Christi Pipeline Expansion” means, following the issuance by a Loan Party of a notice to proceed in respect thereof, the expansion of the Existing Corpus Christi Pipeline through the construction of a new 42-inch diameter, approximately 21-mile-long pipeline, placed parallel to the Existing Corpus Christi Pipeline, together with additional compression stations and appurtenances.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay comprising, a liquefaction facility comprised of three Trains, each with a nominal production capacity of approximately 4.5 mtpa, three LNG storage tanks, each with a working capacity of 160,000 cubic meters, and two marine berths, with related onsite and offsite utilities and supporting infrastructure, together with the Stage 3 Terminal Facilities, and as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning set forth in Section 23.24(a) (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“CP Fulfillment Date” has the meaning given in the applicable LNG SPA.

“CPC LNG SPA” means the LNG sale and purchase agreement, dated as of August 11, 2018, between CMI (UK) and CPC Corporation.

“CPC Novated LNG SPA” means, together, (i) the CPC LNG SPA and (ii) the CPC Novation Agreement.

“CPC Novation Agreement” means the novation and amendment agreement regarding the CPC LNG SPA, dated as of June 15, 2022, between CMI (UK), CCL and CPC Corporation.

“CPC Shipping Services Agreement” means the Shipping Services Agreement to be entered into between CCL and CMI (UK), with respect to the CPC Novated LNG SPA.

“CTA Payment Date” means (i) each Quarterly Payment Date, (ii) the date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Facility Agreement, including the Common Terms Agreement and (iii) the scheduled Final Maturity Date under each Facility Agreement.

“Debt Domain Website” has the meaning given in Section 12.7(b) (Notices) of the Common Security and Account Agreement.

“Decision” means any notice, consent, decision, approval, instruction, judgment, direction, objection or Modification.

“Declared Event of Default” means an Event of Default that has been declared or is otherwise deemed to have been declared by a Senior Creditor Group Representative under its Senior Debt Instrument (acting on behalf of the Senior Creditors under, and in accordance with, such Senior Debt Instrument) or otherwise is deemed to have been declared in accordance with the terms of the relevant Senior Debt Instrument.

“Default Rate” means a rate per annum equal to the rate that would otherwise be applicable plus 2%, or if there is no applicable interest rate, a rate per annum equal to the highest interest rate applicable to any then-outstanding Senior Debt plus 2%.

“Defaulting Lender,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project Facilities that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any delay.

“Delivered” means quantities of LNG sold “cost, insurance and freight,” “cost and freight,” “delivered ex ship,” “delivered at terminal,” or otherwise where CCL is responsible for the transportation of LNG to a delivery point other than the Project Facilities under the terms of the relevant LNG SPA.

“Delivered SPAs” means the PetroChina DES LNG SPA, Stage 3 (DES) LNG SPAs and any other Qualifying LNG SPAs on Delivered terms that may be entered into by a Loan Party from time to time.

“DES-Linked LNG SPA” means the LNG SPA, dated as of May 22, 2018, between CCL and CMI (UK).

“Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Loan Parties payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Loan Parties.

“DIP Financing” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Financing Liens” has the meaning given in Section 10.5(b)(ii) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Lenders” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“Direct Agreements” means:

(a)	the Direct Agreement (Pertamina LNG SPA), dated as of May 13, 2015, among Pertamina, CCL and Société Générale;

(b)	the Direct Agreement (Endesa LNG SPA (April 01, 2014)), dated as of May 13, 2015, among Endesa, CCL and Société Générale;

(c)	the Direct Agreement (Endesa LNG SPA (April 07, 2014)), dated as of May 13, 2015, among Endesa, CCL and Société Générale;

(d)	the Direct Agreement (Iberdrola LNG SPA), dated as of May 13, 2015, among Iberdrola, CCL and Société Générale;

(e)	the Direct Agreement (Gas Nat LNG SPA), dated as of May 13, 2015, among Naturgy, CCL and Société Générale;

(f)	the Direct Agreement (Gas Nat Guaranty), dated as of May 13, 2015, among Gas Natural SDG S.A., CCL and Société Générale;

(g)	the Direct Agreement (Woodside LNG SPA), dated as of May 13, 2015, among Woodside, CCL and Société Générale;

(h)	the Direct Agreement (Woodside Guaranty), dated as of May 13, 2015, among Woodside Petroleum Limited, CCL and Société Générale;

(i)	the Direct Agreement (EDF LNG SPA), dated as of May 13, 2015, among EDF, CCL and Société Générale;

(j)	the Acknowledgment and Consent Agreement with Lender, dated as of May 13, 2015, among EPC Guarantor, the Borrower, the Guarantors, Mizuho Bank, Ltd. and Société Générale;

(k)	the Acknowledgment and Consent Agreement with Lender, dated as of May 13, 2015, among EPC Contractor, the Borrower, the Guarantors, Mizuho Bank, Ltd. and Société Générale;

(l)	the Direct Agreement, dated as of May 13, 2015, among CCL, ConocoPhillips and Société Générale;

(m)	the Direct Agreement (CCP Precedent Agreement), dated as of May 13, 2015, among CCP, CCL and Société Générale;

(n)	the Direct Agreement (CCL Management Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCL and Société Générale;

(o)	the Direct Agreement (CCP Management Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCP and Société Générale;

(p)	the Direct Agreement (CCL O&M Agreement), dated as of May 13, 2015, among Cheniere LNG O&M Services, LLC, CCL and Société Générale;

(q)	the Direct Agreement (CCP O&M Agreement), dated as of May 13, 2015, among Cheniere LNG O&M Services, LLC, CCP and Société Générale;

(r)	the Direct Agreement (Gas and Power Supply Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCL and Société Générale;

(s)	the Direct Agreement (CMI Export Authorization Letter), dated as of May 13, 2015, among CCL, Cheniere Marketing, LLC and Société Générale;

(t)	the Direct Agreement (TGP Precedent Agreement), dated as of May 13, 2015, among CCL, TGP and Société Générale;

(u)	the Direct Agreement (NGPL Precedent Agreement), dated as of June 29, 2015, among Natural Gas Pipeline Company of America LLC, CCL and Société Générale;

(v)	the Direct Agreement (NGPL Precedent Agreement), dated as of March 21, 2018, among Natural Gas Pipeline Company of America LLC, CCL and Société Générale;

(w)	the Direct Agreement, dated as of October 21, 2015, among Baker Hughes Energy Services LLC (formerly known as GE Oil & Gas, Inc.), CCL, and Société Générale;

(x)	the Direct Agreement, dated as of December 16, 2015, among Transcontinental Gas Pipe Line Company, LLC, CCL and Société Générale;

(y)	the Direct Agreement, dated as of May 13, 2015, in respect of the CMI Base LNG SPA among CMI (UK), CCL and Société Générale;

(z)	the Direct Agreement in respect of the EDP LNG SPA, dated as of May 11, 2018, among CCL, Energias De Portugal S.A. and Société Générale;

(aa)	the Direct Agreement in respect of the DES-Linked LNG SPA, dated as of May 22, 2018, among CCL, CMI (UK) and Société Générale;

(bb)	the Direct Agreement in respect of the Trafigura LNG SPA, dated as of May 16, 2018, among Trafigura Pte Ltd, CCL and Société Générale;

(cc)	the Direct Agreement in respect of the Trafigura Guaranty, dated as of May 16, 2018 among Trafigura Group Pte Ltd, CCL and Société Générale;

(dd)	the Direct Agreement in respect of the FOB LNG SPA, dated as of May 8, 2018 among CCL, PetroChina International Company Limited, CCL and Société Générale;

(ee)	the Direct Agreement in respect of the FOB LNG SPA guaranty, dated as of May 8, 2018, among PetroChina Company Limited, CCL and Société Générale;

(ff)	the Direct Agreement in respect of the DES LNG SPA, dated as of May 8, 2018, among CCL, PetroChina International Company Limited, CMI and Société Générale;

(gg)	the Direct Agreement in respect of the DES LNG SPA guaranty, dated as of May 8, 2018, among CCL, PetroChina Company Limited, CMI and Société Générale;

(hh)	the Direct Agreement in respect of the EPC Contract (T3), dated as of May 22, 2018, among CCL, EPC Contractor and Société Générale;

(ii)	the Direct Agreement in respect of the EPC Parent Guaranty (T3), dated as of May 22, 2018, among CCL, Bechtel Global Energy, Inc. and Société Générale;

(jj)	the Direct Agreement for the License Agreement among CCL, ConocoPhillips Company and Société Générale, dated May 22, 2018;

(kk)	the Direct Agreement (Iberdrola Guaranty), dated as of December 23, 2020, among Iberdrola, S.A., CCL and Société Générale;

(ll)	the Direct Agreement in respect of the Apache IPM GSA, dated as of June 15, 2022, among Apache Corporation, CCL and Société Générale;

(mm)	the Direct Agreement in respect of the ARC IPM GSA, dated as of June 15, 2022, between ARC Resources U.S. Corp., CCL and Société Générale;

(nn)	the Direct Agreement in respect of the ARC IPM GSA Guaranty, dated as of June 15, 2022, between ARC Resources Ltd., CCL and Société Générale;

(oo)	the Direct Agreement in respect of the EOG Early Volumes IPM GSA, dated as of June 15, 2022, among EOG Resources, Inc., CCL and Société Générale;

(pp)	the Direct Agreement in respect of the EOG IPM GSA (420K), dated as of June 15, 2022, among EOG Resources, Inc., CCL and Société Générale;

(qq)	the Direct Agreement in respect of the CPC Novated LNG SPA, dated as of June 15, 2022, among CPC Corporation, CCL and Société Générale;

(rr)	the Direct Agreement in respect of the PGNIG LNG SPA, dated as of June 15, 2022, among Polskie Gornictwo Naftowe i Gazownictwo S.A., CCL and Société Générale;

(ss)	the Direct Agreement in respect of the Foran Novated LNG SPA, dated as of June 15, 2022, among Foran Energy Group Co., Ltd., CCL and Société Générale;

(tt)	the Direct Agreement in respect of the Sinochem Novated LNG SPA, dated as of June 15, 2022, among Sinochem Group Co., Ltd., CCL and Société Générale;

(uu)	the Direct Agreement in respect of the Engie LNG SPA, dated as of June 15, 2022, among Engie SA, CCL and Société Générale;

(vv)	the Direct Agreement in respect of the CCP Expansion Precedent Agreement, dated as of June 15, 2022, among CCP, CCL and Société Générale;

(ww)	the Direct Agreement in respect of the ADCC Pipeline Precedent Agreement, dated as of June 15, 2022, among CCL, ADCC, Whistler Pipeline, LLC and Société Générale;

(xx)

the Master Direct Agreement in respect of the CMI Early Volumes LNG SPA, ARC Linked LNG SPA, EOG Early Volumes Linked LNG SPA, PGNIG Shipping Services Agreement, and any other Material Project Agreement between CMI (UK) and CCL that is designated to be subject to this Direct Agreement from time to time in accordance with its terms, dated as of June 15, 2022, among CMI (UK), CCL and Société Générale; and

(yy)	the agreements described in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement.

“Direct Agreement” shall have a corresponding meaning.

“Disbursement Account” means the account(s) of that name required to be established pursuant to Section 4.3 (Accounts) of the Common Security and Account Agreement.

“Disbursement Endorsement” means endorsement(s) to a Title Policy (dated not earlier than the last day of the fiscal quarter immediately preceding the delivery thereof to the Intercreditor Agent), indicating that since the effective date of the Title Policy (or the date of the last preceding endorsement(s) to the Title Policy, if later), (1) there has been no change in the state of the title to the insured estates or interests covered by the Title Policy (other than matters constituting Permitted Liens or matters otherwise approved by the Security Trustee), and (2) complying with Procedural Rule P-9.b.4 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas, and which endorsement(s) shall extend the effective date of the Title Policy to the date of such endorsement(s) and increase the coverage of the Title Policy by an amount equal to each Advance made prior to the last day of the immediately preceding fiscal quarter by stating the amount of coverage then existing under the policy, and with respect to the endorsement to be delivered for the occurrence of the Stage 3 Completion Date in Section 14.1(f) (Conditions to Occurrence of Stage 3 Completion Date – Disbursement Endorsement) of the Common Terms Agreement, the “Liability” paragraph and the exception in Schedule B of the Title Policy for liens arising by reason of unpaid bills or claims for work performed or materials furnished in connection with improvements placed, or to be placed, upon the subject land shall be eliminated from the policy by the issuance of the promulgated endorsement form containing the applicable promulgated language covering said elimination as provided in Procedural Rule P-8.b.2 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas. Such Disbursement Endorsement will be substantially in a form to be agreed and attached to the Common Terms Agreement.

“Disbursement Request” means a drawdown notice, substantially in the form set forth in the applicable Senior Debt Instrument, given by the Borrower requesting an Advance with respect to a Loan in accordance with the terms of the applicable Senior Debt Instrument.

“Discharge Date” means:

(a)

with respect to the Senior Debt Obligations under a Senior Debt Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor), the Senior Debt Commitments thereunder shall have been terminated, expired or been reduced to zero and all letters of credit thereunder (if any) shall have been terminated or collateralized in accordance with the provisions of such Senior Debt Instrument;

(b)

with respect to the Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor) and such Permitted Senior Debt Hedging Instrument shall have terminated or expired; and

(c)

with respect to all Senior Debt Obligations, collectively, the date on which each of the above shall have occurred with respect to each then-existing Senior Debt Instrument and Permitted Senior Debt Hedging Instrument and any other Senior Debt Obligations owing to the Intercreditor Agent, Facility Agents, Security Trustee or other Secured Parties shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations that by their terms survive and with respect to which no claim has been made by the applicable Secured Party).

“DOE” means the US Department of Energy.

“DSAA Reserve Amount” means:

(a)

prior to the Term Loan Discharge Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable by or on the next Quarterly Payment Date (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered three-month period after giving effect to a Permitted Hedging Instrument in respect of interest rates then in effect; provided that (i) Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include: (A) Working Capital Debt; (B) any voluntary or mandatory prepayments; (C) commitment fees, front-end fees, structuring, original issue discount, arrangement fees and letter of credit fees; (D) Hedging Termination Amounts or (E) Senior Debt Obligations due and payable prior to the end of the Availability Period (as defined in the Term Loan Facility Agreement) in respect of the Incremental Stage 3 Commitments and Loans made therefrom and (ii) for purposes of the calculation of the scheduled principal payment of Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account; and

(b)	after the Term Loan Discharge Date, such amount as is then required to be funded into the Senior Debt Service Accrual Account under any then-effective Finance Document.

“DSCR” means either Historical DSCR or Fixed Projected DSCR.

“EDF” means Électricité de France, S.A., a French utility company that is an Initial LNG Buyer.

“EDF LNG SPA” means the LNG SPA, dated as of July 17, 2014, as amended on February 24, 2015, and on July 15, 2015, between CCL and EDF.

“EDP” means EDP Energias de Portugal S.A., a Portuguese utility company that is an Initial LNG Buyer.

“EDP LNG SPA” means the LNG SPA, dated as of December 18, 2014, as amended on November 18, 2015 and January 8, 2018, between CCL and EDP.

“Eligible LNG Buyer” means an LNG Buyer (provided, that the Person designated as the “LNG Buyer” under a Linked GSA-SPA shall be the seller of Gas under the IPM GSA and not the buyer of LNG under the related Linked LNG SPA(s)) that:

(a)	itself:

(i)	has two Investment Grade Ratings; or

(ii)

has one Investment Grade Rating and at least the lesser of (A) a tangible net worth of at least $3 billion per mtpa of LNG committed to be purchased by such LNG Buyer pursuant to its applicable LNG SPA and (B) $7 billion of tangible net worth; provided, that the Person designated as the “LNG Buyer” for purposes of this definition is the seller of Gas under an IPM GSA, and the LNG committed to be purchased by such LNG Buyer shall be deemed to be equal to 0.85 mtpa for every 140,000 MMBtu/day of the daily contract quantity under such IPM GSA; or

(b)

has provided one or more (x) guarantees (each from a guarantor that meets the criteria set forth in clause (a)(i) or (ii) of this definition) and/or (y) letters of credit (each issued by an Acceptable Bank), that are each issued for the benefit of CCL in respect of its obligations under its applicable LNG SPA, in the case of (x) and/or (y), in an amount (in the aggregate) equal to the greater of:

(i)	50% of the present value of the projected contracted Cash Flows from the fixed component under the applicable LNG SPA during the remaining Qualifying Term of such LNG SPA; and

(ii)

100% of the present value of the projected contracted Cash Flows from the fixed component under the applicable LNG SPA during the lesser of (A) the succeeding five years under such LNG SPA and (B) the remaining term of such LNG SPA.

“Endesa” means Endesa S.A., a Spanish utility company that is an Initial LNG Buyer.

“Enforcement Action” has the meaning given in Section 16.1(a) (Facility Lender Remedies for Loan Facility Declared Events of Default – Enforcement Action) of the Common Terms Agreement.

“Enforcement Proceeds Account” has the meaning given in Section 6.7(a) (Enforcement Proceeds Account) of the Common Security and Account Agreement.

“Engie LNG SPA” means the amended and restated LNG sale and purchase agreement, dated as of March 4, 2022, between CCL and Engie SA.

“Environmental Affiliate” means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Government Rule.

“Environmental and Social Consultant” means Ramboll US Consulting, Inc.

“Environmental and Social Management Plan” means one or more policies, procedures, plans, and/or other similar documentation applicable to the Development that, together, set forth certain mitigation, monitoring, and institutional measures to be taken during the construction, commissioning, and operation of the Development to eliminate, reduce, and/or offset potential adverse environmental and social risks and impacts of the Development (as identified through the environmental and social assessment of the Development), and the actions needed to implement such measures.

“Environmental and Social Standards” means Environmental Laws and the Equator Principles IV.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, judgment or other legal action (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, response, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental environmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term Environmental Claim will include any claim by any Person or Governmental Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time concerning the regulation, use or protection of the environment, coastal resources, protected plant and animal species, human health and safety as it relates to Hazardous Material exposure or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but excluding, for the avoidance of doubt, any laws relating to matters regulated by FERC, DOE, Department of Transportation or OFAC. “Environmental Law” shall have a corresponding meaning.

“EOG Early Volumes IPM GSA” means the Gas Supply Agreement (Early Volumes), dated as of September 12, 2019, between CCL, as Gas buyer, and EOG Resources, Inc., as Gas seller.

“EOG Early Volumes Linked GSA-SPA” means, taken together, (a) the EOG Early Volumes IPM GSA and (b) the EOG Early Volumes Linked LNG SPA.

“EOG Early Volumes Linked LNG SPA” means, initially, the LNG sale and purchase agreement, dated as of December 30, 2019, between CCL, as LNG seller, and CMI (UK), as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“EOG IPM GSA (420K)” means the Amended and Restated Gas Supply Agreement (420K GSA), dated as of February 23, 2022, between CCL, as Gas buyer, and EOG Resources, Inc., as Gas seller.

“EOG Linked GSA-SPA (420K)” means, taken together, (a) the EOG IPM GSA (420K) and (b) the EOG Linked LNG SPA (420K).

“EOG Linked LNG SPA (420K)” means, initially, the LNG sale and purchase agreement to be entered into between CCL, as LNG seller, and CMI (UK) or a third party, as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“EPC Contract (Stage 3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of March 1, 2022, pursuant to which the Stage 3 Terminal Facilities will be constructed, as modified from time to time based on permitted changes.

“EPC Contract (T1/T2)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 6, 2013, as modified from time to time based on permitted changes.

“EPC Contract (T3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 12, 2017, as modified from time to time based on permitted changes.

“EPC Contractor” means Bechtel Energy, Inc.

“EPC Guarantor” means the “Guarantor” as defined in the EPC Contract (Stage 3).

“EPC Letter of Credit” means “Letter of Credit” as defined in the EPC Contract (Stage 3).

“Equity Funding” means contributions made to the Borrower in the form of (i) Subordinated Debt, (ii) equity funding from a direct or indirect shareholder, (iii) Cash Flow applied or committed to be applied towards costs and expenditures of the Development, including Project Costs and any Development Expenditure and (iv) pre-Stage 3 Closing Date costs and in-kind contributions related to the Stage 3 Development of $502 million.

“Equity Proceeds Account” is the account described in Section 4.3(a)(iii) (Accounts) of the Common Security and Account Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, or trade or business that is a member of any group of organizations: (a) described in Section 414(b), (c), (m) or (o) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which a Loan Party is a member.

“ERISA Event” means:

(a)

any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;

(b)	the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)	the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f)	the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g)

the withdrawal by a Loan Party or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer,” as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i)	the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j)

the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k)	the failure of a Loan Party or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;

(m)

a Loan Party engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or

(n)	the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.

“Event of Default” means a Loan Facility Event of Default, an Indenture Event of Default or any comparable Loan Party event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project Facilities, any equity interests in the Loan Parties or any other part of the Security Interests.

“Excluded Accounts” means Excluded Unsecured Accounts and any escrow account established under the EPC Contract (Stage 3).

“Excluded Assets” has the meaning given in Section 3.2(g) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:

(a)

Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Facility Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)

in the case of a Facility Lender, US federal withholding tax imposed on amounts payable to such Facility Lender pursuant to a law in effect at the time such Facility Lender becomes a party to a Facility Agreement or designates a new lending office (other than pursuant to an assignment or new lending office designation request by the Borrower), except to the extent that such Facility Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to the Facility Agreement provisions described in Section 21.1 (Withholding Tax Gross-Up) of the Common Terms Agreement;

(c)	Taxes attributable to a Facility Lender’s failure to comply with the provisions described in Section 21.5 (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement; or

(d)	US federal withholding Taxes imposed under FATCA.

“Excluded Unsecured Accounts” has the meaning given in Section 3.2(g)(iv) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Working Capital Debt” means all Working Capital Debt other than the Senior Debt Obligations related to, and arising in respect of, a principal amount of $300 million of Working Capital Debt incurred for purposes of funding the Stage 3 Development under the Working Capital Facility Agreement entered into as of the Stage 3 Closing Date.

“Existing CCP DOT” has the meaning set forth in Section 3.2(f) (Real Property) of the Common Security and Account Agreement.

“Existing Corpus Christi Pipeline” means the approximately 23-mile-long Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities.

“Existing Facility Lender” has the meaning given in Section 19.6 (Transfers by a Facility Lender) of the Common Terms Agreement.

“Expansion” has the meaning given in Section 7.2(a) (Expansion Contracts) of the Common Terms Agreement (or equivalent provision in any other Senior Debt Instrument).

“Expansion Construction Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Disbursement Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Equity Funding Commitment” has the meaning set forth in Section 7.2(b)(i) (Expansion Contracts – Conditions to Expansion) of the Common Terms Agreement.

“Expansion Equity Proceeds Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Senior Debt” has the meaning given in Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement.

“Export Authorization” means a long-term, multi-contract authorization issued by the DOE to export LNG from the Corpus Christi Terminal Facility, including the FTA Authorization, Non-FTA Authorization, and Incremental Export Authorizations.

“Export Authorization Remediation” has the meaning given in Section 8.2(a)(ii)(A) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Facility Agent” means the facility agent under any Facility Agreement.

“Facility Agreements” means the Term Loan Facility Agreement and any individual loan facility agreements (not including any Indenture or facility agreement for a “term loan B” financing that the Borrower has elected to treat as an Indenture) evidencing permitted Replacement Senior Debt, Working Capital Debt and Expansion Senior Debt (and for

which the Facility Agents have acceded to the Common Terms Agreement and to the Common Security and Account Agreement), in each case as required thereby, and “Facility Agreement” shall have a corresponding meaning.

“Facility Debt Commitment” means the aggregate principal amount of Loans and letters of credit any Facility Lender is committed to disburse to or issue on behalf of the Borrower under any Facility Agreement.

“Facility Lenders” means the Term Lenders and the lenders under any other Facility Agreements entered into on or after the Signing Date, and “Facility Lender” shall have a corresponding meaning.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Reserve Bank” means each of the 12 Reserve Banks under the United States Federal Reserve System, or any successor thereto.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means the SG Agency Fee Letter, the Account Bank Fee Letter and any other similar fee letter, fee agreement or other fee arrangement between a Securing Party and a Facility Agent, or between a Securing Party and any of the Account Bank, Intercreditor Agent or Security Trustee, that may be entered into from time to time after the date of the Common Security and Account Agreement.

“FERC” means the US Federal Energy Regulatory Commission.

“FERC Orders” means (i) the Order Granting Authorization Under Section 3 of the Natural Gas Act and Issuing Certificates (149 FERC ¶ 61,283 (2014)) issued December 30, 2014 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on August 31, 2012, in Docket No. CP12-507-000 and Docket No. CP12-508-000 to site, construct and operate the Corpus Christi Terminal Facility and to construct and operate the Corpus Christi Pipeline and (ii) the Stage 3 FERC Order.

“Final Maturity Date” means, with respect to each of the Facility Agreements, the date on which all Senior Debt under such Facility Agreement comes due, whether upon acceleration or otherwise.

“Finance Documents” means, together, each of the following documents:

(a)	the Common Terms Agreement;

(b)	the Common Security and Account Agreement;

(c)	the individual Facility Agreements;

(d)	any Indenture;

(e)	the Security Documents;

(f)	the Direct Agreements;

(g)	the Senior Notes;

(h)	the Intercreditor Agreement;

(i)	any fee letters with parties providing financing (other than any Equity Funding);

(j)	any Permitted Senior Debt Hedging Instrument;

(k)	the Stage 3 Finance Documents; and

(l)

any other document the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties) designates, with the consent of the Borrower (such consent not to be unreasonably withheld), a Finance Document;

provided that when used with respect to the Facility Lenders, such term shall not include any Indenture or Senior Notes and when used with respect to the Senior Notes, such term shall not include the Common Terms Agreement, Facility Agreement or any other Finance Document to which the Indenture Trustee is not a party or under which security is not intended to be granted for the benefit of the Senior Notes.

“Finance Party” means each Facility Lender, the Intercreditor Agent, the Security Trustee, each Senior Creditor Group Representative (in its own right and in its capacity as agent), each Hedging Bank and the Account Bank.

“First Change Order Threshold” has the meaning set forth in Section 9.1(a)(i) (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement.

“First of Month Index” means a price which represents the most commonly traded fixed price at a major trading point and as published by Inside FERC Gas Market Report (“IFERC” or any successor publication widely used to establish index pricing in the US natural gas trading market).

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fixed-Floating Futures Swap” means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay a floating price equal to the final settlement price of the Futures Contract settlement prices. The Fixed-Floating Futures Swap shall be settled financially, via exchange of cash payment at the expiration of the underlying Futures Contract, rather than physically.

“Fixed Price Electricity Purchase Agreement” has the meaning set forth in Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

“Fixed Projected DSCR” means, for each Quarterly Payment Date during the applicable period beginning on the first Quarterly Payment Date following the Stage 3 Closing Date, the ratio of:

(a)

the Cash Flow Available for Debt Service projected for such period, calculated solely to reflect (i) the fixed price component under Qualifying LNG SPAs then in effect, which, for the avoidance of doubt, shall not take into account variable costs of the Development related to the variable price component under such Qualifying LNG SPAs, (ii) expected interest and investment earnings paid to the Loan Parties during such period, (iii) amounts expected to be paid to the Loan Parties during such period as Business Interruption Insurance Proceeds and (iv) only the fixed expenses that could reasonably be expected to be incurred if the counterparties to the Qualifying LNG SPAs then in effect were not lifting any cargoes from the Development; to

(b)

Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt and Senior Debt Obligations under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

provided that, with respect to Section 11 (Restricted Payments) of the Common Terms Agreement, the ratio for calculating Fixed Projected DSCR shall be:

(a)	all of the Cash Flow Available for Debt Service projected for such period; to

(b)

Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt and Senior Debt Obligations under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Flood Certificate” has the meaning given in Section 14(B)(i) of Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Flood Program” has the meaning given in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Floor” means the benchmark rate floor, if any, provided in the Common Terms Agreement initially (as of the execution of the Common Terms Agreement, the modification, amendment or renewal of the Common Terms Agreement or otherwise) with respect to Adjusted Term SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be zero.

“FOB” means “free on board.”

“Foran LNG SPA” means the LNG SPA, dated as of November 24, 2021, between CMI (UK) and Foran Energy Group Co., Ltd.

“Foran Novated LNG SPA” means, together, (i) the Foran LNG SPA and (ii) the Foran Novation Agreement.

“Foran Novation Agreement” means the novation deed regarding the Foran LNG SPA, dated as of June 15, 2022, between CMI (UK), CCL and Foran Energy Group Co., Ltd.

“Foran Shipping Services Agreement” means the Shipping Services Agreement to be entered into between CCL and CMI (UK), with respect to the Foran Novated LNG SPA.

“FTA Authorization” means the DOE/FE Order No. 3164 (2012), as amended by DOE/FE Order No. 3164-A (2014), granting CMI and CCL a long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to any country which has, or in the future develops, the capacity to import LNG via ocean-going vessels and with which the United States has, or in the future enters into, a free trade agreement requiring national treatment for trade in natural gas.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“Funds Transfer Agreement” has the meaning given in Section 3.2(d)(v)(F) (Provisions Related to Secured Accounts) of the Common Security and Account Agreement.

“Futures Contract” means a contract which entitles the buyer of the contract to claim physical delivery of natural gas from the seller at a specified contract delivery point at a specified date in the future and entitles the seller to deliver the physical commodity to the buyer under the same conditions. The price between the buyer and the seller shall be transacted at the price of final settlement on a monthly basis.

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.

“Gas and Power Supply Services Agreement” means the amended and restated gas and power supply services agreement, dated as of June 15, 2022, between CCL and Cheniere Energy Shared Services, Inc., pursuant to which Cheniere Energy Shared Services, Inc. serves as the Supply Manager in respect of power and Gas requirements of the Development.

“Gas Hedge Provider” means any party (other than the Loan Parties or their Affiliates) that is a party to a Gas Hedging Instrument that is secured pursuant to the Security Documents.

“Gas Hedging Instruments” means Gas swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by any Loan Party related to movements in Gas prices.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Authorities” means all supra-national, federal, state and local authorities or bodies including in each case any and all agencies, branches, departments and administrative and other subdivisions thereof, and all officials, agents and representatives of each of the foregoing, and “Governmental Authority” shall have a corresponding meaning.

“Guaranteed Substantial Completion Date” has the meaning given in the EPC Contract (Stage 3).

“Guarantor Accession Agreement” means an agreement pursuant to which a Subsidiary of the Borrower becomes a “Guarantor,” “Loan Party” and “Securing Party” under the Finance Documents, the form of which is included in Schedule D-4 (Form of Guarantor Accession Agreement) to the Common Security and Account Agreement.

“Guarantor Interests” means the limited liability company interests in CCL and CCP GP and the limited and general partnership interests in CCP.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly owned subsidiary of the Borrower and operated together with the Borrower as a single unit, and any other subsidiary of the Borrower that accedes to the Common Security and Account Agreement from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the Common Security and Account Agreement.

“Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (concluded July 5, 2006), which became effective in the United States on April 1, 2017.

“Hazardous Materials” means:

(a)	petroleum or petroleum by-products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls;

(b)

any chemicals, other materials, substances or wastes that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law; and

(c)	any other chemical, material, substance or waste that is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Laws.

“Hedging Bank” means a counterparty that has entered into a Permitted Hedging Instrument and that has entered into or that accedes to the Common Security and Account Agreement, and:

(a)

as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Senior Creditor as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (a)(i) of this definition; or

(b)

as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Person who becomes a Senior Creditor after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (b)(i) of this definition, in each case, with a credit rating (or a guarantee from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Hedging Excess Amount” has the meaning given in Section 12.22(c) (Hedging Arrangements) of the Common Terms Agreement.

“Hedging Instruments” means:

(a)	Interest Rate Hedging Instruments;

(b)	(i) Gas Hedging Instruments and (ii) Power Hedging Instruments; and

(c)	such other derivative transactions of a similar nature that any Loan Party enters into to hedge risks of any commercial nature.

“Hedging Termination Amount” means any Permitted Hedging Liability falling due as a result of the termination of a Permitted Hedging Instrument or of any other transaction thereunder.

“Historical DSCR” means for any period of up to 12 months ending on a Quarterly Payment Date, first measured as of the first Quarterly Payment Date following the Stage 3 Closing Date, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)

Senior Debt Obligations incurred or paid in such period, including on the Payment Date that is the last day of such Historical DSCR period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt and Senior Debt Obligations under Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (iv) net amounts payable under Permitted Hedging Instruments that are not in respect of interest rates, (v) Hedging Termination Amounts and (vi) Working Capital Debt);

provided that for any DSCR calculation performed prior to the first anniversary of the first Quarterly Payment Date following the Stage 3 Closing Date, the calculation of the numerator and denominator will be based on the number of months elapsed since the first Quarterly Payment Date following the Stage 3 Closing Date.

“Holdco” means Cheniere CCH HoldCo I, LLC.

“Holdco Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of May 22, 2018, between Holdco and Société Générale.

“Holder” of a Senior Debt Obligation shall be determined by reference to the provisions of the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable, setting forth who shall be deemed to be lenders, creditors, holders or owners of the debt obligation governed thereby.

“Iberdrola” means Iberdrola Clientes España, S.A.U., a company registered in Spain.

“Illegality Event” has the meaning given in Section 19.5(b) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement.

“Impairment” means, with respect to any Permit:

(a)	the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)	the suspension or injunction thereof; or

(c)	the inability to satisfy in a timely manner stated conditions to effectiveness.

and “Impair” and “Impaired” shall have a corresponding meaning.

“Incremental Export Authorizations” means the DOE/FE Order No. 4277, dated as of November 9, 2018, the DOE/FE Order No. 4490, dated as of February 10, 2020, the DOE/FE Order No. 4519, dated as of April 14, 2020, the DOE/FE Order No. 4490-A, dated as of October 21, 2020, the DOE/FE Order No. 4277-A, dated as of October 21, 2020, the DOE/FE Order No. 3164-B, dated as of October 28, 2020, the DOE/FE Order No. 3638-B, dated as of October 28, 2020, the DOE/FE Order No. 4519-A, dated as of October 28, 2020, and the DOE/FECM Order No. 4799, dated as of March 16, 2022, as well as any Export Authorizations obtained thereafter.

“Incremental Stage 3 Commitments” means the incremental Senior Debt Commitments in an amount of approximately $3.8 billion, committed to the Borrower upon the occurrence of the Stage 3 Closing Date under the Term Loan Facility Agreement.

“Indebtedness” of any Person, at any date, means:

(a)	all obligations to repay borrowed money;

(b)	all obligations to pay money evidenced by bonds, debentures, notes, banker’s acceptances, loan agreements or other similar instruments;

(c)	all obligations to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d)	all finance lease obligations of such Person;

(e)	all obligations, contingent or otherwise, issued for the account of such Person, in respect of letters of credit, bank guarantees, surety bonds, letters of guarantee and similar instruments;

(f)	all obligations of such Person under any Hedging Instruments (including any Hedging Termination Amounts);

(g)	all guarantees by such Person of Indebtedness of others;

(h)	any obligations of such Person to purchase or repurchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property;

(i)

all obligations under conditional sale or other title retention agreements related to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of property or are otherwise limited in recourse);

(j)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(k)

all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, which in the case of redeemable preferred interests, being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(l)

all Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under or in connection with any Finance Document (other than any Indenture or Senior Notes) and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indenture” means any indenture to be entered into between the Borrower and the Indenture Trustee pursuant to which one or more series of Senior Notes will be issued, or, at the Borrower’s option, a facility agreement for a “term loan B” financing, pursuant to which Senior Debt will be incurred. No reference in any Finance Document to an Indenture or the Senior Notes or a “term loan B” shall mean or imply that entry into an Indenture or issuance of the Senior Notes or entry into a “term loan B” is required. For the avoidance of doubt, if at any time Senior Notes have not been issued or are not outstanding and there is no “term loan B,” any reference to satisfaction of the requirements of any Indenture or Senior Notes or the “term loan B” (and any reference to an Indenture Trustee) shall be ignored.

“Indenture Declared Default” means an Indenture Event of Default which is declared by the Indenture Trustee (acting on behalf of the Senior Noteholders in accordance with such Indenture) to be an event of default under an Indenture or is otherwise deemed to have been declared to be an event of default in accordance with the terms of the Indenture.

“Indenture Event of Default” means any of the events of default set out in an Indenture and defined as “Indenture Events of Default.”

“Indenture Projected Fixed DSCR” has the meaning assigned in the applicable Indenture.

“Indenture Trustee” means any trustee appointed in the role of indenture trustee under any Indenture or, with respect to a “term loan B” financing that the Borrower has elected to be treated as an Indenture, any administrative or other facility agent.

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International LLC or any independent replacement environmental and social and engineering consulting firm selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Index Swap” means a contract which entitles the buyer of the contract to pay one index price (e.g., First of Month Index) and entitles the seller to pay a different index price (e.g., the daily average). The index swap is settled financially via exchange of cash payment at the expiration of the underlying Futures Contract.

“Individual Senior Noteholder Secured Accounts” has the meaning given in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts) of the Common Security and Account Agreement.

“Industry Standards” means the technical standards promulgated by the American Petroleum Institute, the American Gas Association, the American Society of Mechanical Engineers, the ASTM (formerly the American Society for Testing and Materials), or the National Fire Protection Association (NFPA).

“Initial Advance” means the first Advance of the Term Loans following the occurrence of the Stage 3 Closing Date.

“Initial Corpus Christi Terminal Facility” means a liquefaction facility comprised of two Trains, each with a nominal production capacity of approximately 4.5 mtpa, two LNG storage tanks, each with a working capacity of 160,000 cubic meters, and a marine berth, with related onsite and offsite utilities and supporting infrastructure, as such facilities may be repaired and replaced from time to time or modified, changes or expanded as permitted in the Finance Documents.

“Initial LNG Buyers” means Pertamina, Endesa, Iberdrola, Naturgy, Woodside and EDF.

“Initial LNG SPAs” means the following LNG SPAs entered into between CCL and the Initial LNG Buyers on or before the Signing Date:

(a)	the amended and restated LNG SPA between CCL and Pertamina, dated as of March 20, 2015, as amended on February 4, 2016 and on June 27, 2019;

(b)	the LNG SPAs between CCL and Endesa, dated as of April 1, 2014 and dated April 7, 2014, as amended on July 23, 2015;

(c)	the LNG SPA between CCL and Iberdrola, dated as of May 30, 2014;

(d)	the LNG SPA between CCL and Naturgy, dated as of June 2, 2014, as amended on February 27, 2018;

(e)	the LNG SPA between CCL and Woodside, dated as of June 30, 2014, as amended on July 24, 2015; and

(f)	the EDF LNG SPA.

“Initial Permitted Senior Debt Hedging Instrument” means each Permitted Senior Debt Hedging Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of relevant Senior Creditor Group Representative) to the Common Security and Account Agreement as of the Stage 3 Closing Date.

“Initial Representations” means the representations and warranties described in Section 5.1 (Initial Representations and Warranties of the Loan Parties) of the Common Terms Agreement.

“Initial Senior Debt” means the Senior Debt Obligations owing under any Facility Agreement as in effect from time to time, provided that for purposes of the definition of “Qualifying Term” under the Indenture, dated as of May 18, 2016, among Cheniere Corpus Christi Holdings, LLC, as Issuer, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC, as Guarantors and The Bank of New York Mellon, as Trustee, the reference to “Initial Senior Debt” shall mean the Senior Debt outstanding and committed under the Term Loan Facility Agreement, dated as of May 13, 2015.

“Initial TLFA Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Stage 3 Closing Date, between each assignor party thereto and Société Générale, as assignee, and consented and accepted by the Borrower, in respect of the Term Loan Facility Agreement.

“Initiating Percentage” means Senior Creditor Group Representatives representing the following percentages of the principal amount of Senior Debt Obligations outstanding during the following periods (or, if no Senior Debt is outstanding, commitments in respect thereof):

(a)	with respect to any Payment Default:

(i)	at least 66.7% prior to 30 days following the occurrence of a Payment Default or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 120 days following the occurrence of a Payment Default or the declaration thereof, as the case may be; and

(iii)

the percentage held by any individual Senior Creditor Group, on or after 120 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(b)	with respect to any other Event of Default:

(i)	at least 66.7% on or prior to 30 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be;

(ii)

greater than 50% on or after 30 days and prior to 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(iii)

the percentage held by any individual Senior Creditor Group, on or after 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be.

“Insurance” shall mean (a) all insurance policies covering any or all of the Collateral (regardless of whether the Security Trustee is the loss payee thereof) and (b) any key man life insurance policies.

“Insurance Advisor” means Aon Risk Consultants, Inc. or any independent replacement insurance consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Development that are paid or payable to or for the account of the Loan Parties as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third-party liability).

“Insurance/Condemnation Proceeds Account” is the account described in Section 4.3(a)(ix) (Accounts) of the Common Security and Account Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Collateral” means any Intellectual Property which constitutes Collateral, but only during the time that such Intellectual Property constitutes Collateral.

“Intercreditor Agent” means the intercreditor agent appointed pursuant to the Intercreditor Agreement.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Second Phase Closing Date, among the Intercreditor Agent and each Senior Creditor Group Representative representing Facility Lenders and Hedging Banks, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and Hedging Banks.

“Interest Period” means, with respect to any Term SOFR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided that:

(i)     if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(ii)     any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and

(iii)     no tenor that has been removed from this definition pursuant to Section 23.25(d) (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement may be elected or requested by the Borrower under the Facility Agreements.

“Interest Rate Hedging Instrument” means interest rate swaps, option contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by the Borrower related to movements in interest rates.

“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over any Loan Party, (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“International LNG Vessel Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (a) the International Maritime Organization, (b) the Oil Companies International Marine Forum, (c) SIGTTO (or any successor body of the same), (d) the International Navigation Association, (e) the International Association of Classification Societies and (f) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Grade Rating” means a long-term unsecured credit rating that is equal to or better than (a) Baa3 by Moody’s, (b) BBB– by S&P, (c) BBB– by Fitch, or (d) any comparable credit rating by any other nationally recognized statistical rating organizations.

“IPM GSA” means, a Gas supply agreement entered into by CCL and a Gas seller, providing for the sale of Gas to CCL at a price that results in the retention by, or payment to, CCL of a fixed capacity or infrastructure fee in respect of the applicable Gas purchases (irrespective of the pricing index or benchmark used to calculate the contract price for the Gas), as designated by CCL in writing to the Intercreditor Agent.

“Issuing Bank” has the meaning given in the Working Capital Facility Agreement.

“Judgment Currency” has the meaning given in Section 12.3 (Judgment Currency) of the Common Security and Account Agreement.

“Kinder Morgan” means Kinder Morgan Texas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Kinder Morgan Intrastate Firm Gas Transportation Agreement” means the firm gas transportation agreement, dated as of September 19, 2014, as amended on August 30, 2018 and March 10, 2020, between CCL, Kinder Morgan and Kinder Morgan Tejas, pursuant to which Kinder Morgan Tejas will transport certain quantities of Gas on its pipeline system within Texas.

“Kinder Morgan Tejas” means Kinder Morgan Tejas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Knowledge” means, with respect to any of the Loan Parties, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule T (Knowledge Parties) to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of the Common Terms Agreement or any other Finance Document. “Knowingly” shall have a corresponding meaning.

“La Quinta Ship Channel Franchise” means the La Quinta Ship Channel Franchise, dated as of March 17, 2015, between Port of Corpus Christi Authority of Nueces County, Texas and CCL.

“LC Costs” means (a) fees, expenses and interest associated with Working Capital Debt and (b) any reimbursement by a Loan Party of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by such Loan Party directly would have constituted Operation and Maintenance Expenses.

“Lender Presentation” means the project information memorandum of April 2022, or if it is supplemented, amended or replaced with a later version, in each case in writing delivered to the Intercreditor Agent prior to Stage 3 Closing Date, the form of such memorandum as it exists on the Stage 3 Closing Date.

“Lenders” has the meaning given in 23.21 (No Fiduciary Duty) of the Common Terms Agreement.

“Lien” means any mortgage, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.

“Lien Waiver” means a Lien waiver contemplated by the EPC Contract (Stage 3).

“Linked GSA-SPA” means an IPM GSA together with one or more Linked LNG SPAs designated by CCL with respect to such IPM GSA and, for purposes of the Finance Documents, (a) for as long as such Linked GSA-SPA is a Qualifying LNG SPA, the IPM GSA and Linked LNG SPA(s) forming a Linked GSA-SPA shall operate together as a single agreement for the purchase of Gas and the sale of an associated quantity of LNG; (b) the “fixed price component” or the “fixed component” of a Linked GSA-SPA shall be the component of the contract price under the IPM GSA designated as the “fixed liquefaction fee,” “FLF” or any similar term related to a fixed capacity or infrastructure fee payment; (c) the “term” of the Linked GSA-SPA shall be the term of the IPM GSA component thereof (irrespective of the term of the related Linked LNG SPA(s)); (d) the “termination date” of a Linked GSA-SPA shall be the termination date of the IPM GSA component thereof (irrespective of the termination date of the related Linked LNG SPA(s)); (e) the Person designated as the “LNG Buyer” under a Linked GSA-SPA shall be the seller of Gas under the IPM GSA (and not the buyer of LNG under the related Linked LNG SPA(s)); (f) the Linked GSA-SPA shall be deemed to be an LNG SPA for sale of LNG on an FOB basis; and (g) the amount of LNG committed to be purchased under a Linked GSA-SPA shall be the aggregate quantum of LNG committed to be sold by CCL pursuant to the terms of all of the Linked LNG SPA(s) comprising a component of such Linked GSA-SPA. For the avoidance of doubt, if a Linked GSA-SPA is a Qualifying LNG SPA, it shall be subject to the terms set forth in Article 8 (LNG SPA Covenants) of the Common Terms Agreement and if a Linked GSA-SPA is not a Qualifying LNG SPA, it shall be treated as a separate gas supply agreement and a separate LNG SPA (under clause (a) of the definition of LNG SPA) and shall be subject to the terms of the Finance Documents applicable to such agreements as two separate agreements.

“Linked LNG SPA” means:

(a)	with respect to the Apache IPM GSA, the Apache Linked LNG SPA;

(b)	with respect to the ARC IPM GSA, the ARC Linked LNG SPA;

(c)	with respect to the EOG Early Volumes IPM GSA, the EOG Early Volumes Linked LNG SPA;

(d)	with respect to the EOG IPM GSA (420K), the EOG Linked LNG SPA (420K); and

(e)	any other LNG SPA(s) designated by CCL to the Intercreditor Agent in writing as having terms designed to align with a specified IPM GSA.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Buyer” (a) in the case of an LNG SPA that is not a Linked GSA-SPA, means the buyer(s) under an LNG SPA entered into with CCL from time to time and (b) in the case of an LNG SPA that is a Linked GSA-SPA, means the seller under an IPM GSA entered into by CCL from time to time.

“LNG SPA” means (a) a sale and purchase agreement between CCL and a buyer or buyers of LNG pursuant to which CCL will sell and the buyer(s) will purchase LNG from CCL, and (b) any Linked GSA-SPA.

“LNG SPA Force Majeure” means “Force Majeure” as defined in each Initial LNG SPA.

“LNG SPA Mandatory Prepayment” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“LNG SPA Prepayment Event” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“LNG Tanker” means a ship used to transport LNG.

“LNG Tanker Charter Party Agreement” means any voyage, time or bareboat charter party agreement for an LNG Tanker entered into by CCL acting in its capacity as charterer of such LNG Tanker.

“Loan Facility Declared Default” means a Loan Facility Event of Default that is declared to be a default in accordance with Section 15.2 (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.

“Loan Facility Disbursement Accounts” are the Accounts described in Section 4.3(a)(i) (Accounts) of the Common Security and Account Agreement.

“Loan Facility Event of Default” means any of the events set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement or any Loan Party events of default under any Facility Agreement.

“Loan Parties” means, collectively, the Guarantors and the Borrower. The “Loan Parties” are also referred to as “Securing Parties” in the Common Security and Account Agreement.

“Loans” means the Senior Debt Obligations created under individual Facility Agreements to be made available by the Facility Lenders.

“Major Subcontractor” has the meaning given in the EPC Contract (Stage 3).

“Major Sub-subcontractor” has the meaning given in the EPC Contract (Stage 3).

“Majority in Interest of the Senior Creditors” with respect to any Decision at any time means Senior Creditors:

(a)

whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 50% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Senior Creditors; or

(b)

if there is no principal amount of Senior Debt Obligations then outstanding, Senior Creditors whose Senior Debt Commitments are more than 50% of the aggregate Senior Debt Commitments of all Senior Creditors.

“Management Services Agreements” mean the agreements between the Loan Parties and the Manager for their respective Project Facilities.

“Manager” shall mean Cheniere Energy Shared Services, Inc.

“Mandatory Prepayment Senior Notes Account” has the meaning given in Section 4.5(j)(i) (Deposits and Withdrawals – Mandatory Prepayment Senior Notes Account) of the Common Security and Account Agreement.

“Margin Stock” means margin stock as defined in Regulation U of the Federal Reserve Board.

“Market Consultant” means Wood Mackenzie Limited or any independent replacement marketing consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Market Terms” means terms consistent with or more favorable to the applicable Loan Party (as seller or buyer, as the case may be) than the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties.

“Material Adverse Effect” means a material adverse effect on:

(a)	the Loan Parties’ ability, taken as a whole, to perform and comply with their material obligations under the Finance Documents or the Material Project Agreements then in effect;

(b)	the Borrower’s ability to pay its Senior Debt Obligations when due;

(c)

the Security Interests created by or under the relevant Security Documents, taken as a whole in respect of the Loan Parties or the Development, as relevant including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(d)	the Loan Parties’ financial condition and results of operation, on a consolidated basis.

“Material Project Agreements” means:

(a)	the Initial LNG SPAs in each case along with any related parent guarantees;

(a)	the Technology License Agreement (T1/T2);

(b)	the Real Property Documents;

(c)	the Management Services Agreements;

(d)	the O&M Agreements;

(e)	the Gas and Power Supply Services Agreement;

(f)	the Kinder Morgan Intrastate Firm Gas Transportation Agreement;

(g)	the La Quinta Ship Channel Franchise;

(h)

the Contractual Service Agreement, dated as of October 21, 2015, as amended on December 26, 2018, February 25, 2019, May 26, 2020 and January 1, 2022, between CCL and Baker Hughes Energy Services LLC (formerly known as GE Oil & Gas, Inc.);

(i)

the Natural Gas Pipeline Company of America LLC (Natural) Transportation Rate Schedule FTS Agreement, dated as of September 24, 2015, as amended on February 22, 2016, February 23, 2018, and April 27, 2020, between CCL and Natural Gas Pipeline Company of America LLC;

(j)	the Gas Transportation Agreement, dated as of November 20, 2014, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(k)	the Firm Transportation Negotiated Rate Agreement, dated as of November 20, 2014, as amended on September 27, 2019, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(l)	the Service Agreement, dated as of December 19, 2017, as revised on October 9, 2018, between CCL and Transcontinental Gas Pipe Line Company, LLC;

(m)	the Service Agreement, dated as of February 15, 2018, between CCL and CCP, including the Negotiated Rate Letter Agreement, dated as of February 15, 2018, between CCL and CCP;

(n)	the Gas Supply Agreement, dated as of February 24, 2020, between CCL and Scona LLC;

(o)	General Services and Maintenance Contract, dated as of May 21, 2018, between CCL and Zachry Industrial, Inc., as amended on August 10, 2018, September 30, 2018 and March 1, 2021;

(p)	the Transportation Rate Schedule FTS, dated as of July 2, 2018, between Natural Gas Pipeline Company of America LLC and CCL;

(q)	the Second Phase Material Project Agreements;

(r)	the Stage 3 and Incremental Material Project Agreements; and

(s)	any Subsequent Material Project Agreement (upon a Loan Party becoming a party to such Subsequent Material Project Agreement).

With respect to any Indenture, Material Project Agreements will have the meaning given in such Indenture. Notwithstanding the foregoing, any agreement will cease to be a Material Project Agreement once all material obligations (other than contingent indemnification obligations for which a claim has not been asserted) of each party thereto thereunder have been indefeasibly performed and paid in full and contractual warranty periods thereunder have expired.

“Minimum Acceptance Criteria” has the meaning given in the EPC Contract (Stage 3).

“Minimum Insurance” means the insurance described in the Schedule of Minimum Insurance and required to be procured and maintained pursuant to Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“MMBtu” means 1,000,000 Btus.

“Modification” means, with respect to any Finance Document, any amendment, supplement, waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning; provided, that with respect to Sections 7.2(b)(ii)(A), (B) and (C) (Modification Approval Levels – Modifications to Other Finance Documents) of the Common Security and Account Agreement, the exercise of any option, right or entitlement expressly set forth in the proviso to each such clause shall not be a Modification.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Property” has the meaning given in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“mtpa” means million metric tonnes per annum.

“Multiemployer Plan” means a “multiemployer plan” as in Section 3(37) of ERISA to which contributions have been made by any Loan Party or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

“Natural Gas Act” means the Natural Gas Act of 1938 and the regulations of FERC and DOE promulgated thereunder.

“Naturgy” means Naturgy LNG GOM, Limited, a company registered in the Republic of Ireland.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by any Loan Party in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition and payments made to retire Indebtedness (other than the Senior Debt Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Facility Agent Accession Agreement (Additional Senior Debt)” has the meaning given in Section 19.4(b)(i) (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) of the Common Terms Agreement.

“Non-Consenting Lender,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Non-Controlling Claimholders” means Senior Creditor Group Representatives who were not included in the Majority in Interest of the Senior Creditors who make up the Controlling Claimholders.

“Non-FTA Authorization” means the DOE/FE Order No. 3638, issued on May 12, 2015, granting CMI and CCL long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to nations with which the United States has not entered into free trade agreements providing for national treatment for trade in natural gas.

“Non-Recourse Persons” has the meaning given in Section 10.3(a) (Limitation on Recourse) of the Common Security and Account Agreement.

“Notice of Security Enforcement Action” has the meaning given in Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action) of the Common Security and Account Agreement.

“Notice to Proceed” has the meaning given in the EPC Contract (Stage 3).

“NYFRB” means the Federal Reserve Bank of New York.

“NYMEX” means the New York Mercantile Exchange, Inc., a wholly owned subsidiary of the CME Group Inc.

“NYMEX Natural Gas Futures Contract” means the Futures Contract for natural gas on NYMEX, which is used for the physical receipt and/or delivery of gas at the Henry Hub located in Erath, Louisiana.

“O&M Agreements” means the agreements between the Loan Parties and the Operator for their respective Project Facilities.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OIL” has the meaning set forth in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Operating Account” is the Account described in Section 4.3(a)(vi) (Accounts) of the Common Security and Account Agreement.

“Operating Budget” has the meaning given in Section 10.5(a) (Operating Budget) of the Common Terms Agreement, it being acknowledged and understood that the “Operating Budget” will be comprised of a budget in respect of the Corpus Christi Terminal Facility and a budget in respect of the Corpus Christi Pipeline and that all references in the Finance Documents to the “Operating Budget” shall be to such budgets collectively or to the budget applicable to the Project Facilities that are the subject of the applicable provision, as the context may require.

“Operating Manual” means the O&M Procedures Manual (as defined in the relevant O&M Agreement).

“Operation and Maintenance Expenses” means, for any period, computed without duplication, in each case, costs and expenses of the Loan Parties that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted excess thereunder pursuant to Section 12.3 (Project Construction; Maintenance of Properties) of the Common Terms Agreement including:

(a)	fees and costs of the Manager pursuant to the Management Services Agreements; plus

(b)	amounts payable by the Loan Parties under a Material Project Agreement then in effect; plus

(c)

expenses for operating the Development and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement; plus

(d)	LC Costs; plus

(e)	insurance costs payable during such period; plus

(f)	applicable sales and excise taxes (if any) payable or reimbursable by the Loan Parties during such period; plus

(g)	franchise taxes payable by the Loan Parties during such period; plus

(h)	property taxes payable by the Loan Parties during such period; plus

(i)	any other direct taxes (if any) payable by the Loan Parties to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(j)	costs and fees attendant to the obtaining and maintaining in effect the Permits payable during such period; plus

(k)

expenses for spares and other capital goods inventory, operating expenses related to the construction and start-up of the Project Facilities, maintenance capital expenditures, including those required to maintain the Project Facilities’ capacity; plus

(l)	legal, accounting and other professional fees of the Loan Parties payable during such period; plus

(m)	Required Capital Expenditures; plus

(n)	the cost of purchase, storage and transportation of Gas and electricity; plus

(o)	any margin payments related to Gas Hedging Instruments and Power Hedging Instruments; plus

(p)	all other cash expenses payable by the Loan Parties in the ordinary course of business.

Operation and Maintenance Expenses shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account)

during such period; (ii) payments of any kind with respect to Restricted Payments during such period; (iii) depreciation for such period; and (iv) except as provided in clauses (j), (k) and (m) above, any capital expenditure.

To the extent amounts are advanced in accordance with the terms of the applicable Senior Debt Instrument, secured Permitted Hedging Instrument or other Indebtedness permitted under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement for the payment of such Operation and Maintenance Expenses, the obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere LNG O&M Services, LLC, a limited liability company organized under the laws of the State of Delaware.

“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned an interest in, or engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Equity Interests” means any limited liability company, limited or general partnership interests, shares or other equity ownership interests held by a Securing Party in a Person other than a Guarantor and other than any Authorized Investments.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document (other than any Indenture or Senior Notes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Facility Lender’s interest in a Facility Agreement (other than an assignment made pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement).

“Participant” means each Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) to whom a Facility Lender may sell participations from time to time.

“Participant Register” means a register on which each Facility Lender which sells a participation, enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the relevant Facility Agreement or other obligations under the Finance Documents. Each Facility Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register.

“Parties,” with respect to any agreement, means the signatories to such agreement.

“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” means all United States and foreign and multinational patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including:

(a)

each patent and patent application required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patents” (as such schedule may be amended or supplemented from time to time);

(b)	all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof;

(c)	all inventions and improvements described and claimed therein;

(d)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Payment Date” means each CTA Payment Date and any other date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Senior Debt Instrument, including any Indenture, or Permitted Hedging Instrument.

“Payment Default” means any event of default under Section 15.1(a) (Loan Facility Events of Default – Payment Default) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect entered into after the date of the Common Security and Account Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Liquidated Damages” means any liquidated damages resulting from the Project Facilities’ performance that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any diminution to the performance of the Project Facilities.

“Performance Test” has the meaning given to such term in the EPC Contract (Stage 3).

“Permit” means (a) any authorization, consent, approval, license, lease, ruling, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, in the cases of the foregoing clauses (a) through (d), any Governmental Authority and then required for the development, construction and operation of the Project Facilities as contemplated in the Finance Documents and the Material Project Agreements then in effect.

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower (and confirmed reasonable by the Independent Engineer) on the Stage 3 Completion Date as necessary to pay 150% of the Permitted Completion Costs.

“Permitted Completion Costs” means (i) unpaid Project Costs (including Project Costs not included in the Stage 3 and Incremental Construction Budget and Schedule delivered on the Stage 3 Closing Date) that the Borrower reasonably anticipates will be required for the Stage 3 Facilities to pay all remaining costs associated with outstanding Punchlist (as defined in the EPC Contract (Stage 3)) work, retainage, fuel incentive payments, disputed amounts, and other costs required under the EPC Contract (Stage 3), or (ii) unpaid costs due and payable as of the Stage 3 Closing Date under the EPC Contract (T1/T2) or EPC Contract (T3).

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project Property) of the Common Terms Agreement or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) Expansion Senior Debt in accordance with

Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement (or equivalent provision of any other Senior Debt Instrument) or other Indebtedness permitted to be incurred under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement (or equivalent provision of any other Senior Debt Instrument), in the case of each of the foregoing sub-clauses (i), (ii) and (iv), in each case as expressly permitted under the Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (Limitation on Indebtedness) (including guarantees thereof permitted under Section 12.15 (Guarantees) of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof.

“Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of 207.5 TBtu of gas utilizing intra-month and up to 24 prompt month contracts, (2) Index Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month of gas utilizing up to 24 prompt month contracts, and (3) Basis Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month with a tenor up to 60 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed 60 months where the first month is the month in which the power hedging contract is executed. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”

“Permitted Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Hedging Instruments (including the obligation to pay a Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)

any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)

any amounts (such as post-insolvency interest) which could be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Permitted Liens” means:

(a)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)

deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under the EPC Contract (T1/T2), the EPC Contract (T3) or the EPC Contract (Stage 3)), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with natural gas purchases;

(d)

mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)

(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements or have a material adverse effect on the Security Interests, and (ii) title exceptions disclosed by any title insurance commitment or title insurance policy delivered in accordance with the terms of the Common Terms Agreement;

(f)	Liens to secure indebtedness permitted by Sections 12.14(g) and (o) (Limitation on Indebtedness) of the Common Terms Agreement;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100 million);

(j)

contractual or statutory rights of set-off (including netting) granted to the Loan Parties’ bankers, under any Permitted Hedging Instrument or any Material Project Agreement and that could not reasonably be expected to cause a Material Adverse Effect;

(k)

deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by a Loan Party and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by a Title Policy on the Stage 3 Closing Date or later date of amendment of a Title Policy or delivery of a new Title Policy;

(m)

legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by any Loan Party in favor of any other Loan Party; and

(p)

Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible).

“Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement:

(a)

payments to an Affiliate of the Borrower to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5 million per calendar year; and

(b)

the amount necessary for payment to an Affiliate of the Borrower to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Loan Parties, determined at the highest combined US federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument pursuant to sub-clause (ii) of the definition thereof that is secured by and benefits from the Common Security and Account Agreement.

“Permitted Senior Debt Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Senior Debt Hedging Instruments (including the obligation to pay a Senior Debt Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)

any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)

any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government agency, government or political subdivision thereof or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.

“Pertamina” means PT Pertamina (Persero), an Indonesian state-owned energy company that is an Initial LNG Buyer.

“PetroChina” means PetroChina International Company Limited, a Chinese state-owned energy company that is an LNG Buyer.

“PetroChina DES LNG SPA” means the LNG sale and purchase agreement, dated as of February 8, 2018, between PetroChina and CMI (UK).

“PetroChina Direct Agreements” means (a) the Direct Agreement, dated as of May 8, 2018, between PetroChina, CCL, the Security Trustee and CMI (UK), with respect to the PetroChina DES LNG SPA and (b) the Direct Agreement, dated as of May 8, 2018, between PetroChina Guarantor, CCL, the Security Trustee and CMI (UK), with respect to the parent guarantee provided in relation to the PetroChina DES LNG SPA.

“PetroChina FOB LNG SPA” means the LNG sale and purchase agreement, dated as of February 8, 2018, between PetroChina and CCL.

“PetroChina Guarantor” means the guarantor of PetroChina’s obligations under the PetroChina FOB LNG SPA and/or the PetroChina DES LNG SPA, as applicable, in accordance with the terms of the PetroChina FOB LNG SPA and the PetroChina DES LNG SPA, as applicable.

“PGNIG LNG SPA” means the LNG SPA, dated as of June 15, 2022, between CCL and Polskie Gornictwo Naftowe i Gazownictwo S.A.

“PGNIG Shipping Services Agreement” means the Shipping Services Agreement, dated as of June 15, 2022, between CCL and CMI (UK), with respect to the PGNIG LNG SPA.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Pledged Collateral” has the meaning given in Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Debt Securities” has the meaning given in Section 3.2(a)(vii) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Equity Interests” has the meaning given in Section 3.2(a)(i) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Power Hedge Provider” means any party (other than the Loan Parties or their Affiliates) that is a party to a Power Hedging Instrument that is secured pursuant to the Security Documents.

“Power Hedging Instruments” means financial commodity derivative transactions, including but not limited to swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements, entered into by any Loan Party related to electrical power prices. For the avoidance of doubt, a transaction for physical electrical power and related products shall not constitute a Power Hedging Instrument.

“Pre-NTP Work Lien Waiver and Subordination Instruments” means the following lien waivers, affidavits of completion, and subordination instruments entered into in connection with work performed prior to the issuance of the “notice to proceed” under the EPC Contract (Stage 3):

(a)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0001 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(b)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of 2021-1117 Service Order No. 0002 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(c)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0003 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(d)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0004 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(e)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0001 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(f)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of 2021-1118 Service Order No. 0002 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(g)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0003 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(h)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0004 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(i)

Affidavit of Completion and Indemnity by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0025 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(j)

Affidavit of Completion and Indemnity by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0013 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(k)

Unconditional Waiver and Release on Final Payment by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0025 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(l)

Unconditional Waiver and Release on Final Payment by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0013 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(m)	Subordination of Contract by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(n)	Subordination of Contract by Rexco, Inc., dated as of May 31, 2022, in respect of Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(o)	Contractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of May 26, 2022 in respect of the EPC Contract (Stage 3);

(p)	Contractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3);

(q)	Contractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of June 8, 2022 in respect of the EPC Contract (Stage 3);

(r)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 22-169);

(s)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3);

(t)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 22-189);

(u)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 6, 2022 in respect of the EPC Contract (Stage 3);

(v)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079543);

(w)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3);

(x)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079618);

(y)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079688);

(z)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 1);

(aa)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3);

(bb)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 2);

(cc)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Satellite Shelters, Inc., dated as of June 8, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. INV577386);

(dd)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by REXCO, INC., dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 251790); and

(ee)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Champion, Inc., dated as of May 31, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. INV4000697).

“Prepaid LNG Cargo” means any LNG cargo lifted from the Project Facilities that is diverted in accordance with a Shipping Services Agreement or the CMI Security Agreement and, in connection with such diversion, CMI (UK) (or other counterparty transporting such LNG cargo) either (i) prepays CCL for such cargo, (ii) provides CCL an “Acceptable Letter of Credit” (as defined in the CMI Security Agreement) for such LNG cargo or, (iii) provides CCL an “Acceptable Guarantee” (as defined in the CMI Security Agreement) for such LNG cargo, in each case, in an amount equivalent to the contract price therefor under the terms of the applicable LNG SPA.

“Pro Rata Payment” means, in respect of the Senior Debt Obligations, a payment to a Senior Creditor on any date on which a payment of Senior Debt Obligations is made in which:

(a)

the amount of interest paid to such Senior Creditor on such date bears the same proportion to the total amount of interest payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for interest due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for interest due to all Senior Creditors on such date;

(b)

the amount of principal paid to such Senior Creditor on such date bears the same proportion to the total amount of principal payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for principal due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for principal due to all Senior Creditors on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Debt Obligation has been accelerated; and

(c)

fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Creditor on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Creditors on such date as (i) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to such Senior Creditor on such date bears to (ii) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to all Senior Creditors on such date.

If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Debt Instruments, payments made in amounts as near such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs, other fees and expenses, commissions and discounts payable to any purchaser or underwriter of Senior Notes (to the extent such costs are paid from the proceeds of such Senior Notes), insurance costs (including premiums) and interest and interest rate hedge expenses and Secured Party Fees), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Stage 3 Facilities and the ADCC Pipeline Costs (but only upon, and after, ADCC Investco becoming a Subsidiary of the Borrower), funding of incremental Reserve Amounts into the Senior Debt Service Reserve Account as a result of the Incremental Stage 3 Commitments and all other costs incurred with respect to the Stage 3 Development in accordance with the Stage 3 and Incremental Construction Budget and Schedule, including working capital prior to the end of the Term Loan Availability Period; provided that Project Costs will exclude any Operation and Maintenance Expenses and any gas purchase, transport and storage costs related to the Project Facilities. On any date on which a determination is being made whether specific sources of funding available to the Loan Parties are sufficient for the Stage 3 Development to achieve the Stage 3 Completion Date by the Stage 3 Date Certain, the Project Costs against which the applicable sources of funding are measured to make this determination will be the remaining Project Costs required to be spent in order to achieve the Stage 3 Completion Date as determined as of such determination date based on the then-current Stage 3 and Incremental Construction Budget and Schedule, including in the case of commissioning costs determined on a net basis consistent with the then-current Stage 3 and Incremental Construction Budget and Schedule.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.

“Project Property” means, at any point in time, all Project Facilities, material licenses in respect of the Development, information, data, results (technical, economic, business or otherwise) known and other information that was developed or acquired as a result of Development operations.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Development’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards, and solely with respect to Section 12.27 (Gas Supply Arrangements) of the Common Terms Agreement, the standard industry practice applicable to the gas supply industry, including providing due consideration of the need for reliable supply and taking into account the credit quality, track record and experience of suppliers, diversity of supply sources, quality of gas supplied and prudent contracting strategy in order to enable the Development to receive the quantum of natural gas required from time to time to meet the obligations of the Loan Parties under the LNG SPAs.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“QFC Credit Support” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“Qualified ECP Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Transporter” means any Person possessing the requisite FERC Permit or requisite Texas Railroad Commission permit to transport Gas.

“Qualifying LNG SPA” has the meaning given in Section 8.1(b) (LNG SPA Maintenance) of the Common Terms Agreement. Qualifying LNG SPAs include the Initial LNG SPAs, the Second Phase LNG SPAs and the Stage 3 LNG SPAs.

“Qualifying Term” means (a) with respect to any new LNG SPA that meets the conditions to be, or is approved as, a Qualifying LNG SPA, the term of such LNG SPA used in the

Base Case Forecast when determining the quantum of Senior Debt to be incurred based on the revenues projected to be generated under such LNG SPA and (b) with respect to any LNG SPA replacing a Qualifying LNG SPA, a term at least as long as the remaining term of the Qualifying LNG SPA it is replacing.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Rating Reaffirmation” means that any two Recognized Credit Rating Agencies that are then rating any of the Borrower’s Senior Debt Obligations (or, if only one Recognized Credit Rating Agency is then rating any of the Borrower’s Senior Debt Obligations, such agency) have considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating in respect of any such Senior Debt Obligations.

“Ready for Start Up” has the meaning given in the EPC Contract (Stage 3).

“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by a Securing Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Property Documents” means, at any time, the documents evidencing the Real Estate owned by the Securing Parties. As of the Stage 3 Closing Date, such documents are set forth on Schedule U-1 (Real Property Documents) to the Common Terms Agreement.

“Reasonable Commercial Terms” has the meaning given in Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“Receivable” means all Accounts (as defined in the UCC) and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible (each as defined in the UCC) and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation (as defined in the UCC) or collateral securing such Receivable.

“Receiver” means an administrator, a receiver or receiver and manager, or, where permitted by law, an administrative receiver or equivalent officer or person in a relevant jurisdiction of the whole or any part of the Collateral.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Intercreditor Agent in its reasonable discretion.

“Register” has the meaning given in Section 19.7 (Register) of the Common Terms Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective shareholders, members, partners, directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

“Repeated Representations” means the representations and warranties described in Section 5.2 (Repeated Representations and Warranties of the Loan Parties) of the Common Terms Agreement.

“Replacement Debt Incremental Amounts” means the amount of Senior Debt Obligations under Replacement Senior Debt related to the incurrence of such Replacement Senior Debt that are incremental to the Senior Debt Obligations that would have arisen under the replaced Senior Debt, including incremental interest payable on such Replacement Senior Debt compared to the replaced Senior Debt and the amount of Replacement Senior Debt incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Replacement Senior Debt.

“Replacement Facility Agent Accession Agreement” has the meaning given in Section 19.3(b)(ii) (Replacement of Facility Agents) of the Common Terms Agreement.

“Replacement Senior Debt” has the meaning given in Section 6.3(a) (Replacement Senior Debt) of the Common Terms Agreement.

“Required Capital Expenditures” means capital expenditures required to be made by any Loan Party relating to the Development pursuant to any applicable laws and regulations, Permits (or interpretations thereof), insurance policies, Industry Standards, Prudent Industry Practice, or any Material Project Agreement or any other material agreement entered into in accordance with the Finance Documents, including those relating to: (i) environment costs, (ii) maintenance capital costs and (iii) repair and replacement costs incurred as a result of a loss or casualty event.

“Required Export Authorizations” has the meaning set forth in Section 8.1(b)(v) (LNG SPA Maintenance) of the Common Terms Agreement.

“Required Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Required LNG SPA” has the meaning set forth in Section 8.1(a) (LNG SPA Covenants – LNG SPA Maintenance) of the Common Terms Agreement.

“Required Shipping Capacity” means, at any time, the LNG Tanker capacity, as determined by the Borrower acting reasonably, required to ship the aggregate volume of LNG subject to delivery obligations at such time pursuant to Delivered SPAs then in effect, which may be provided by one or more LNG Tanker Charter Party Agreements.

“Requisite Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the Common Security and Account Agreement with respect to a specific Decision in order to make such Decision and provide the required instruction to the Security Trustee.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Senior Creditors pursuant to Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement.

“Reserve Amount” means:

(a)

prior to the Term Loan Discharge Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable in the next two (in the case of Quarterly Payment Dates) or one (in the case of semi-annual Payment Dates) Payment Dates (which shall, if not already included, include the Final Maturity Date under any Senior Debt) (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered six-month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect; provided that (i) the Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include (A) Working Capital Debt; (B) any voluntary or mandatory prepayment; (C) commitment fees, front-end fees and letter of credit fees; (D) Hedging Termination Amounts or (E) Senior Debt Obligations due and payable prior to the end of the Availability Period (as defined in the Term Loan Facility Agreement) in respect of the Incremental Stage 3 Commitments and Loans made therefrom; and (ii) for purposes of the calculation of the scheduled principal payments of the Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account; and

(b)	after the Term Loan Discharge Date, such amount as is then required to be funded into the Senior Debt Service Reserve Account under any then-effective Finance Document.

“Restricted Document” has the meaning given in Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement.

“Restricted Lender” has the meaning given in Section 23.26 (Restricted Lenders) of the Common Terms Agreement.

“Restricted Operation and Maintenance Expenses” means Operation and Maintenance Expenses that do not constitute capital expenditures other than Required Capital Expenditures and those expenditures essential to construct the Project Facilities or to maintain the Project Facilities’ capacity at, or to prevent a material increase in operating expenses from, the operating levels then in effect.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); amounts paid in accordance with Section 2.7 (Stage 3 Senior Debt/Equity Ratio at Stage 3 Completion Date) of the Common Terms Agreement; and any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Loan Parties.

“Revenue Account” is the account described in Section 4.3(a)(v) (Accounts) of the Common Security and Account Agreement.

“Road Use Agreement” means that certain Roadway Use Agreement, dated effective as of December 13, 2019, by and between Steel Dynamics Southwest, LLC, an Indiana limited liability company, as grantor, and CCP, as grantee, recorded under Clerk’s File No. 694787, Official Public Records of San Patricio County, Texas.

“Rolling Stock” means any motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership and other rolling stock, including such property for which the title thereto is evidenced by a certificate of title issued by the United States or a state that permits or requires a lien thereon to be evidenced upon such title.

“S&P” means S&P Global Ratings, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Sanctions Violation” has the meaning given in Section 12.6(d) (Compliance with Law) of the Common Terms Agreement.

“Schedule of Minimum Insurance” has the meaning given in Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“Second Change Order Threshold” has the meaning set forth in Section 9.1(a)(ii) (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement.

“Second Phase Closing Date” means May 22, 2018.

“Second Phase LNG SPAs” means:

(a)	the Trafigura LNG SPA;

(b)	the PetroChina FOB LNG SPA;

(c)	the DES-Linked LNG SPA; and

(d)	the EDP LNG SPA.

“Second Phase Material Project Agreements” means:

(a)	the Second Phase LNG SPAs in each case along with any related parent guarantees;

(b)	the EPC Contract (T3), together with any related guarantees of the EPC Contractor’s obligations under the EPC Contract (T3) provided by the EPC Guarantors;

(c)	the Technology License Agreement (T3);

(d)	the Targa Gas Supply Agreement; and

(e)	CMI Security Agreement.

“Secured Accounts” means the Accounts and any escrow account established under the EPC Contract (T1/T2), EPC Contract (T3), and EPC Contract (Stage 3) (and, in each case, all cash and Authorized Investments therein) subject to a Security Interest in favor of the Security Trustee on behalf of the Senior Creditors, excluding the Excluded Unsecured Accounts.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Secured Party Fees” means any fees, costs, indemnities, charges, disbursements, liabilities and expenses (including reasonably incurred legal fees and expenses) and all other amounts payable to the Security Trustee, the Intercreditor Agent, the Indenture Trustee or the Account Bank, as applicable, or any of their respective agents and to any Senior Creditor Group Representative.

“Securing Parties” means, collectively, the Guarantors and the Borrower. The “Securing Parties” are also referred to as “Loan Parties” in the Common Terms Agreement and certain Finance Documents.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Common Security and Account Agreement and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the Common Security and Account Agreement or any other Finance Document and shall include the Holdco Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement and any Patent or Trademark security agreement entered into pursuant to Section 3.5(g) (Perfection and Maintenance of Security Interest – Intellectual Property Recording Requirements) of the Common Security and Account Agreement.

“Security Enforcement Action” means the exercise by the Security Trustee (or at its direction), following initiation of enforcement action in compliance with Section 6.2 (Initiation of Security Enforcement Action) and Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement, of enforcement rights with respect to the Collateral and any of the other enforcement rights (including exercising step-in and other rights with respect to the Direct Agreements entered into pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement) contemplated by the Common Security and Account Agreement, the other Security Documents and the Direct Agreements. For the avoidance of doubt, Security Enforcement Action shall not include any action taken by the Security Trustee (or at its direction) in accordance with Section 6.1 (Security Trustee Action Generally) of the Common Security and Account Agreement.

“Security Enforcement Action Initiation Request” has the meaning given in Section 6.2(a) (Initiation of Security Enforcement Action) of the Common Security and Account Agreement.

“Security Enforcement Action Representative” shall mean, at any time, a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors (for purposes of this definition only, the “Majority Representative”); provided that:

(a)

for so long as at least 20% of the outstanding principal amount of the Senior Debt Obligations is held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the outstanding principal amount of the Senior Debt Obligations held by Facility Lenders;

(b)

if there is no principal amount of Senior Debt Obligations then outstanding and at least 20% of the aggregate Senior Debt Commitments are held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the aggregate Senior Debt Commitments held by Facility Lenders; and

(c)

the Initiating Percentage shall be deemed to be the Security Enforcement Action Representative if and only for so long as the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is not diligently pursuing a Security Enforcement Action unless stayed or otherwise precluded from doing so by law, regulation or order, in which case the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) shall remain the Security Enforcement Action Representative until the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is no longer stayed or otherwise precluded from diligently pursuing a Security Enforcement Action and is nonetheless not diligently pursuing such Security Enforcement Action.

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Security Trustee” means the trustee named under the Common Security and Account Agreement as security trustee for the Secured Parties.

“Senior Creditor” means a provider of Senior Debt that benefits from the Common Security and Account Agreement, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to the Common Security and Account Agreement.

“Senior Creditor Group” means, at any one time, the following, each of which will constitute a separate Senior Creditor Group:

(a)	the Term Lenders under the Term Loan Facility Agreement;

(b)	the Facility Lenders (collectively) under any subsequent Facility Agreement;

(c)	the Senior Noteholders (collectively) under any Indenture;

(d)	each Hedging Bank; and

(e)

any Senior Creditor or group of Senior Creditors, as the case may be, that provides Additional Senior Debt pursuant to a single Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Senior Creditor Group Representative” means, with respect to any Senior Creditor Group, the representative of such Senior Creditor Group or the incumbent replacement thereof duly appointed as provided in Section 2.4 (Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative) of the Common Security and Account Agreement; provided that, in the case of Hedging Banks acting in the capacity as a Senior Creditor Group Representative, such Hedging Bank shall only be entitled to act in such capacity in accordance with Section 7.3 (Hedging Banks) of the Common Security and Account Agreement. Each Facility Agent shall at all times be the Senior Creditor Group Representative for the relevant Senior Creditor Group and each Indenture Trustee shall at all times be the Senior Creditor Group Representative for the relevant Senior Noteholders.

“Senior Debt” means the Initial Senior Debt, the Working Capital Debt and Senior Notes under the applicable Senior Debt Instrument existing on the Second Phase Closing Date, any other permitted Additional Senior Debt (including such as may be incurred under any Senior Notes, or any other Senior Debt Instrument) and debt incurred under the Permitted Senior Debt Hedging Instruments, in each case benefiting from the Security Interests created under and pursuant to the Common Security and Account Agreement and incurred from time to time as permitted by the Finance Documents.

“Senior Debt Commitments” means the aggregate principal amount any Senior Creditor is committed to disburse to the Borrower under any Senior Debt Instrument.

“Senior Debt Hedging Termination Amount” means any Permitted Senior Debt Hedging Liability falling due as a result of the termination of a Permitted Senior Debt Hedging Instrument or of any other transaction thereunder.

“Senior Debt Instrument” means:

(a)	each Facility Agreement, including with respect to each Facility Agreement, the Common Terms Agreement;

(b)	any Indenture and any Senior Notes issued pursuant to such Indenture; and

(c)	any credit agreement, indenture, trust deed, note or other instrument pursuant to which the Borrower incurs permitted Additional Senior Debt from time to time.

For the avoidance of doubt, the term “Senior Debt Instrument” shall not include any Permitted Hedging Instrument (including, for the avoidance of doubt, any Permitted Senior Debt Hedging Instrument).

“Senior Debt Obligations” means the obligations of the Borrower and the obligations of each Guarantor under its guarantee granted under and pursuant to the Common Security and Account Agreement in each case to pay:

(a)	all principal, interest and premiums on the disbursed Senior Debt;

(b)	all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to Senior Creditors under any Senior Debt Instrument;

(c)	all Permitted Senior Debt Hedging Liabilities under Permitted Hedging Instruments that benefit from the Security Interests; and

(d)	all Secured Party Fees;

in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code; provided that the Loan Parties’ Senior Debt Obligations shall also include the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights (as defined under the relevant Facility Agreement).

“Senior Debt Reserve Shortfall” means the excess, if any, of the Reserve Amount over the balance in the Senior Debt Service Reserve Account (including Acceptable Debt Service Reserve LCs earmarked to such account), in each case as of such date.

“Senior Debt Service Accrual Account” means the account of that name established pursuant to Section 4.5(m) (Senior Debt Service Accrual Account) of the Common Security and Account Agreement.

“Senior Debt Service Reserve Account” is the account described in Section 4.3(a)(vii) (Accounts) of the Common Security and Account Agreement.

“Senior Note Disbursement Accounts” has the meaning given in Section 4.3(a)(ii) (Accounts) of the Common Security and Account Agreement.

“Senior Noteholder” means any holder of Senior Notes (or lenders in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture).

“Senior Notes” means the notes to be issued (or facility agreement to be entered into in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture) pursuant to any Indenture.

“SG Agency Fee Letter” means the fee letter, dated on or about the date of the Common Security and Account Agreement, entered into between the Company and Société Générale, in respect of the fees payable to Société Générale in its capacity as (i) the Security Trustee for the services rendered by the Security Trustee under the Common Security and Account Agreement and the other Security Documents and the Direct Agreements, (ii) the Intercreditor Agent for the services rendered by the Intercreditor Agent under the Common

Terms Agreement and the other Finance Documents and (iii) the Term Loan Facility Agent in respect of its agency services to be performed under the Term Loan Facility Agreement and the other Security Documents.

“Shipping Arrangement Conditions” means in respect of each Delivered SPA then in effect:

(a)

CCL has either (i) entered into one or more LNG Tanker Charter Party Agreements such that CCL has the contractual commitments for Required Shipping Capacity for such Delivered SPA or (ii) entered into a Shipping Services Agreement pursuant to which CMI (UK) (or another reputable provider of LNG shipping transportation services or LNG trading company with substantial experience in the LNG shipping industry) has committed to make available the Required Shipping Capacity to CCL for such Delivered SPA, in each case, with a tenor not less, at any given time, than the lesser of (i) the tenor required for such Delivered SPA or (ii) the immediately succeeding five-consecutive-year period;

(b)

if any LNG Tanker Charter Party Agreement is for an LNG Tanker subject to a mortgage or other form of Lien, then CCL will use commercially reasonable efforts to procure that the holder of such mortgage or Lien agree to customary quiet enjoyment rights in favor of CCL; and

(c)

CCL will procure and maintain, or procure that the ship owner or provider of shipping services, as applicable, procures and maintains, customary protection and indemnity (P&I) insurance in respect of any LNG Tanker, which in any event will not be less than as required by the relevant Qualifying LNG SPA applicable to the LNG volumes for which the LNG Tanker Charter Party Agreement or Shipping Services Agreement was executed.

“Shipping Services Agreements” means any shipping services agreements in connection with a Delivered SPA.

“Signing Date” means May 13, 2015.

“SIGTTO” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of International LNG Terminal Standards.

“Sinochem LNG SPA” means the LNG sale and purchase agreement, dated as of November 4, 2021, between CMI and Sinochem Group Co., Ltd.

“Sinochem Novated LNG SPA” means, together, (i) the Sinochem LNG SPA and (ii) the Sinochem Novation Agreement.

“Sinochem Novation Agreement” means the novation and amendment agreement regarding the Sinochem LNG SPA, dated as of June 15, 2022, between CMI, CCL and Sinochem Group Co., Ltd.

“Site” means, collectively, each parcel or tract of land upon which any portion of the Project Facilities are or will be located.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date:

(a)	the fair valuation of the assets of such Person, on a consolidated basis, is greater than the liabilities of such Person on a consolidated basis, including, without limitation, contingent liabilities;

(b)

the present fair saleable value of the assets of such Person, on a consolidated basis, is at least the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts as they become absolute and matured;

(c)	such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they become absolute and matured in the normal course of business; and

(d)

such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Cheniere Energy, Inc. a corporation organized under the laws of the State of Delaware.

“Stage 3 and Incremental Construction Budget and Schedule” means (a) the budget delivered pursuant to Section 4.1(g) (Conditions to Stage 3 Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of budget attached as Schedule D-1 (Stage 3 and Incremental Construction Budget and Schedule – Construction Budget) to the Common Terms Agreement), setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs associated with the Stage

3 Development through the date that is 90 days after the projected date of Substantial Completion of the last Train to be completed under and as defined in the EPC Contract (Stage 3) and (b) the schedule delivered pursuant to Section 4.1(g) (Conditions to Stage 3 Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of schedule attached as Schedule D-2 (Stage 3 and Incremental Construction Budget and Schedule – Construction Schedule)), setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project Facilities’ development through the date that is 90 days following the projected date of Substantial Completion of the last Train to be completed under the EPC Contract (Stage 3); and in each of cases (a) and (b) as may be amended, supplemented, or otherwise modified in accordance with the Finance Documents, including to take into account any Change Orders permitted under Section 9.1 (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement and ADCC Pipeline Costs if and upon ADCC Investco becoming a Subsidiary of the Borrower in accordance with the Finance Documents.

“Stage 3 and Incremental Material Project Agreements” means:

(a)	the Stage 3 LNG SPAs in each case with any related parent guarantees;

(b)	any Shipping Services Agreements entered into in connection with a Stage 3 (DES) LNG SPA on or prior to the Stage 3 Closing Date;

(c)	the CMI Export Authorization Letter;

(d)	the CCP Expansion Precedent Agreement; and

(e)	the ADCC Pipeline Precedent Agreement.

“Stage 3 Closing” means the satisfaction or waiver of all the conditions precedent set forth in Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement.

“Stage 3 Closing Date” means the date on which the conditions precedent set forth in Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement have been satisfied or waived.

“Stage 3 Co.” means Corpus Christi Liquefaction Stage III, LLC.

“Stage 3 Completion Date” means the date upon which all of the conditions set forth in Section 14.1 (Conditions to Occurrence of Stage 3 Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the Requisite Intercreditor Parties.

“Stage 3 Date Certain” means January 31, 2028; provided that in case of the occurrence of one or more force majeure events prior to such date, the Stage 3 Date Certain will be extended by such number of days as such event or events of force majeure continues (but not to exceed 365 days).

“Stage 3 (DES) LNG SPAs” means:

(a)	the CPC Novated LNG SPA;

(b)	the Foran Novated LNG SPA; and

(c)	the PGNIG LNG SPA.

“Stage 3 Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Stage 3 Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Stage 3 Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Stage 3 Facilities by third parties, and the sale of other services or other products or by-products of the Stage 3 Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Stage 3 Facilities” means the Stage 3 Terminal Facilities and Corpus Christi Pipeline Expansion.

“Stage 3 FERC Order” means the Order Granting Authorization Under Sections 3 and 7 of the Natural Gas Act (169 FERC ¶ 61,135) issued November 22, 2019 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on June 28, 2018, in Docket No. CP18-512-000 and Docket No. CP18-513-000 to site, construct and operate the Stage 3 Facilities, and related facilities in San Patricio County, Texas.

“Stage 3 Finance Documents” means:

(a)	the Common Terms Agreement;

(b)	the Common Security and Account Agreement;

(c)	the Term Loan Facility Agreement;

(d)	the Working Capital Facility Agreement;

(e)	any Security Documents required by the financing of the Stage 3 Development;

(f)

the Direct Agreements in respect of the Stage 3 and Incremental Material Project Agreements to the extent such Direct Agreement is required to be delivered pursuant to the Common Security and Account Agreement;

(g)	the Intercreditor Agreement; and

(h)	any fee letters with parties providing financing in connection with the financing of the Stage 3 Development.

“Stage 3 LNG SPAs” means:

(a)	the Apache Linked GSA-SPA;

(b)	the ARC Linked GSA-SPA;

(c)	the CPC Novated LNG SPA;

(d)	the Engie LNG SPA;

(e)	the EOG Early Volumes Linked GSA-SPA;

(f)	the EOG Linked GSA-SPA (420K);

(g)	the Foran Novated LNG SPA;

(h)	the PGNIG LNG SPA;

(i)	the Sinochem Novated LNG SPA; and

(j)	the CMI Early Volumes LNG SPA.

“Stage 3 Material Real Property Documents” means the material Real Property Documents related to the Site of the Stage 3 Terminal Facilities as identified in Schedule U-2 (Stage 3 Material Real Property Documents) to the Common Terms Agreement.

“Stage 3 Senior Debt/Equity Ratio” means, as of the date of measurement, the ratio of (a) the sum of principal amounts of Senior Debt and Senior Debt Commitments incurred or projected to be incurred as of such date under the Base Case Forecast to be applied towards Project Costs of the Stage 3 Development (excluding any Excluded Working Capital Debt and excluding Replacement Debt Incremental Amounts in respect of the foregoing Senior Debt) to (b) the aggregate amount of Equity Funding applied or projected to be applied as of such date under the Base Case Forecast towards Project Costs of the Stage 3 Development.

“Stage 3 Survey” means an American Land Title Association (“ALTA”) survey of the portion of the Site on which the Stage 3 Terminal Facilities will be constructed showing a state of facts reasonably acceptable to the Security Trustee prepared by an independent surveyor licensed in the State of Texas in compliance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Surveys and otherwise sufficient for the Title Company to eliminate the standard survey exception from the Title Policy.

“Stage 3 Terminal Facilities” means up to seven mid-scale liquefaction Trains, each with a nominal production capacity of approximately 1.49 mtpa, for a combined capacity of 10.43 mtpa, and certain onsite and offsite utilities and supporting infrastructure, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Stage 3 Transaction Documents” means the Stage 3 Finance Documents and the Stage 3 and Incremental Material Project Agreements.

“State of New York,” “New York” or “NY” means the State of New York in the United States.

“Subordinated Debt” means any debt or obligation that ranks subordinate in right of payment to the Senior Debt Obligations, on the basis set forth in a subordination agreement in the form set forth in Schedule S – 1 (Form of General Subordination Agreement) or Schedule S – 2 (Form of Loan Party Subordination Agreement) to the Common Terms Agreement, as the case may be.

“Subproject” has the meaning given in the EPC Contract (Stage 3).

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument (other than a Real Property Document) to which a Loan Party becomes a party after the Stage 3 Closing Date that:

(a)

replaces or substitutes for an existing Material Project Agreement, unless the failure to replace such existing Material Project Agreement could not reasonably be expected to have a Material Adverse Effect (not including, for purposes of application of the Material Adverse Effect qualifier to this clause, any Qualifying LNG SPAs);

(b)	is a transportation agreement with fixed reservation charge obligations that contains obligations and liabilities in excess of $65 million per year and is for a term that is greater than 10 years;

(c)	is the ADCC LLC Agreement, only if a party thereto is or becomes a Loan Party;

(d)

any contract, agreement, letter agreement or other instrument (other than a Real Property Document) that is not otherwise expressly covered by clauses (a), (b), (c), (e), (f) or (g) of this definition that, (i) contains obligations and liabilities that are in excess of $100 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than 10 years under this clause (d); provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Stage 3 Closing Date, until such time as any Loan Party has entered into construction contracts following the Stage 3 Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any Expansion Senior Debt following the Stage 3 Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred, (D) any Gas supply contracts (other than any Linked GSA-SPA), and (E) any agreements related solely to the Stage 3 Development except any Qualifying LNG SPAs and any agreements with Affiliates that otherwise meet the thresholds set forth in this clause (d);

(e)	is a guarantee provided in favor of any Loan Party by a guarantor or a counterparty under a Subsequent Material Project Agreement;

(f)	is a Shipping Services Agreement entered into in connection with a Qualifying LNG SPA; or

(g)

is a physical electricity purchase contract, agreement, letter agreement or other instrument and the Intercreditor Agent has required designation thereof as a Subsequent Material Project Agreement in connection with any consent, waiver or approval provided by it for entry into such contract, agreement, letter agreement or other instrument pursuant to Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

For the purposes of this definition, any series of related transactions under an agreement shall be considered as part of that agreement (other than with respect to clause (g)) but each separate unrelated transaction entered into under an umbrella or master agreement shall be considered as a single and separate agreement.

“Subsequent TLFA Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Stage 3 Closing Date, between Société Générale, as assignor, and each assignee party thereto, and consented and accepted by the Borrower in respect of the Term Loan Facility Agreement.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and “Subsidiaries” shall have a corresponding meaning.

“Substantial Completion” has the meaning given in the EPC Contract (Stage 3).

“Supplemental Quantity” means the portion of the Corpus Christi Terminal Facility’s annual LNG production for any given year that is in excess of the volumes of LNG committed for that year under the Initial LNG SPAs, the Second Phase LNG SPAs, the Stage 3 LNG SPAs, and any other Qualifying LNG SPA.

“Supplies and Raw Materials” means all fuel, feedstock, materials, stores, spare parts and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in the operation and maintenance of the Project Facilities.

“Supply Manager” means Cheniere Energy Shared Services, Inc.

“Supported QFC” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or the regulations thereunder.

“Swing Line Lender” has the meaning given in the Working Capital Facility Agreement.

“Swing Swap” means an contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay the gas daily average at a defined location for a defined period of time. The Swing Swap is settled financially, via exchange of cash payment each day as the gas daily average is settled, rather than physically.

“Targa Gas Supply Agreement” means the agreement with Targa Gas Marketing LLC consisting of (a) the Base Contract for Sale and Purchase of Natural Gas, dated as of May 1, 2016, and (b) the related transaction confirmation for a daily contract quantity of approximately 100,000 MMBtu, dated as of June 21, 2018.

“Tax Sharing Agreements” means the Tax Sharing Agreement, dated as of May 13, 2015 between the Sponsor and CCP, and the Tax Sharing Agreement, dated as of May 13, 2015, between the Sponsor and CCL to allocate tax liabilities among the signing entities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.

“TBtu” means one trillion Btus.

“Technical Services Agreement” means the technical services agreement, dated as of June 23, 2017, between Corpus Christi Liquefaction Stage II, LLC and the EPC Contractor.

“Technology License Agreement (T1/T2)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 1 and Subproject 2, as defined in the EPC Contract (T1/T2), to be used at the Corpus Christi Terminal Facility.

“Technology License Agreement (T3)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 3, as defined in the EPC Contract (T3), to be used at the Corpus Christi Terminal Facility.

“Technology Licensor” means the provider of Technology License Agreement (T1/T2) and Technology License Agreement (T3).

“Term Lenders” has the meaning given to it in the Term Loan Facility Agreement.

“Term Loan Availability Period” has the meaning given to it in the Term Loan Facility Agreement.

“Term Loan Discharge Date” means the Discharge Date with respect to the Senior Debt under the Term Loan Facility Agreement.

“Term Loan Facility Agent” means the facility agent under the Term Loan Facility Agreement.

“Term Loan Facility Agreement” is the Second Amended and Restated Term Loan Facility Agreement, dated as of the Stage 3 Closing Date.

“Term Loan Facility Debt Commitment” has the meaning given in Exhibit A (Definitions) to the Term Loan Facility Agreement.

“Term Loans” has the meaning given in the Term Loan Facility Agreement.

“Term SOFR” means, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two US Government Securities Business Days prior to the commencement of such Interest Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three Business Days prior to such Term SOFR Determination Day.

“Term SOFR Determination Day” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of Term SOFR.

“Term SOFR Loan” shall have the meaning set forth in the applicable Facility Agreement.

“Term SOFR Reference Rate” means, for any day and any time, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Intercreditor Agent as the forward-looking term rate based on SOFR.

“Texas Utilities Code” means Tex. Util. Code Ann. (Vernon 2015).

“TGP” means Tennessee Gas Pipeline Company, LLC, a limited liability company organized under the laws of the State of Delaware.

“TGP Precedent Agreement” means the precedent agreement, dated as of October 8, 2014, between CCL and TGP pursuant to which TGP will provide firm transportation services.

“Third Party Account Bank” has the meaning given in Section 4.11(a) (Account with Third Party Account Bank) of the Common Security and Account Agreement.

“Third Party Investment Account” has the meaning given in Section 4.11(a) (Account with Third Party Account Bank) of the Common Security and Account Agreement.

“Title Company” means Fidelity National Title Insurance Company, First American Title Insurance Company or Stewart Title Guaranty Company.

“Title Policy” means one or more fully paid Loan Policies of Title Insurance (Form T-2) of title insurance as adopted for use in the State of Texas, or a pro forma policy prepared prior to payment for, issuance and delivery of the policy, with completed Schedules A and B, showing the proposed insured, the amount of insurance, the exceptions that are proposed to be placed in the final policies to be issued, and the name of the title insurance company and title insurance agent, including all amendments and endorsements thereto, issued by the Title Company in favor of the Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Security Trustee, with such policies:

(a)

(i) in the case of the Title Policy in effect prior to the Stage 3 Closing Date, in an amount equal to the lesser of the aggregate amount of Loans outstanding immediately prior to the Stage 3 Closing Date and the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code as of the Second Phase Closing Date and (ii) in the case of the Title Policy delivered in connection with the Stage 3 Closing Date, in an amount equal to the lesser of the aggregate amount of the Incremental Stage 3 Commitments and the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code as of the Stage 3 Closing Date;

(b)

in the case of a Title Policy obtained in connection with an acquisition of Real Estate after the Stage 3 Closing Date, to the extent that the Loan Parties are required to obtain such policy in respect of such Real Estate acquisition pursuant to the Common Terms Agreement or Common Security and Account Agreement, then:

(x) in the case such acquisition of Real Estate is for purposes of an Expansion or Development Expenditure to be funded by Loans incurred by the Loan Parties, the Loan Parties shall either amend the then-existing Title Policy, replace the then-existing Title Policy with a new Title Policy or, obtain a separate incremental Title Policy covering the acquired Real Estate, in each case, in an amount equal to the lesser of, when taken together with any other then-existing Title Policy, (i) the aggregate amount of the outstanding principal of, and commitments in respect of, the Loans (or in the case of a separate incremental Title Policy, the Loans resulting from the incremental debt commitments) and (ii) the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code at the time such policy is obtained; and

(y) in the case of an acquisition of any Real Estate by the Loan Parties other than in the circumstances described in clause (x) above, the Loan Parties may (but shall not be required to) amend the then-existing Title Policy or replace the then-existing Title Policy with a new Title Policy in an amount consistent with the terms in clause (x) above or shall obtain a Title Policy covering only such acquired Real Estate in an amount not less than the market value, as reasonably determined by the Borrower, of such acquired Real Estate;

in each case with respect to such acquired Real Estate, and in form or forms satisfactory to the Security Trustee in all respects, with such policies when taken together insuring as of the date of the recording of the applicable deed of trust required under Section 3.2(f) (Real Property) of the Common Security and Account Agreement creating a Lien on the estates and interests in the Real Estate comprising the Corpus Christi Terminal Facility, that such deed of trust is a first and prior Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility (to the extent the deed of trust property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(i)	no survey exceptions other than those approved by the Security Trustee;

(ii)

the lien exception and pending disbursements clause added to Schedule B as required by Procedural Rule P-8.b.1 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas; and

(iii)

such endorsements and affirmative assurances as the Security Trustee shall reasonably require and which the title insurers are permitted and willing to issue as provided in The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas.

“TLFA Assignment and Assumption Agreements” means the Initial TLFA Assignment and Assumption Agreement and the Subsequent TLFA Assignment and Assumption Agreement.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Loan Party is licensee or licensor thereunder) or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing:

(a)	all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof;

(b)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(c)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether a Loan Party is licensee or licensor thereunder).

“Trademarks” means all United States, foreign and multinational trademarks, trade names, trade styles, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing:

(a)

all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Trademarks” (as such schedule may be amended from time to time);

(b)	all extensions and renewals of any of the foregoing and amendments thereto;

(c)	all of the goodwill of the business connected with the use of and symbolized by any of the foregoing;

(d)	all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trafigura” means Trafigura Pte Ltd, a Singaporean energy trading company that is an LNG Buyer.

“Trafigura LNG SPA” means the LNG sale and purchase agreement, dated as of May 16, 2018, between CCL and Trafigura.

“Train” means an LNG liquefaction train.

“Train One” means LNG Train 1 (as defined in the EPC Contract (T1/T2)).

“Train Three” means LNG Train 3 (as defined in the EPC Contract (T3)).

“Train Two” means LNG Train 2 (as defined in the EPC Contract (T1/T2)).

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“Transfers” has the meaning given in the relevant Facility Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “US” means the United States of America.

“Unmatured Event of Default” means an Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or a comparable unmatured event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Unmatured Indenture Event of Default” means an event that, with the giving of notice, lapse of time or making of a determination, would constitute an Indenture Event of Default.

“Unmatured LNG SPA Prepayment Event” means an event that, with the giving of notice or lapse of a cure period, would become an LNG SPA Prepayment Event.

“Unmatured Loan Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Loan Facility Event of Default.

“US Dollars” and “$” means the currency of the United States.

“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Special Resolution Regimes” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“US Tax Compliance Certificate” has the meaning given in Section 21.5(b)(ii)(D) (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USPTO” means the United States Patent and Trademark Office.

“Withdrawal and Transfer Certificate” means a certificate, in the form attached as Schedule K (Form of Withdrawal and Transfer Certificate) to the Common Security and Account Agreement.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Woodside” means Woodside Energy Trading Singapore Pte. Ltd., a Singaporean company that is an Initial LNG Buyer.

“Work” has the meaning given in the EPC Contract (Stage 3).

“Working Capital Debt” has the meaning given in Section 6.2 (Working Capital Debt) of the Common Terms Agreement.

“Working Capital Facility Agent” has the meaning given in the preamble of the Common Terms Agreement.

“Working Capital Facility Agreement” means the Second Amended and Restated Working Capital Facility Agreement, dated as of the Stage 3 Closing Date among the Borrower, the Guarantors, The Bank of Nova Scotia, as Working Capital Facility Agent, The Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, as Issuing Banks, Mizuho Bank, Ltd., as Swing Line Lender, and the lenders party thereto from time to time.

“Working Capital Lenders” has the meaning given in the Working Capital Facility Agreement.